  As filed with the Securities and Exchange Commission on April 14, 2000

                                                 Registration No. 333-77375
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                 of Securities of Certain Real Estate Companies

                               ----------------

                            NOVASTAR FINANCIAL, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                    (Address of Principal Executive Offices)

                                Scott F. Hartman
          Chairman of the Board, Secretary and Chief Executive Officer
                            NOVASTAR FINANCIAL, INC.
                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                                 (913) 362-1090
                    (Name and Address of Agent for Service)

                                   Copies to:
           W. Lance Anderson                    Phillip R. Pollock, Esq.
 President and Chief Operating Officer               TOBIN & TOBIN
        NOVASTAR FINANCIAL, INC.             500 Sansome Street, 8th Floor
    1900 West 47th Place, Suite 205             San Francisco, CA 94104
           Westwood, KS 66205                        (415) 433-1400
             (913) 362-1090    ----------------

  Approximate Date of Commencement of Proposed Sale to the Public: At any time and from time to time after the effective date of this Post-effective Amendment to Registration Statement

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]

                               ----------------

  Pursuant to Rule 429 of the Securities Act of 1933, this Post-Effective Amendment No. 1 and the accompanying prospectus also relates to Registration No. 333-43471, a Post-Effective Amendment No. 5 to which was filed with the SEC on April 5, 1999 on Form S-11.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    Rule 424(b)(3)
                                                    Form S-11 Registration
                                                    Statement
                                                    (Registration No. 333-
                                                    77375)
Prospectus
                            NovaStar Financial, Inc.
                                                              [LOGO OF NOVASTAR]

              4,285,714 Shares Class B Convertible Preferred Stock

                      13,013,425 Shares Common Stock

                     5,177,712 Stock Purchase Warrants

 Consider carefully the
 risk factors beginning on
 page 11 of this
 prospectus, including the
 following:

 . limited operating
   history

 . significant losses in
   1999 and 1998

 . dependence upon short-
   term borrowings from
   major lenders

 . dependence upon long-
   term borrowings
   through
   securitizations

 . impact of unexpected
   or rapid changes in
   interest rates

 . restrictions on
   ownership and
   transferability of our
   stock

  This prospectus relates to:

  . 4,285,714 shares of our preferred stock held by selling securityholders;

  . 3,549,999 shares of our common stock held by selling securityholders;

  . 5,177,712 stock purchase warrants held by selling securityholders, each warrant exercisable for common stock at various exercise prices; and

  . 9,463,426 shares of common stock issuable upon the exercise of warrants and conversion of preferred stock.

  Under some circumstances, the selling securityholders and any broker-dealers that act in connection with the sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act.

  We will not receive any proceeds from the sale of securities by the selling securityholders. We will receive the proceeds from the issuance and sale of common stock pursuant to the exercise of the warrants. If all warrants outstanding as of the date of this prospectus are exercised at the price issued, we would receive proceeds, before expenses, of $66,360,925.00.

  Our common stock is listed on the New York Stock Exchange under the symbol "NFI". On April 13, 2000, the last reported sale price was $3 5/8 per share. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. There can be no assurance as to the development or liquidity of a market for our preferred stock.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              April 14, 2000

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................    4
 Overview of NovaStar Financial, Inc......................................    4
 The Offering.............................................................    5
 Securities Offered.......................................................    5
 Use of Proceeds..........................................................    5
 The Structure of Our Company and Principal Affiliates....................    5
 Recent Developments......................................................    6
 Summary Risk Factors.....................................................    7
 Summary Financial and Other Data.........................................    9
RISK FACTORS..............................................................   10
 Overall Enterprise of NovaStar Financial, Inc. ..........................   10
 Our dependence upon borrowings can result in significant liquidity
  constraints.............................................................   10
 We have a limited operating history and incurred significant net losses
  in 1999 and 1998........................................................   10
 Forgivable notes may adversely affect results of operations..............   10
 We depend on key personnel for successful operations.....................   10
 We need additional equity financing to support future growth.............   10
 Should we fail to maintain REIT status, we would be subject to tax as a
  regular corporation.....................................................   11
 We lack voting control of our taxable affiliate NovaStar Mortgage........   11
 Failure to qualify for Investment Company Act exemption may adversely
  affect our ability to use leverage and to conduct our business..........   11
 Future revisions in policies and strategies at the discretion of Board of
  Directors may adversely affect operations...............................   11
 Mortgage Lending Operation...............................................   12
 Changes in interest rates may adversely affect results of operations.....   12
 Intense competition in the mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely
  affect operations.......................................................   12
 Higher loan-to-value ratios increase the risk that we may not recover, on
  default, full amounts due on mortgage loans.............................   12
 Loans made to non-conforming mortgage borrowers entail higher delinquency
  and loss rates..........................................................   13
 Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending
  operations..............................................................   13
 Financing with repurchase agreements may lead to margin calls if the
  market value of mortgage assets declines................................   13
 Interest rate fluctuations may adversely affect the value of our mortgage
  loans in process or held for sale or securitization.....................   13
 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations
  in volume and cost of acquiring mortgage loans..........................   14
 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local
  legislation or regulation could adversely affect our operations.........   14
 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect
  results of operations...................................................   14
 Contamination of properties securing mortgage loans by hazardous
  substances would result in our facing environmental liabilities.........   15
 Acquisition and Management of a Portfolio of Mortgage Assets.............   15
 General economic and financial conditions in mortgage and financial
  markets may affect our results of operations............................   15

 Interest rate fluctuations may result in a decrease in net interest
  income..................................................................   15
 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest
  income..................................................................   16
 Interest rate caps on adjustable rate mortgages may adversely affect our
  net interest income.....................................................   16
 Changes in anticipated prepayment rates may adversely affect net interest
  income..................................................................   17
 Failure to hedge effectively against interest rate changes may adversely
  affect results of operations............................................   17
 Limitations on effective hedging may adversely affect attempts to
  mitigate risk of variable rate liabilities..............................   18
 Hedging poses a credit risk..............................................   18
 Hedging poses a legal risk...............................................   18
 Hedging poses a basis risk...............................................   18
 We face loss exposure on single family mortgage assets...................   19
 We face loss exposure due to the credit risks of non-conforming mortgage
  loans...................................................................   19
 We face loss exposure due to the underlying real estate..................   19
 Market factors may limit our ability to acquire mortgage assets at yields
  which are favorable relative to borrowing costs.........................   20
 We face substantial leverage and potential net interest and operating
  losses in connection with borrowings....................................   20
 Our failure to refinance outstanding borrowings on favorable terms may
  affect results of operations............................................   20
 Decline in market value of mortgage assets may limit our ability to borrow, result in lenders initiating margin calls and require us to sell
  mortgage assets in adverse market conditions............................   21
 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a
  favorable or timely basis...............................................   21
 Mortgage loan performance may adversely affect future results............   21
 Illiquidity of investments restricts resale of mortgage securities.......   22
 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in
  event of hazards that affect such region................................   22
 Investment in the Securities in the Offering.............................   22
 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and
  warrants to receive a premium for their securities......................   22
 Future sales of securities may dilute the equity of our stockholders or
  reduce the price of shares of our common stock..........................   22
 There is no assurance of an active public trading market.................   23
 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell
  shares of common stock..................................................   23
NOVASTAR FINANCIAL, INC...................................................   24
USE OF PROCEEDS...........................................................   25
DIVIDEND POLICY AND DISTRIBUTIONS.........................................   25
DIVIDEND REINVESTMENT PLAN................................................   26
CAPITALIZATION............................................................   26
MARKET PRICES AND DIVIDEND DATA...........................................   27
SELECTED FINANCIAL AND OTHER DATA.........................................   28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................   29
 Safe Harbor Statement.....................................................   29
 Information...............................................................   29
 Basis of Presentation.....................................................   29
 Recent Developments.......................................................   30
 Notes Receivable from Founders............................................   30
 Financial Condition of NovaStar Financial, Inc. as of December 31, 1999
  and December 31, 1998....................................................   31
 Results of Operations of NovaStar Financial, Inc.--Year Ended December 31,
  1999 Compared to the Year Ended December 31, 1998........................   38
  Net Income...............................................................   38
  Net Interest Income......................................................   38
  Prepayment Penalty Income................................................   40
  Gain or Loss on Sales of Assets and Loss on Termination of Interest Rate
   Agreements..............................................................   40
  Mortgage Insurance.......................................................   40
  Provisions for Credit Losses.............................................   41
  Loan Servicing Fees Paid to NovaStar Mortgage, Inc. .....................   43
  General and Administrative Expenses......................................   44
  Equity in Earnings or Loss of NFI Holding Corporation....................   45
 Results of Operations of NovaStar Financial, Inc.--Year Ended December 31,
  1998 Compared to the Year Ended December 31, 1997........................   45
  Net Income...............................................................   45
  Net Interest Income......................................................   46
  Prepayment Penalty Income................................................   47
  Gain or Loss on Sales of Assets and Loss on Termination of Interest Rate
   Agreements..............................................................   47
  Provisions for Credit Losses and Premium for Mortgage Loan Insurance.....   47
  Loan Servicing Fees Paid to NovaStar Mortgage, Inc. and Other Loan
   Servicing Fees..........................................................   47
  General and Administrative Expenses......................................   48
  Equity in Earnings or Loss of NFI Holding Corporation....................   48
  Taxable Income or Loss...................................................   49
 NFI Holding Corporation...................................................   49
 Financial Condition of NFI Holding as of December 31, 1999 and December
  31, 1998.................................................................   49
 Results of Operations of NFI Holding, Inc.--Year Ended December 31, 1999
  Compared to the Year Ended December 31, 1998.............................   53
 Results of Operations of NFI Holding, Inc.--Year Ended December 31, 1998
  Compared to the Year Ended December 31, 1997.............................   54
 Liquidity and Capital Resources...........................................   54
 Interest Rate/Market Risk.................................................   56
BUSINESS...................................................................   60
 Mortgage Lending Operation ...............................................   60
 Market Overview...........................................................   60
 Competition...............................................................   61
 Loan Origination..........................................................   62
 Marketing and Production Strategy.........................................   63
 Underwriting and Quality Control Strategy.................................   65
 Mortgage Loan Servicing Strategy..........................................   68
 Portfolio Management......................................................   69
 Types of Mortgage Assets..................................................   69
 Asset Acquisition Policies................................................   71
 Financing for Mortgage Lending Operations and Mortgage Security
  Acquisitions.............................................................   72
 Mortgage Loans Held as Collateral for Structured Debt.....................   72
 Credit Risk Management Policies...........................................   73
 Interest Rate Risk Management.............................................   74

 Prepayment Risk Management................................................   75
 Taxable Affiliates........................................................   75
 Properties................................................................   76
 Legal Proceedings.........................................................   76
MANAGEMENT.................................................................   77
 Directors and Executive Officers..........................................   77
 Directors and Executive Officers..........................................   77
 Other Senior Officers.....................................................   78
 Terms of Directors and Officers...........................................   79
 Committees of the Board...................................................   80
 Compensation of Directors.................................................   80
 Compensation Committee Interlocks.........................................   80
 Executive Compensation....................................................   81
REPORT ON REPRICING OF OPTIONS.............................................   85
10 YEAR OPTION REPRICINGS..................................................   85
PRINCIPAL SECURITYHOLDERS..................................................   87
 Beneficial Ownership of Common Stock by Large Securityholders.............   87
 Beneficial Ownership of Common Stock by Directors and Management..........   88
CERTAIN TRANSACTIONS.......................................................   89
 Transactions with Management..............................................   89
 Indebtedness of Management................................................   90
 Certain Business Relationships with Large Securityholders.................   91
 Conflict of Interest Policy...............................................   92
SELLING SECURITYHOLDERS....................................................   93
 A. Selling Securityholders for 1999 Warrants..............................   93
 B. Selling Securityholders for 1996 Warrants..............................   94
FEDERAL INCOME TAX CONSEQUENCES............................................  103
 General...................................................................  103
 Opinion of tax counsel....................................................  103
 Qualification as a REIT...................................................  104
 Taxation of NovaStar Financial............................................  107
 Taxation of Taxable Affiliates............................................  108
 Termination or Revocation of REIT Status..................................  108
 Taxation of the Company's Stockholders....................................  109
 Redemption and Conversion of Preferred Stock..............................  109
 Warrants..................................................................  110
 Taxation of Tax-Exempt Entities...........................................  111
 Foreign Investors.........................................................  111
 Recordkeeping Requirement.................................................  111
 Backup Withholding........................................................  112
 State and Local Taxes.....................................................  112
 ERISA Investors...........................................................  112
DESCRIPTION OF CAPITAL STOCK...............................................  114
 General...................................................................  114
 Historical Capital Structure..............................................  114
 Preferred Stock...........................................................  114
 Common Stock..............................................................  117
 Registration Rights.......................................................  118
 Private Placement Purchase Terms Agreement................................  119
 Repurchase of Shares and Restriction on Transfer..........................  119
 Indemnification...........................................................  121
 Limitation of Liability...................................................  122
 Business Acquisitions Statutes............................................  122
 Control Share Acquisitions................................................  122
 Transfer Agent and Registrar..............................................  123
DESCRIPTION OF WARRANTS....................................................  124
PLAN OF DISTRIBUTION.......................................................  127
LEGAL MATTERS..............................................................  127
EXPERTS....................................................................  127
WHERE YOU CAN FIND MORE INFORMATION........................................  128
GLOSSARY...................................................................  129
FINANCIAL STATEMENTS.......................................................  F-1

                               PROSPECTUS SUMMARY

  This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 129.

                      Overview of NovaStar Financial, Inc.

  We are a specialty finance company which:

  . acquires single family residential non-conforming mortgage loans, primarily from our affiliate NovaStar Mortgage;

  . borrows money to finance its assets using warehouse facilities, including repurchase agreements;

  . issues collateralized debt obligations to finance its non-conforming mortgage loans in the long-term;

  . purchases mortgage securities; and

  . manages the resulting combined portfolio of mortgage loans and securities in a tax-advantaged real estate investment trust structure.

  NovaStar Mortgage originates non-conforming residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to NovaStar Mortgage. These brokers and mortgage lenders are independent from any of the NovaStar entities. NovaStar Mortgage underwrites these mortgage loans and funds approved mortgage loans. During 1999, NovaStar Mortgage originated $453 million in non-conforming mortgage loans. Throughout 1999, NFI operated principally as a seller of whole loans through NFI Holding, a taxable subsidiary of NovaStar Financial.

  Generally the people to whom NovaStar Mortgage lends money have substantial equity in the property securing the mortgage loan. NovaStar considers "non-conforming" borrowers to be individuals who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the mortgage loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending.

  We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. We believe the REIT structure is the most desirable for owning mortgage loans and mortgage securities due to the elimination of corporate-level income taxation. We are self-advised and self-managed. We have neither an outside advisor to provide portfolio investment advice nor an outside manager to take care of the day-to-day administration of our business operations. We believe that this is a structure that distinguishes us from many other mortgage REITs.

                                  The Offering

Securities Offered

  This prospectus covers offerings of up to:

  . 4,285,714 shares of issued and outstanding preferred stock held by the selling securityholders;

  . 3,549,999 shares of our common stock held by selling securityholders;

  . 5,177,712 warrants that are owned by the selling securityholders; and

  . 9,463,426 shares of common stock that may be subsequently acquired by the selling securityholders from us upon the exercise of warrants and conversion of preferred stock.

  Each share of preferred stock:

  . is convertible, at the option of the holder, into one share of common stock;

  . has a cumulative dividend payable at the rate of 7.0% per annum; and

  . may be redeemed at a price of $7.00 by NovaStar Financial at any time after March 31, 2002.

  The warrants consist of:

  . 350,000 warrants expiring February 12, 2002 issued with an exercise price of $6.9375;

  . 812,731 warrants expiring October 13, 2003 issued with an exercise price of $4.5625; and

  . 4,014,981 warrants expiring February 3, 2001 issued with an exercise price of $15.00. Pursuant to their anti-dilution provisions, each warrant exercised at $15.00 will currently purchase 1.29 shares of common stock, which represents an effective price of $11.62 per share. The anti-dilution provisions mean that at present an additional 1,164,344 shares of common stock are issuable upon the exercise of warrants. As of the date of this prospectus, 181 warrants have been exercised.

Use of Proceeds

  We will receive no proceeds from the sale of preferred stock or warrants by the selling securityholders. We will use the net proceeds from the issuance of common stock pursuant to the exercise of the warrants to fund the acquisition of mortgage loans, as described in this prospectus and, pending such use, to reduce borrowings.

             The Structure of Our Company and Principal Affiliates

  Scott Hartman and Lance Anderson own 100 percent of the voting common stock of NFI Holding. NFI Holding was capitalized through the purchase of voting common stock by Scott Hartman and Lance Anderson in the amount of $20,000 and the purchase of non-voting preferred stock by NovaStar Financial in the amount of $1,980,000. Additional capital was contributed to NFI Holding in 1999 (NovaStar Financial $6,930,000; Scott Hartman and Lance Anderson $70,000) and 1998 (NovaStar Financial $990,000; Scott Hartman and Lance Anderson $10,000). Mr. Hartman and Mr. Anderson receive one percent of the economic benefits derived from dividends and distributions of NFI Holding as a result of their common stock ownership. We receive 99 percent of the economics of NFI Holding as a result of our preferred stock ownership. Accordingly, we indirectly receive 99 percent of the economics of NovaStar Mortgage by virtue of our ownership interest in NFI Holding. In addition, Mr. Hartman and Mr. Anderson serve as the sole directors of both NFI Holding and NovaStar Mortgage.

  Recently adopted legislation will allow REITs to own directly all of the stock of taxable subsidiaries beginning in the tax year 2001. At present, REITs are generally limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. Accordingly, NFI expects to acquire all of the common stock of NFI Holding from Scott Hartman and Lance Anderson during 2001. This federal tax legislation change is discussed further under "Federal Income Tax Consequences" of this prospectus.

  In contracts with us, NovaStar Mortgage has agreed to:

  . pay interest on amounts borrowed from us;

  . pay guaranty fees on loans sold by NovaStar Financial in which NovaStar
    Financial has guaranteed the performance of NovaStar Mortgage;

  . service our non-conforming mortgage loans; and

  . provide administrative services to us.

  Without voting control of NovaStar Mortgage, there can be no assurance that these contracts, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders, which contains management and control provisions and restrictions on transfer of NFI Holding common stock, there can be no assurance that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives.

         [ORGANIZATION CHART OF NOVASTAR FINANCIAL, INC. APPEARS HERE]


  During December 1999, Management and the Board authorized the purchase of up to $5 million of outstanding shares of NovaStar Financial common stock. Under this stock repurchase plan, NovaStar Financial repurchased 673,400 shares through December 31, 1999 and an additional 217,300 shares through March 16, 2000.

Recent Developments

  As of March 31, 2000, we securitized $128 million in non-conforming loans as part of the first close of securitization 2000-1, recognizing a gain of $1.5 million. For the issuance of the asset backed bond of $226,320,000, we will combine an additional $102 million in non-conforming loans in a second closing. The primary (A-class) bonds were sold to third parties independent of us and our affiliates. We purchased the subordinated (B-class) and interest-only bonds and retained the residual. No active trading market for the purchase and sale of the B-class, interest-only and residual classes of securities exists. Therefore, management estimates the value of the security by discounting the expected future cash flow of the collateral and bonds.

  During December 1999, Management and the Board authorized the purchase of up to $5 million of outstanding shares of NovaStar Financial common stock. Under this stock repurchase plan, NovaStar Financial repurchased 673,400 shares through December 31, 1999 and an additional 477,700 shares through April 13, 2000.

                              Summary Risk Factors

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

  . Our dependence upon borrowings can result in significant liquidity constraints. Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage loan market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints.

  . We have a limited operating history and incurred significant net losses in 1999 and 1998. We have not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. We incurred significant net losses in 1999 and 1998.

  . Forgivable notes may adversely affect results of operations. In our private placement, Messrs. Hartman and Anderson each acquired units paid for with promissory notes. Principal due on the notes will be forgiven if the return to private placement investors meets benchmarks. The non-cash charge against earnings resulting from forgiveness of the notes could have a material adverse effect on our results of operations and dividends paid to stockholders during periods forgiven.

  . We depend on key personnel for successful operations. Our operations and those of NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon our businesses and results of operations.

  . Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. If we fail to maintain our qualification as a REIT, we would be subject to federal income tax as a regular corporation. We intend to conduct our business at all times in a manner consistent with the REIT provisions of the Code.

  . Changes in interest rates may adversely affect results of operations. Our results of operations are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans in expected volumes necessary to support our fixed overhead expense levels.

  . Intense competition in the non-conforming mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely affect operations. We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. Any increase in the competition among lenders to originate or purchase non-conforming mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing non-conforming mortgage loans.

  . Loans made to non-conforming mortgage borrowers entail higher delinquency and loss rates. Lenders in the non-conforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to non-conforming mortgage loan borrowers generally entail a higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and may result in higher levels of realized losses. Any failure by us to adequately address the risks of non-conforming lending would have a material adverse impact on our results of operations, financial condition and business prospects.

  . Historical mortgage loan performance data inhibits prediction of future results. We use historical mortgage loan performance data to estimate the level of allowances for credit losses on our mortgage loan portfolio. The delinquency, foreclosure and loss experience of the mortgage loans to date may not be indicative of future results. Actual experience that is different from our estimates may have a material adverse impact on our results of operations and financial results.

  . Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations. We are currently dependent upon a few lenders to provide the primary credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on our lending operations and our overall performance.

  . Interest rate fluctuations may result in a decrease in net interest income. Interest rate fluctuations may affect our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect our earnings.

  . Failure to hedge effectively against interest rate changes may adversely affect results of operations. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

  . We face loss exposure due to the underlying real estate. A substantial portion of our mortgage assets consists of (1) single family mortgage loans or (2) mortgage securities evidencing interests in single family mortgage loans. We will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

  . Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs. Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there can be no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds.

  . Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities. In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

  . There is no assurance of an active public trading market. There is no assurance that an active public trading market for the common stock will be sustained. Our common stock's trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. Shares of preferred stock are available for trading by qualified institutional buyers as defined in Rule 144A through the PORTAL market. There can be no assurance as to the development or liquidity of a market for the preferred stock, which will not be listed on a national securities exchange and will not be authorized for quotation on Nasdaq. The transferability of both the warrants and the preferred stock may be extremely limited.

                     Summary Financial and Other Data

             (dollars in thousands, except per share amounts)

                                  For the  Year Ended               For the
                                     December 31,                 Period Ended
                              -------------------------------     December 31,
                                1999       1998       1997            1996(1)
                              --------   --------   ---------   ----------------
Statement of Operations Data
 Interest income............  $ 66,713   $100,747   $  36,961       $   155
 Interest expense...........    46,758     80,794      28,185           --
 Net interest income........    19,955     19,953       8,776           155
 Provision for credit
  losses....................    22,078      7,430       2,453           --
 Equity in net income
  (loss)--NFI Holding
  Corporation...............        88     (2,984)         28           --
 Gain (loss) on sales of
  mortgage assets...........       351    (14,962)         51           --
 General and administrative
  expenses..................     3,735      7,062       7,101           457
 Net loss...................    (7,092)   (21,821)     (1,135)         (302)
 Basic and diluted loss per
  share (2).................     (1.08)     (2.71)      (0.26)        (0.08)
                                           As of December 31,
                              --------------------------------------------------
                                1999       1998       1997            1996
                              --------   --------   ---------   ----------------
Balance Sheet Data
 Mortgage Assets:
 Mortgage loans.............  $620,406   $945,798   $ 589,318       $   --
 Mortgage securities........     6,775        --      517,246        13,239
 Total assets...............   690,510    997,754   1,126,252        59,811
 Borrowings.................   586,868    909,944   1,005,560           --
 Stockholders' equity.......   101,314     82,808     116,489        46,380
                                   As of or for the             As of or for the
                                Year Ended December 31,           Period Ended
                              -------------------------------     December 31,
                                1999       1998       1997            1996(1)
                              --------   --------   ---------   ----------------
Other Data
 Loans originated by NFI
  Holding Corporation:
 Principal at purchase......  $452,554   $878,871   $ 409,974       $   --
 Average principal balance
  per loan..................  $    101   $     94   $     130       $   --
 Weighted average interest
  rate:
  Adjustable rate mortgage
   loans....................       9.9%      10.0%       10.1%          --
  Fixed rate mortgage
   loans....................      10.0%       9.9%        --            --
 Loans with prepayment
  penalties.................        90%        74%         73%          --
 Weighted average prepayment
  period (in years) (3).....       2.5        2.4         2.4           --
 Annualized return on
  assets....................     (0.83)%    (1.66)%     (0.01)%       (0.50)%
 Annualized return on
  equity....................     (6.71)%   (20.71)%     (0.06)%       (0.65)%
 Taxable income (loss)......  $    --    $ (2,628)  $   1,434       $  (173)
 Taxable income (loss) per
  share.....................  $    --    $  (0.32)  $    0.18       $ (0.05)
 Dividends declared per
  common share (4)..........  $    --    $   1.00   $    0.28       $   --
 Dividends declared per
  preferred share...........  $   0.37   $    --    $    0.18       $   --
 Number of account
  executives................        47         63          36           --

--------

(1) NovaStar Financial, Inc. was formed on September 13, 1996. Operations began in substance after the initial closing of the private placement on December 9, 1996.

(2) Diluted loss per share is based on the weighted average shares of common stock and preferred stock outstanding, and includes the effect of warrants and options.

(3) Includes only those mortgage loans with a prepayment penalty.

(4) The level of quarterly common stock dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with generally accepted accounting principles.

                                  RISK FACTORS

Overall Enterprise of NovaStar Financial, Inc.

 Our dependence upon borrowings can result in significant liquidity constraints.

  Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints and we entered into a short-term financing arrangement for approximately $18 million. In the event the long-term securitization market remains constrained, NovaStar Financial's ability to increase its portfolio and earnings will be adversely affected.

 We have a limited operating history and incurred significant net losses in 1999 and 1998.

  We began operations in December 1996 after the closing of a private placement. Our affiliate, NovaStar Mortgage, began its mortgage lending operation in late January 1997 and began servicing loans on July 15, 1997. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Although we generated net income in the first three quarters of 1998, we incurred significant net losses for the fourth quarter of 1998 due to certain events that occurred early in the fourth quarter of 1998. During the year ended December 31, 1999, we recorded a significant net loss, principally a result of increased provisions for credit losses. Please read further in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus for more details.

 Forgivable notes may adversely affect results of operations.

  Messrs. Hartman and Anderson each acquired 108,333 units at the price of $15.00 per unit in our initial private placement of preferred stock. Hartman and Anderson paid for the units by delivering promissory notes to us. Each promissory note was in the amount of $1,624,995, bearing interest at eight percent per annum, and was secured by the units acquired. The principal amount of the notes was divided into three equal parts which we refer to as "tranches." We will forgive principal due if the return to private placement investors meets benchmarks as follows: one tranche will be forgiven if we generate a total return to the private placement investors equal to or greater than 15% in any one fiscal year; all tranches will be forgiven if the total cumulative return to private placement investors reaches 100% prior to December 31, 2001. Return to investors includes dividends paid and any appreciation in the average price per share of the common stock and the related warrant during the period. For each tranche forgiven, we will recognize a non-cash charge against earnings of $1,083,330 for the related accounting period. Incentive targets were met and one tranche was forgiven in 1997. Incentive targets were not met in 1998 or 1999 and, therefore, debt was not forgiven. The charges against earnings resulting from forgiveness of the notes could have a material adverse effect on the results of our operations and on the dividends paid to shareholders, including investors in this offering, during periods forgiven.

 We depend on key personnel for successful operations.

  Our operations and the operations of NovaStar Mortgage depend heavily on the contributions of Scott Hartman and Lance Anderson. Both Mr. Hartman and Mr. Anderson would be difficult to replace. The loss of either of these individuals could materially adversely effect our business and operating results.

 We need additional equity financing to support future growth.

  To fully implement our strategy to grow our portfolio of mortgage assets, we will need to raise additional capital periodically. Accordingly, we expect to undertake both future equity offerings and long-term securitized debt offerings. There is no assurance that we will successfully and economically raise the capital we will require through such offerings.

 Should we fail to maintain REIT status, we would be subject to tax as a regular corporation.

  We intend to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our classification as a REIT for federal income tax purposes, we must satisfy tests with respect to the sources of our income, the nature and type of our assets, the amount of our distributions to stockholders, and concentration of the ownership of our stock. If we fail to qualify as a REIT in any taxable year and the relief provisions of the Code do not apply, we would be subject to federal income tax on our taxable income as a regular, domestic corporation and our stockholders would be subject to the same tax treatment as stockholders of such corporation. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible in computing our taxable income. As a result, we could be subject to income tax liability and the cash available for distribution to our stockholders would be significantly reduced or eliminated. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year we became disqualified.

  There is no assurance that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or with respect to the federal income tax consequences of such qualification. Any such changes may reduce or eliminate our competitive advantage over non-REIT competitors.

 We lack voting control of our taxable affiliate NovaStar Mortgage.

  We formed NFI Holding to serve as a holding company for our taxable affiliates in order to legally separate the mortgage loan origination operation and other lines of business from the REIT entity. This was done for regulatory, tax, risk management and other reasons. Scott Hartman and Lance Anderson own 100% of the voting common stock of NFI Holding while we own 100% of NFI Holding's non-voting preferred stock. The common stock is entitled to 1% of dividend distributions of NFI Holding and the preferred stock is entitled to 99% of such distributions. NFI Holding wholly owns NovaStar Mortgage, and the REIT thus owns a beneficial interest in 99% of any future dividend distributions from NovaStar Mortgage. NovaStar Mortgage has contracted with us to: sell subprime mortgage loans it originates to us; service subprime mortgage loans for us; and provide administrative services to us. Without voting control of NovaStar Mortgage, we cannot assure you that our contracts with NovaStar Mortgage, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders which contains management and control provisions and restrictions on transfer of the common stock, we cannot assure you that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives. Due to recently adopted legislation, as described in the summary and elsewhere in this prospectus, we anticipate acquiring the NFI Holding common stock from Messrs. Anderson and Hartman in the year 2001.

 Failure to qualify for Investment Company Act exemption may adversely affect our ability to use leverage and to conduct our business.

  We conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business. Any such failure to qualify for such exemption could have a material adverse effect on us.

 Future revisions in policies and strategies at the discretion of Board of Directors may adversely affect operations.

  Management has established our operating policies and strategies set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, subject in some cases to approval by a majority of the independent directors, without stockholder approval. The ultimate effect of these changes may adversely affect our operations.

Mortgage Lending Operation

 Changes in interest rates may adversely affect results of operations.

  Any period of unexpected or rapid changes in interest rates is likely to adversely affect results of our operations. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire non-conforming mortgage loans in expected volumes necessary to support fixed overhead expense levels. Decrease in interest rates generally cause mortgage loans in the portfolio to prepay more quickly. This could result in our amortizing more of the premium we paid for the mortgage loans and would, therefore, decrease net interest income.

 Intense competition in the mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely affect operations.

  NovaStar Financial and NovaStar Mortgage face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. We face competition from lenders with established positions in the national market and particular geographic markets in which we operate. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing.

  The non-conforming market is currently undergoing substantial changes. There are new entities leaving and entering into the market creating a changing competitive environment. Furthermore, some large national finance companies and prime mortgage originators have begun to implement plans to adapt their prime mortgage loan origination programs and to allocate resources to the origination of non-conforming mortgage loans. Some of these larger mortgage companies and commercial banks have begun to offer products similar to those which are offered by NovaStar Mortgage and have begun to target customers similar to those targeted by NovaStar Mortgage. In the future, NovaStar Mortgage may also face competition from government sponsored entities, such as Fannie Mae and Freddie Mac, formerly known as FNMA and FHLMC, respectively. For example, Freddie Mac has issued securities collateralized by non-conforming mortgage loans originated by a financial institution.

  The entrance of these competitors into NovaStar Mortgage's market could have a material adverse effect on our operating results and on our financial condition. Increased competition could result in either reduced net interest income on non-conforming mortgage loans compared to present levels or in revised underwriting standards permitting higher loan-to-value ratios on properties securing non-conforming mortgage loans. Increased competition may also increase the demand for NovaStar Mortgage's experienced personnel and the potential that such personnel will leave NovaStar for its competitors. There is no assurance that NovaStar Mortgage will be able to compete successfully in this market environment. Any failure in this regard could have a material adverse effect on our operating results and on our financial condition. Fluctuations in interest rates and general and localized economic conditions may also affect the competition NovaStar Mortgage faces. Competitors with lower costs of capital have a competitive advantage over us. During periods of declining rates, competitors may solicit our customers to refinance their loans. In addition, during periods of economic slowdown or recession, our borrowers may face financial difficulties and be more receptive to the offers of our competitors to refinance their mortgage loans.

 Higher loan-to-value ratios increase the risk that we may not recover, on default, full amounts due on mortgage loans.

  Our current underwriting guidelines allow for the acquisition of originated loans with up to a 95% loan-to-value ratio. The higher the loan-to-value ratio, the greater the risk that we may be unable to recover full amounts due on our mortgage loans when a borrower defaults and we foreclose and sell the underlying collateral. As of December 31, 1999, the average loan-to-value ratio of our mortgage loan portfolio was 80.0%. Our failure to adequately address the risk of high loan-to-value products would have a material adverse effect on our operating results, our financial condition and our business prospects.

 Loans made to non-conforming mortgage borrowers entail higher delinquency and loss rates.

  Lenders in the non-conforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to non-conforming mortgage borrowers generally entail a higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and may result in higher levels of realized loss. Most of our mortgage loans are made to borrowers who do not qualify for mortgage loans from conventional mortgage lenders. As of December 31, 1999, 6.9% of our mortgage loan portfolio was comprised of mortgage loans made to borrowers graded "C" and 1.2% of our portfolio was comprised of mortgage loans made to borrowers graded "D", "C" and "D" being our two lowest credit grade classifications. There is no assurance that our underwriting criteria or methods will afford adequate protection against the higher risks associated with mortgage loans made to non-conforming mortgage loan borrowers. Our failure to adequately address the risk of non-conforming lending would have a material adverse impact on our operating results, our financial condition and our business prospects.

 Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations.

  We finance substantially all of our mortgage loans through interim financing facilities including our bank warehouse credit line and repurchase agreements, and with equity. These borrowings have been and will be repaid with the net proceeds we receive from financing mortgage loans through securitization or sales for cash. We are dependent upon a few lenders to provide the primary credit facilities for our mortgaging loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements, find buyers for mortgage loan originations or issue asset-backed bonds could have a material adverse impact on our lending operations.

 Financing with repurchase agreements may lead to margin calls if the market value of mortgage assets declines.

  In a repurchase agreement, we sell an asset and agree to repurchase the same asset at some period in the future. Generally, the repurchase agreements we enter into stipulate that we must repurchase the asset in 30 days. These arrangements are treated as secured financings. The amount we can borrow under these arrangements is generally 96% to 98% of the asset market value. When asset market values decrease, we are required to repay the margin, or difference in the market value. To the extent the market values of assets financed with repurchase agreements decline rapidly, we will be required to meet cash margin calls. If cash is unavailable, we may be forced to default under the terms of the repurchase agreement. In that event, the lender retains the right to liquidate the collateral to settle the amount we then owe.

 Interest rate fluctuations may adversely affect the value of our mortgage loans in process or held for sale or securitization.

  Changes in interest rates can have a variety of effects on our mortgage loan origination business. The market value of fixed-rate mortgage loans has a greater sensitivity to changes in market interest rates than adjustable rate mortgage loans. To the extent an interest rate is established for a mortgage loan in process prior to the time such mortgage loan is funded, a gain or loss on the sale of the mortgage loan may result from changes in interest rates during the period between the time the interest rate is established and the time the mortgage loan is committed for sale. A sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans being held by us will reduce the market value of the mortgage loans. This may cause lenders to require additional collateral. Even with stable or declining interest rates, the market value of the type of mortgage loans we hold could decrease, making long term securitization expensive or unavailable. In addition, our results of operations from our origination of mortgage loans can be adversely affected to the extent rising interest rates decrease the volume of mortgage loan originations and the revenue derived therefrom.

 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations in volume and cost of acquiring mortgage loans.

  NovaStar Financial and NovaStar Mortgage depend in large part upon independent mortgage loan brokers and mortgage lenders for originations and purchases of new mortgage loans. Our competitors also seek to establish relationships with brokers and mortgage lenders. Our future results may become more exposed to fluctuations in the volume and cost of acquiring our mortgage loans resulting from competition from other prospective purchasers of mortgage loans.

 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local legislation or regulation could adversely affect our operations.

  Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or, in part, based on borrower income, type of mortgage loan or principal amount. Because many of our mortgage loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans offered by us.

  The Clinton Administration's 2001 year budget includes a proposal that would increase the amount of a REIT's taxable income that must be distributed during the year in order to avoid imposition of the 4% excise tax from the current 85% to 98%. The Administration also proposed a provision that would bar any entity from electing REIT status if 50% or more of its stock were owned by another corporation. Management does not believe that these proposals will have a material effect on NovaStar Financial's business and operations.

  The businesses of NovaStar Financial and NovaStar Mortgage are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. They are also subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of the businesses' operations. There can be no assurance that we will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for us. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, all of which could cause a material adverse impact on our profitability.

  These laws and regulations are subject to legislative, administrative and judicial interpretation, and some have been infrequently interpreted or only recently enacted, all of which can result in ambiguity with respect to permitted conduct. Any ambiguity under the regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action law suits, with respect to our compliance with the applicable laws and regulations. As a mortgage lender, NovaStar Mortgage will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect results of operations.

  Future regulatory interpretations or judicial decisions may require us to change our broker compensation programs or else face material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on our operating results, financial condition and on our business prospects. Several law suits have been filed against a number of mortgage lenders alleging that such lenders have violated the Real Estate

Settlement Procedures Act, commonly called RESPA, by making payments to independent mortgage brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by the Real Estate Settlement Procedure Act, and are therefore illegal. Several federal district courts construing RESPA in these cases have reached conflicting results. In 1998, the United States Court of Appeals for the Eleventh Circuit ruled in two decisions in Culpepper v. Inland Mortgage Corporation that the payment by the lender to the broker in the circumstance of that particular case constituted a prohibited referral fee under the Real Estate Settlement Procedure Act. The case was remanded to the district court for further proceedings. If the pending cases on lender payments to brokers are ultimately resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Our broker compensation programs currently utilize such payments.

 Contamination of properties securing mortgage loans by hazardous substances would result in our facing environmental liabilities.

  Properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on properties, we may be required to remove those substances or sources and clean up the property. The company may also be liable to tenants and other users of neighboring properties. Such clean-up costs and liabilities may be extensive and may materially and adversely affect our results of operations. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean-up.

Acquisition and Management of a Portfolio of Mortgage Assets

 General economic and financial conditions in mortgage and financial markets may affect our results of operations.

  The results of our mortgage assets portfolio operation are affected by various factors, many of which are beyond our control. The performance of our mortgage assets portfolio depends on, among other things, the level of net interest income generated by our mortgage assets, the market value of such mortgage assets and the supply and demand for such mortgage assets. Our net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans included in or underlying the mortgage assets, conditions in financial markets, the fiscal and monetary policies of the U.S. government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to manage our interest rate and prepayment risks while maintaining our status as a REIT. Prolonged failure to manage such risks would adversely affect our results of operations.

 Interest rate fluctuations may result in a decrease in net interest income.

  Our adjustable rate mortgage loans bear adjustable interest or pass-through rates based on short-term interest rates, and substantially all of our borrowings bear interest at short-term rates and have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence our net interest income. While rising short-term interest rates generally increase the yields on our adjustable rate mortgage loans, rising short-term interest rates also increase the cost of our borrowings which are utilized to fund the mortgage loans. To the extent such costs escalate more rapidly than the yields, our net interest income may be reduced or a net loss may result. Conversely, falling short-term interest rates may decrease the interest cost on our borrowings more rapidly than the yields on the mortgage loans and hence may increase our net interest income. There is no assurance as to the amount or timing of changes in interest rates or their effect on our mortgage assets or net interest income.

  As of December 31, 1999, 62.4% of our mortgage loans, $386.4 million, had adjustable rate characteristics. Adjustable rate mortgage loans, commonly called ARMs, are inherently riskier than fixed rate mortgage loans. These loans have interest rates that may rise, resulting in higher mortgage payments for the borrower. Adjustable rate mortgage loans are usually underwritten at a higher interest rate, to ensure that the borrower has the ability to make mortgage payments as the rate on the mortgage loan increases. An increasing interest rate environment will force the borrower to make higher mortgage payments, which could result in higher delinquencies, foreclosures and losses.

 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest income.

  A substantial portion of all mortgage loans we own have adjustable terms today or are fixed today, but will adjust at some point in the future. Interest rates on our borrowings are and generally will be based on short-term indices. To the extent any of our mortgage loans are financed with borrowings bearing interest based on or varying with an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In this event, if the index used for the mortgage assets is a "lagging" index, such as the 11th District Cost of Funds, that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, our net interest income will be adversely affected in periods of increasing market interest rates. Additionally, our adjustable rate mortgage loans will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financing we utilize. Accordingly, in a period of increasing interest rates, we could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on our adjustable rate mortgages or mortgage assets backed by adjustable rate mortgages.

  As of December 31, 1999, 62.4% of our mortgage loans bear rates that adjust semiannually, annually or are fixed for two or three years and adjust annually thereafter. All of our borrowings bear variable rates of interest. Rates on our repurchase agreements are variable based on the terms to maturity of individual agreements. As of December 31, 1999, these repurchase agreements were tied to one-month LIBOR. The rate on our warehouse line of credit adjusts based upon the federal funds rate.

 Interest rate caps on adjustable rate mortgages may adversely affect our net interest income.

  Adjustable rate mortgage loans are typically subject to periodic and lifetime interest rate caps that limit the amount an adjustable rate mortgage interest rate can change during any given period. Our borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, we could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on our adjustable rate mortgages and mortgage assets backed by adjustable rate mortgages would be limited by caps. Further, some adjustable rate mortgages may be subject to periodic payment caps that result in some portion of the interest accruing on the adjustable rate mortgage being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable rate mortgages than is required to pay interest on the related borrowings, which will not have such payment caps.

 Changes in anticipated prepayment rates may adversely affect net interest income.

  Prepayment rates vary from time to time and may cause changes in the amount of our net interest income. Prepayments of adjustable rate mortgages and mortgage assets backed by adjustable rate mortgages usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such adjustable rate mortgages and decrease when mortgage interest rates exceed the then-current interest rate on adjustable rate mortgages, although such effects are not predictable. Prepayment experience may also be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on adjustable rate mortgages are affected by the ability of the borrower to convert an adjustable rate mortgage to a fixed-rate mortgage loan by conditions in the fixed-rate mortgage market. If the interest rate on adjustable rates mortgage increase at a rate greater than the interest rate on fixed-rate mortgage loans, prepayments on adjustable rate mortgages may tend to increase. In periods of fluctuating interest rates, interest rates on adjustable rate mortgages may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on adjustable rate mortgages to increase at a rate greater than anticipated. We will seek to minimize prepayment risk through a variety of means to the extent they are available to us at reasonable cost at various points in time. These means may include structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets with prepayment prohibitions and penalties and investing in mortgage security structures which have prepayment protection. In addition, we may purchase interest-only strips to a limited extent. The basis risk that will exist between an interest-only strips and the other assets in the portfolio could increase our risk in interest rate environments where interest-only strip would amortize quickly.

  Changes in anticipated prepayment rates of mortgage assets could affect us in several adverse ways. Faster than anticipated prepayment of any mortgage asset that we purchased at a premium would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of our net interest income by such amount. A portion of the adjustable-rate single family mortgage loans which we may acquire, either directly as mortgage loans or through mortgage securities backed by adjustable rate mortgages, will generally bear initial interest rates which are lower than their "fully-indexed" rates. In the event that such an asset prepays faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, we will have experienced an adverse effect on our net interest income during the time we held such adjustable rate mortgage compared with holding a fully-indexed adjustable rate mortgage and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable rate mortgage

  Subprime borrowers are frequently in a unique position to receive economic gain from refinancing due to improving their mortgage and consumer credit profiles through timely payments on outstanding loans. As a result, a subprime borrower may be able to lower the rate on their home loan without a change in interest rates.

 Failure to hedge effectively against interest rate changes may adversely affect results of operations.

  Our operating strategy subjects us to interest rate risks. We follow an asset/liability management program intended to protect against interest rate changes and prepayments. Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate us from risks associated with interest rate changes and prepayments. In addition, there is no assurance that our hedging activities will have the desired beneficial impact on our operating results or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. We may increase our hedging activity, and thus increase our hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit our ability to engage in asset/liability management transactions. Such federal tax laws may prevent us from effectively implementing hedging strategies that we determine, absent such restrictions, would best insulate us from the risks associated with changing interest rates and prepayments.

 Limitations on effective hedging may adversely affect attempts to mitigate risk of variable rate liabilities.

  We purchase interest rate caps and interest rate swaps to attempt to mitigate the risk of variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates. In this way, we intend generally to hedge as much of the interest rate risk as we determine is in our best interests given the cost of such hedging transactions and the need to maintain our status as a REIT. In this regard, the amount of income we may earn from interest rate swaps and caps is subject to substantial limitations under the REIT provisions of the Code. We may hedge the risk of our borrowing costs on our variable rate liabilities increasing faster than our income, due to the effect of the periodic and lifetime caps on our mortgage assets, through the acquisition of

  . qualified REIT assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments;

  . qualified hedges, the income from which qualifies for the 95% income test, but not the 75% income test for REIT qualification purposes; and

  . other hedging instruments, whose income qualifies for neither the 95% income test nor the 75% income test.

The latter form of hedging may be accomplished through one of our taxable affiliates.This determination may result in our election to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

 Hedging poses a credit risk.

  In the event that we purchase interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, we may be forced to unwind our interest rate agreements with such provider and may take a loss on such interest rate agreements. Although we intend to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, there is no assurance that we can avoid such third party risks.

 Hedging poses a legal risk.

  We accept legal risk in entering into interest rate swap and cap agreements. No assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject us to unexpected interest rate risk and have a material adverse affect on results of operations.

 Hedging poses a basis risk.

  We also accept basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources vary from expectations and differ from the performance of the hedging instrument. For instance, we hedge our borrowing to mitigate interest rate risk of mortgage assets that are fixed or we reprice at different times or based on different indices. Although the hedging item may reduce interest rate risk, borrowers may prepay at speeds which vary from initial expectation. Absent proper monitoring, we could have a hedging instrument in place without an underlying financing source. The consequence of which may be a material adverse effect on results of operations.

  We are not regulated in regards to our hedging activities. However, in order to maintain our exemption from the registration requirements of the Commodities Exchange Act, we are limited with respect to investments in futures contracts, options on futures contracts and options on commodities.

 We face loss exposure on single family mortgage assets.

  A substantial portion of our investment portfolio consists of single family mortgage loans or mortgage assets evidencing interests in single family mortgage loans. We will generally bear the risk of loss on any such mortgage assets we purchase in the mortgage market or through our mortgage lending business. To the extent third parties have been contracted to provide the credit enhancement, we are dependent in part upon the credit worthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne by us.

  Accordingly, during the time we hold such mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance, such as those occurring from earthquakes or floods. In the event of a default on any single family mortgage loan held by us, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, we would bear the risk of loss of principal to the extent of any deficiency between the value of the related real property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by us out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

  We may pool and finance or sell through securitizations a substantial portion of the single family mortgage loans we acquire. In securitizations, we continue to bear risk of loss on the underlying mortgage loans.

 We face loss exposure due to the credit risks of non-conforming mortgage loans.

  Credit risks associated with non-conforming mortgage loans may be greater than those associated with prime mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between non-conforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the borrowers, the documentation required for approval of the borrowers, the types of properties securing the mortgage loans, loan sizes and the borrowers occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on us to the extent that we invest in those mortgage loans or securities secured by such mortgage loans.

 We face loss exposure due to the underlying real estate.

  Many of the risks of holding subprime mortgage loans and retaining, after securitization, credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of subprime mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition, including environmental considerations, may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage securities. Foreclosure laws in various states may extend the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected.

 Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs.

  Our net income depends, in large part, on our ability to acquire mortgage assets at favorable spreads over our borrowing costs. In acquiring mortgage assets, we compete with other REITs, securities dealers, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, Ginnie Mae, Fannie Mae, Freddie Mac and other entities purchasing mortgage assets. In addition, there are several mortgage REITs similar to us, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for our purchase.

  Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there is no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds. We will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

 We face substantial leverage and potential net interest and operating losses in connection with borrowings.

  We employ a financing strategy to increase the size of our mortgage asset portfolio by borrowing a substantial portion of the market value of our mortgage assets. The portion borrowed may vary depending upon the mix of the mortgage assets in our portfolio and the application of our policies with respect to such mix of mortgage assets. If the returns on the mortgage assets purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, due to increases in haircuts, i.e., the discount from face value applied by a lender or purchaser with respect to our mortgage securities, decreases in the market value of our mortgage assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, we may not be able to achieve the degree of leverage we believe to be optimal. This may cause us to be less profitable than we might be otherwise. As of December 31, 1999, our equity represented 14.7% of assets.

 Our failure to refinance outstanding borrowings on favorable terms may affect results of operations.

  Additionally, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. Our business strategy relies on short-term financing agreements to fund mortgage asset originations and purchases. We have not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, we may enter into one or more of such commitment agreements in the future if deemed favorable. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage assets under adverse market conditions and could incur losses as a result. In addition, in such event, we may be required to terminate hedge positions, which could result in further costs to us. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage assets in which our portfolio is concentrated will reduce the market value of the mortgage assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the mortgage assets in which our liquidity capital is invested may have decreased. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage assets at disadvantageous prices with consequent losses, which could have a materially adverse effect on our profitability and our solvency.

  A majority of our borrowings are collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the mortgage assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of borrowings under reverse repurchase agreements generally corresponds to LIBOR or the federal funds rate plus a spread. The cost of borrowings under other sources of funding which we may use may refer or correspond to other short-term indices, plus a margin. The margins on such borrowings over or under LIBOR, the federal funds rate or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, we may experience reduced net interest income.

 Decline in market value of mortgage assets may limit our ability to borrow, result in lenders initiating margin calls and require us to sell mortgage assets in adverse market conditions.

  A decline in the market value of our portfolio of mortgage assets may limit our ability to borrow or result in lenders initiating margin calls. A lender's margin call requires a pledge of cash or additional mortgage assets to re-establish the ratio of the amount of the borrowing to the value of the collateral. This remains true despite the employment of hedging strategies. We could be required to sell mortgage assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage assets, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of our bankruptcy, reverse repurchase agreements may qualify for special treatment under the bankruptcy laws, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the bankruptcy laws and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom we had a reverse repurchase agreement, we might experience difficulty recovering the collateral subject to such agreement if the agreement were to be repudiated and our claim against the bankrupt lender for any resulting damages were to be treated simply as one of an unsecured creditor. Should this occur, our claims would be subject to significant delay. In addition, recoveries, if and when received, may be substantially less than the damages we actually suffered. There is no assurance that we will be able to avoid such third-party risks.

  To the extent that we are compelled to liquidate mortgage assets that are qualified REIT assets to repay borrowings, we may be unable to comply with the REIT provisions of the Code regarding assets and sources of income requirements. This could ultimately jeopardize our status as a REIT or could result in the imposition of substantial taxes and penalties.

 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a favorable or timely basis.

  Any impairment to the securitization market could have a material adverse effect on our operating results and financial condition. In addition, in order to gain access to the securitization market, we generally expect to rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the securitization market for our mortgage loans, or the unwillingness of insurance companies to provide credit enhancement for our mortgage securities could have a material adverse effect on our operating results and financial condition.

 Mortgage loan performance may adversely affect future results.

  The delinquency, foreclosure and loss experience to date of the mortgage loans we have purchased may not be indicative of future results. We do maintain reserves based on estimated delinquency, foreclosure and loan loss rates. Actual results may differ from the estimates which may adversely affect our results of operation.

 Illiquidity of investments restricts resale of mortgage securities.

  We may invest in mortgage securities, which have been sold in private placements and have not been registered under the Securities Act. Unregistered mortgage securities may be subject to restrictions on resale that may limit our ability to sell them when it might be most desirable to do so. Some of our investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of our mortgage assets may be adversely impacted. There is no limit in the percentage of our investments that may be invested in illiquid mortgage assets.

 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in event of hazards that affect such region.

  We seek geographic diversification of the properties underlying our mortgage assets and have established a diversification policy. Nevertheless, properties underlying such mortgage assets may be located in the same or a limited number of geographical regions. For example, as of December 31, 1999, 16% and 14% of our mortgage loan portfolio was comprised of loans secured by California and Florida real estate, respectively. To the extent that properties underlying such mortgage assets are located in the same geographical region, such mortgage assets may be subject to a greater risk of default than other comparable mortgage assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages.

Investment in the Securities in the Offering

 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities.

  Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of NovaStar Financial more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, could have a preference on dividend payments over our common stock which could affect our ability to make dividend distributions to the holders of our common stock.

  In order that we may meet the requirements for qualification as a REIT at all times, the charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% of the outstanding shares of capital stock.

  These provisions may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their securities that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

  In addition, provisions of Maryland law relating to "business combinations" and a "control share acquisition" and of our charter and bylaws, e.g., staggered terms for directors, may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control which would be beneficial to shareholders and might otherwise result in a premium over then prevailing market prices.

 Future sales of securities may dilute the equity of our stockholders or reduce the price of shares of our common stock.

  We expect to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. All debt securities and classes of preferred stock will be senior to the common stock in the event of our liquidation. Additional equity offerings may dilute the equity of our stockholders or reduce the price of shares of our common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

  As of December 31, 1999, options to purchase 357,720 shares of common stock were outstanding under our stock option plan, which will vest on various dates extending through July 31, 2003. We filed a Form S-8 registration statement to permit shares issued pursuant to the exercise of options to be sold.

 There is no assurance of an active public trading market.

  There is no assurance that an active public trading market for the common stock will be sustained. Our common stock's trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. Shares of preferred stock are available for trading by qualified institutional buyers as defined in Rule 144A through the PORTAL market. There can be no assurance as to the development or liquidity of a market for the preferred stock, which will not be listed on a national securities exchange and will not be authorized for quotation on Nasdaq. The transferability of both the warrants and the preferred stock may be extremely limited.

 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell shares of common stock.

  In the active trading market for the common stock, the market price of our common stock may experience fluctuations unrelated to our operating performance. In particular, the price of our common stock may be affected by general market price movements as well as developments specifically related to the finance industry such as interest rate movements and credit quality trends.

  It is likely that the market price of our common stock will be influenced by any variation between the net yield on our mortgage assets and prevailing market interest rates and by the markets perception of our ability to achieve earnings growth. Our earnings will be derived primarily from any positive spread between the yield on our mortgage assets and the cost of our borrowings. During the period immediately following our receipt of net proceeds from an offering or other source, prior to the time we have fully implemented our financing strategy to employ such net proceeds, our earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of our common stock. In addition, the positive spread between the yield on our mortgage assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of our business strategy to achieve such result. Accordingly, in periods of high interest rates, our net income and, therefore, the dividend yield on our common stock may be less attractive compared with alternative investments, which could negatively impact the price of our common stock. If the anticipated or actual net yield on our mortgage assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the mortgage assets and the cost of our borrowings, the market price of our common stock may be materially adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of our portfolio of mortgage assets, the market price of the common stock may be adversely affected. During any period when the market price of our common stock has been adversely affected due to any of the foregoing reasons, the liquidity of our common stock may be negatively impacted and stockholders who may desire or be required to sell their shares of common stock may experience losses.

                            NOVASTAR FINANCIAL, INC.

  We were founded by Scott Hartman and Lance Anderson and incorporated in the State of Maryland on September 13, 1996. We have elected to be a REIT for federal income tax purposes. As a result of our REIT status, we will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.

  NFI Holding, Inc. was incorporated in the State of Delaware on February 6, 1997. Our founders own equally 100% of the voting common stock of NFI Holding. We own 100% of the non-voting preferred stock of NFI Holding, for which we receive 99% of dividends paid by NFI Holding. NFI Holding owns NovaStar Mortgage, NovaStar Capital, NovaStar Mortgage Funding Corporation II, NovaStar REMIC Financing Corporation, and NovaStar Home Mortgage. NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996. Although NovaStar Mortgage was formed in 1996, substantial operations did not commence until January 1997. NovaStar Capital, a Delaware corporation, was incorporated on September 29, 1998. In February 2000, NovaStar Capital discontinued operations. NovaStar Mortgage Funding Corporation II and NovaStar REMIC Financing Corporation were incorporated in the State of Delaware on January 25, 1999. NovaStar Home Mortgage was created in May of 1999 to provide administrative services to a select group of brokers. On October 1, 1997, we founded NovaStar Assets Corporation, a wholly-owned, REIT-qualifying subsidiary, in conjunction with our first issuance of a collateralized mortgage obligation, and on December 3, 1997, we founded NovaStar Certificates Financing Corporation, a second wholly-owned REIT-qualifying subsidiary. NovaStar Capital Access Corporation, an inactive corporation organized in Delaware on February 26, 1998, is also one of our wholly-owned REIT-qualifying subsidiaries.

  As discussed further under "Federal Income Tax Consequences" of this prospectus, recently adopted legislation will allow REITs to own directly all of the stock of taxable subsidiaries beginning in the tax year 2001. At present, REITs are generally limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. As a result, we expect to acquire all of the common stock of NFI Holding from Scott Hartman and Lance Anderson during January 2001.

  Our basic function is to manage our mortgage assets. NovaStar Mortgage serves as a source for loan origination--a primary source of our mortgage loans. In addition, NovaStar Mortgage services our loans. Through June 30, 1998, we purchased substantially all of NovaStar Mortgage's loan originations. Beginning July 1, 1998, NovaStar Mortgage began retaining the loans it originates to be sold in the open market. During 1999 and 1998, $390.8 million and $133.7 million, respectively, in mortgage loans were sold to unrelated third parties for cash, recognizing net gains of $10.2 million and $3.0 million, respectively. Also included in net gains on sales is a $1.6 million gain recognized in NovaStar Mortgage's securitization transaction in 1999. This securitization was treated as a sale for accounting and tax purposes.

  We are self-advised and self-managed. Our management oversees our day-to-day operations, subject to supervision by our Board of Directors. Our management team has considerable expertise in the origination, acquisition and management of mortgage loans and securities and asset/liability management. The principal executive offices of NovaStar Financial and NovaStar Mortgage are at 1901 W. 47th Place, Suite 105, Westwood, Kansas 66205, telephone (913) 514-3500. Novastar Mortgage operates a loan origination facility at 23046 Avenue De La Carlota, Laguna Hills, California 92653.

                                USE OF PROCEEDS

  We will receive no proceeds from the sale of the preferred stock or warrants by the selling securityholders, but we will receive the net proceeds from the sale of common stock underlying the warrants. Net proceeds from the sale of the underlying common stock will be used to purchase mortgage assets and for working capital and general corporate purposes. Pending these uses, the net proceeds may be temporarily invested to the extent consistent with the REIT provisions of the Code, or alternatively, may be used to temporarily pay down warehouse borrowing facilities. We anticipate that we will fully invest our net proceeds in mortgage loans or securities as soon as reasonably practicable upon receipt of such proceeds. No mortgage assets have been specifically identified in which to invest our net proceeds of this offering.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  We generally intend to distribute substantially all of our taxable income each year to our stockholders so as to comply with the REIT provisions of the Code. Taxable income does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles. We generally intend to make dividend distributions quarterly. We intend to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made at the discretion of the Board of Directors. Dividends will depend on taxable income, our financial condition, maintenance of REIT status and other factors as the Board of Directors deems relevant.

  Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We will annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital.

  No dividends will be paid or set apart for payment on shares of common stock unless full cumulative dividends have been paid on the preferred stock. Dividends are payable on the preferred stock quarterly at the rate of 7% per annum and are cumulative from the date of original issuance in March 1999.

  In 1999, we declared dividends of $0.37 per share on preferred stock. No dividends were declared on common stock in 1999. We declared dividends on common stock in the amount of $0.28 per share and $1.00 per share during 1997 and 1998, respectively.

                           DIVIDEND REINVESTMENT PLAN

  We may adopt a dividend reinvestment plan for stockholders who wish to reinvest all or part of their distributions in additional shares of common stock. Generally, under a dividend reinvestment plan dividends paid with respect to shares of capital stock are automatically invested in additional shares of stock at a discount to the then current market price.

  Stockholders who own more than a specified number of shares of common stock will be eligible to participate in the dividend reinvestment plan following the effectiveness of the registration of securities issuable thereunder. This offering is not related to the proposed dividend reinvestment plan, nor have we prepared or filed a registration statement with the SEC registering the shares to be issued under the dividend reinvestment plan. Prior to buying shares through the dividend reinvestment plan, participants will be provided with a dividend reinvestment plan prospectus, which will constitute a part of such dividend reinvestment plan registration statement. Our transfer agent will act as the trustee and administrator of the dividend reinvestment plan.

  Stockholders will not be automatically enrolled in the dividend reinvestment plan. Each stockholder desiring to participate in the dividend reinvestment plan must complete and deliver to the agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the dividend reinvestment plan. Participation in the dividend reinvestment plan will commence with all dividends and distributions payable after receipt of a participant's authorization, provided that the authorization must be received by the agent at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends.

                                 CAPITALIZATION

  The table below sets forth our capitalization as of December 31, 1999 and as adjusted to give effect to the exercise of all warrants and conversion of preferred stock.

                                                       As of December 31, 1999
                                                       ------------------------
                                                        Actual   As Adjusted(1)
                                                       --------  --------------
                                                           (in thousands)
      Stockholders' Equity:
      Capital stock, $0.01 par value, 50,000,000
       shares authorized:
        Common Stock; 8,130,069 (actual) and
         13,943,496 (as adjusted) shares issued and
         outstanding.................................. $     81     $    176
      Class B, convertible preferred stock, 4,285,714
       shares issued and outstanding..................       43          --
      Additional paid-in capital......................  151,173      217,439
      Accumulated deficit.............................  (41,502)     (41,502)
      Accumulated other comprehensive income..........      242          242
      Cost of treasury stock, 673,400 shares..........   (1,877)      (1,877)
      Forgivable notes receivable from founders.......   (6,846)      (6,846)
                                                       --------     --------
          Total....................................... $101,314     $167,632
                                                       ========     ========

--------

(1) Does not include 357,720 shares of common stock options outstanding under our stock option plan, of which 187,500 are outstanding to executive officers and directors. We refer you to "Management--Executive Compensation."

                        MARKET PRICES AND DIVIDEND DATA

  The common stock of NovaStar Financial is traded on the NYSE under the symbol "NFI". NovaStar Financial's warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock on the NYSE and the cash dividends paid or payable per share of capital stock.

                               Common Stock

                              Common Stock
                                 Prices             Cash Dividends(1)
                            ----------------- -----------------------------
                                                Date   Date Paid   Amount
                              High     Low    Declared or Payable Per Share
                            -------- -------- -------- ---------- ---------
   1/1/98 to 3/31/98        21 1/8   15 15/16 12/19/97  1/27/98     $0.10
   4/1/98 to 6/30/98        21       16 3/8    3/25/98  4/14/98     $0.30
   7/1/98 to 9/30/98        17 13/16 11 3/8    6/23/98  7/14/98     $0.35
   10/1/98 to 12/31/98      12 7/8    3        9/22/98  4/15/99     $0.35
   1/1/99 to 3/31/99         7 1/4    5 5/8        --       --        --
   4/1/99 to 6/30/99         7 1/16   5 5/8        --       --        --
   7/1/99 to 9/30/99         6 1/2    3 1/8        --       --        --
   10/1/99 to 12/31/99       3 3/4    2 5/8        --       --        --
   1/1/00 to 3/31/00         4 3/8    3 1/8        --       --        --
   4/1/00 to 4/13/00         4        3            --       --        --

--------

(1) NovaStar Financial did not declare dividends on its common stock in 1999.

                            Preferred Stock(2)

                                          Cash Dividends
                                     ------------------------
                              Date   Date Paid   Amount
                            Declared or Payable Per Share
                            -------- ---------- ---------
   1/1/99 to 3/31/99         4/21/99   5/10/99    $0.01
   4/1/99 to 6/30/99         7/21/99   8/10/99    $0.12
   7/1/99 to 9/30/99        10/20/99  11/10/99    $0.12
   10/1/99 to 12/31/99      12/21/99   1/10/00    $0.12

--------

(2) NovaStar Financial issued the class B 7% convertible preferred stock in March 1999.

  Reports provided by NovaStar Financial's third party broker, Corporate Investors Communication Inc., and transfer agent, UMB Bank, indicate that as of March 16, 2000, over 2,000 stockholders held NovaStar Financial's 7,245,932 shares of common stock.

  NovaStar Financial intends to make distributions to its stockholders of all or substantially all of its taxable income in each year, subject to certain adjustments, so as to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made by NovaStar Financial at the discretion of the board of directors and will depend on the earnings of NovaStar Financial, financial condition of NovaStar Financial, maintenance of REIT status and such other factors as the board of directors may deem relevant from time to time.

                       SELECTED FINANCIAL AND OTHER DATA
                (dollars in thousands, except per share amounts)

   The following selected consolidated financial data are derived from the audited consolidated financial statements of NovaStar Financial for the periods presented and should be read in conjunction with the more detailed information therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Operating results are not necessarily indicative of future performance.

                          For the Year Ended December 31,       For the Period Ended
                          -------------------------------       December 31, 1996(1)
                            1999        1998         1997       --------------------
Consolidated Statement
 of Operations Data
 Interest income........  $  66,713   $ 100,747   $    36,961         $   155
 Interest expense.......     46,758      80,794        28,185             --
 Net interest income....     19,955      19,953         8,776             155
 Provision for credit
  losses................     22,078       7,430         2,453             --
 Equity in net income
  (loss)--NFI Holding
  Corporation...........         88      (2,984)           28             --
 Gain (loss) on sales of
  mortgage assets.......        351     (14,962)           51             --
 General and
  administrative
  expenses..............      3,735       7,062         7,101             457
 Net loss...............     (7,092)    (21,821)       (1,135)           (302)
 Basic and diluted loss
  per share(2)..........      (1.08)      (2.71)        (0.26)          (0.08)
                                           As of December 31,
                          ----------------------------------------------------------
                            1999        1998         1997               1996
Consolidated Balance
 Sheet Data
 Mortgage Assets:
 Mortgage loans.........  $ 620,406   $ 945,798   $   589,318         $   --
 Mortgage securities....      6,775         --        517,246          13,239
 Total assets...........    690,510     997,754     1,126,252          59,811
 Borrowings.............    586,868     909,944     1,005,560             --
 Stockholders' equity...    101,314      82,808       116,489          46,380
                               As of or for the Year                As of or for
                                Ended December 31,                the Period Ended
                          -----------------------------------   December 31, 1996(1)
                            1999        1998         1997       --------------------
Other Data
 Loans originated by NFI
  Holding Corporation:
 Principal at purchase..  $ 452,554   $ 878,871   $   409,974         $   --
 Average principal
  balance per loan......  $     101   $      94   $       130         $   --
 Weighted average
  interest rate:
  Adjustable rate
   mortgage loans.......        9.9%       10.0%         10.1%            --
  Fixed rate mortgage
   loans................       10.0%        9.9%          --
 Loans with prepayment
  penalties.............         90%         74%           73%            --
 Weighted average
  prepayment period (in
  years)(3).............        2.5         2.4           2.4             --
 Annualized return on
  assets................      (0.83)%     (1.66)%       (0.01)%         (0.50)%
 Annualized return on
  equity................      (6.71)%    (20.71)%       (0.06)%         (0.65)%
 Taxable income (loss)..  $     --    $  (2,628)  $     1,434         $  (173)
 Taxable income (loss)
  per share.............  $     --    $   (0.32)  $      0.18         $ (0.05)
 Dividends declared per
  common share(4).......  $     --    $    1.00   $      0.28         $   --
 Dividends declared per
  preferred share.......  $    0.37   $     --    $      0.18         $   --
 Number of account
  executives............         47          63            36             --

--------

(1) NovaStar Financial, Inc. was formed on September 13, 1996. Operations began in substance after the initial closing of the private placement on December 9, 1996.

(2) Diluted earnings (loss) per share is based on the weighted average shares of common stock and preferred stock outstanding, and includes the effect of warrants and options.

(3) Includes only those mortgage loans with a prepayment penalty.

(4) The level of quarterly common stock dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with generally accepted accounting principles.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Consolidated Financial and Other Data and the Consolidated Financial Statements of NovaStar Financial, Inc. and the Notes thereto, included elsewhere in this prospectus as well as the annual report on Form 10K of NovaStar Financial, Inc for the fiscal year ended December 31, 1999.

Safe Harbor Statement

  "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding NovaStar Financial, Inc. and its business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Risks and uncertainties, which could cause results to differ from those discussed in the forward-looking statements herein, are listed in the "Risk Factors" section of this prospectus. In addition, there are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, general economic conditions, interest rate levels and risk, prepayment speeds, delinquency and loss rates, changes in the asset securitization industry or the REIT provisions of the Internal Revenue Code, demand for services and products offered by NovaStar, the impact of covenants in loan agreements, the degree to which NovaStar Financial is leveraged, the needs for and availability of financing, access to capital and other risks identified in NovaStar Financial's Securities and Exchange Commission filings. In addition, it should be noted that past financial and operational performance of NovaStar Financial is not necessarily indicative of future financial and operational performance.

Information

  Management intends to provide extensive information about the financial position and results of operations of NovaStar Financial in a format that is clear and easy to understand. This report and other published documents are designed to provide a framework for understanding NovaStar Financial's business and the associated risks. The manner in which management conducts business and assesses risks will determine future performance. By providing detailed information to this extent, investors will be able to evaluate NovaStar Financial as an investment option and to compare NovaStar Financial with its competition.

Basis of Presentation

  NovaStar Financial owns 100% of the common stock of NovaStar Assets Corporation, NovaStar Certificates Financing Corporation and NovaStar Mortgage Funding Corporation. These entities were established as special purpose entities used in issuance of collateralized mortgage obligations. The consolidated financial statements of NovaStar Financial include the financial condition and results of operations of these entities.

  NovaStar Financial also owns 100% of the non-voting preferred stock of NFI Holding Corporation for which it receives 99% of any dividends paid by NFI Holding. A significant component of the financial results of NovaStar Financial are derived from the operations of NovaStar Mortgage, Inc. Scott Hartman and Lance Anderson, the founders of NovaStar Financial, own the voting common stock of NFI Holding and receive 1% of any dividends paid by NFI Holding. NovaStar Mortgage, Inc. and NovaStar Capital are wholly owned subsidiaries of NFI Holding. Key officers of NovaStar Financial serve as officers of NFI Holding, NovaStar Mortgage and NovaStar Capital, Inc. The founders are the only members of the Board of Directors of NFI Holding, NovaStar Mortgage and NovaStar Capital. NovaStar Home Mortgage, Inc. was created in May of 1999 to provide administrative services to a select group of brokers. NovaStar Mortgage owns 100% of NovaStar Mortgage Funding Corporation II and NovaStar REMIC Financing Corporation. Both of these special purpose entities were created in January 1999 for the issuance of real estate mortgage investment conduits commonly known as REMICs. NovaStar Financial accounts for its investment in NFI Holding using the equity method.

Recent Developments

  Securitization. As of March 31, 2000, we securitized $128 million in non-conforming loans as part of the first close of securitization 2000-1, recognizing a gain of $1.5 million. For the issuance of the asset backed bond of $226,320,000, we will combine an additional $102 million in non-conforming loans in a second closing. The primary (A-class) bonds were sold to third parties independent of us and our affiliates. We purchased the subordinated (B-class) and interest-only bonds and retained the residual. No active trading market for the purchase and sale of the B-class, interest-only and residual classes of securities exists. Therefore, management estimates the value of the security by discounting the expected future cash flow of the collateral and bonds.

  Servicing. On October 20, 1999, NovaStar Mortgage was notified that its servicing department had received an "Above Average" Residential Servicer rating from Standard & Poors. An "Above Average" rating signifies a high degree of efficiency and competency in managing portfolios. In addition, Standard & Poors approved NovaStar Mortgage as a designated "Special Servicer".

  Lending Agreements. NovaStar Financial executed several new lending arrangements during December 1999. The Company renewed its backup liquidity line with First Union secured by residual interests in securitized loans. The facility was increased from $20 million to $25 million and renewed for a committed two-year period through December 2001. Two committed warehouse facilities aggregating $250 million with First Union National Bank were renewed through June 1, 2000. In addition, NovaStar Financial entered into a
$50 million committed warehouse financing arrangement with GMAC/Residential Funding Corporation (GMAC/RFC). This new facility has a one-year maturity with terms and conditions similar to that of the First Union warehouse line.

  Federal Tax Legislation. Recently adopted legislation will allow REITs to own directly all of the stock of taxable subsidiaries beginning in the tax year 2001. At present, REITs are generally limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. Accordingly, NFI expects to acquire all of the common stock of Novastar Holding, Inc. from Scott Hartman and Lance Anderson after the beginning of the year 2001.

  Also, effective beginning with the 2001 tax year, the minimum dividend distributions of a REIT will have to equal 90% of taxable income, down from 95% of taxable income under current law. This provision will also first be effective beginning with the 2001 tax year. These and other federal tax legislation changes and proposals are discussed further in NovaStar Financial's Annual Report on Form 10K under "Federal Income Tax Consequences".

Notes Receivable from Founders

  The founders of NovaStar Financial purchased 216,666 units in the Company's 1996 private placement in exchange for forgivable promissory notes. A unit consisted of one share of convertible preferred stock and one common stock warrant. Principal on these notes is divided into three equal parts, called "tranches", and is forgiven if certain incentive performance targets are achieved. The incentive tests relate to the return generated to investors in the private placement, including the appreciation in stock price, the value of the warrants, and dividends paid. One tranche will be forgiven for each fiscal year NovaStar Financial generates a return of 15% to investors in the private placement. All three tranches will be forgiven if a return of 100% is generated within five years.

  During the period from the closing of the private placement through December 31, 1997, NovaStar Financial's stock price averaged $17.08 per share, dividends of $0.28 were declared and the value of each warrant was $2.08. The combination of these produced a return to investors in the private placement exceeding

15%. As a result, the first tranche of these notes was forgiven resulting in a non-cash charge of $1,083,000 during the fourth quarter of 1997. NovaStar Financial did not recognize any forgiveness of the second tranche in 1999 or 1998 as the incentive performance targets were not met.

  In March 1998, the founders exercised options to acquire 289,332 shares of common stock by executing notes payable to NovaStar Financial. The notes bear interest at one month LIBOR plus 1% are collateralized by the common stock issued, and are non-recourse in nature which means that NovaStar Financial's recourse is limited to the collateral. These notes and accrued interest are classified as part of the contra-equity account, notes receivable from founders. Unpaid principal on the notes was $4,340,000 as of December 31, 1999 and 1998 while accrued interest on these notes was $339,000 and $142,000, respectively.

Financial Condition of NovaStar Financial, Inc. as of December 31, 1999 and December 31, 1998

  NovaStar Financial's balance sheets consist primarily of securitized mortgage loans originated by and purchased from NovaStar Mortgage, which serve as collateral on its collateralized mortgage obligations. The carrying value of mortgage loans as of December 31, 1999 was $620 million versus $946 million as of December 31, 1998. The carrying value of collateralized mortgage obligations as of December 31, 1999 was $587 million compared with $892 million as of December 31, 1998. The decline in both balance sheet items is primarily a result of principal paydowns that occurred during 1999.

  Mortgage loans. Table 1 is a presentation of loans as of December 31, 1999 and 1998 and their credit grades. Table 2 is a summary of all mortgage loans owned by NovaStar Financial as of December 31, 1999 and 1998 by state.

                                    Table 1
                         Mortgage Loans by Credit Grade
                             (dollars in thousands)

                                              December 31, 1999           December 31, 1998
                                         --------------------------- ---------------------------
                                Maximum                     Weighted                    Weighted
                Allowed          Loan-             Weighted Average            Weighted Average
 Credit         Mortgage          to-     Current  Average  Loan-to-  Current  Average  Loan-to-
 Grade          Lates(A)         value   Principal  Coupon   value   Principal  Coupon   value
 ------  ---------------------- -------  --------- -------- -------- --------- -------- --------
 AA              0 X 30            95(B) $ 85,476    9.50%    83.2%  $120,427    9.51%    83.4%
 A               1 X 30            90     244,187   10.06     80.1    366,913    9.84     79.7
 A-              2 X 30            90     149,248   10.45     81.8    220,591   10.31     81.3
 B           3 X 30, 1 X 60
             5 X 30, 2 X 60        85      89,477   10.86     78.4    142,346   10.62     77.9
 C               1 X 90            75      42,766   11.35     72.5     64,529   11.13     72.3
 D       6 X 30, 3 X 60, 2 x 90    65       7,668   12.16     62.1     13,697   12.14     62.2
                                         --------                    --------
 Total                                   $618,822   10.31%    80.0%  $928,503   10.15%    79.5%
                                         ========   =====     ====   ========   =====     ====

--------
(A) Represents the number of times a prospective borrower is allowed to be late more than 30, 60 or 90 days. For instance, a 3x30, 1x60 category would afford the prospective borrower to be more than 30 days late on three separate occasions and 60 days late no more than one time.
(B) Fixed purchases; all other maximum of 90%.

                                    Table 2
                            Mortgage Loans by State
                              Percent of Portfolio
                      (based on current principal balance)

                                                                      December
                                                                         31,
                                                                      --------
      Collateral Location                                             1999  1998
      -------------------                                             ----  ----
      California.....................................................  16%   18%
      Florida........................................................  14    12
      Washington.....................................................   7     8
      Oregon.........................................................   5     5
      All other states...............................................  58    57
                                                                      ---   ---
        Total........................................................ 100%  100%
                                                                      ===   ===

  Table 3 provides a summary of NovaStar Financial's mortgage loans by type and carrying value as of December 31, 1999 and 1998.

                                    Table 3
                    Carrying Value of Loans by Product/Type
                           December 31, 1999 and 1998
                                 (in thousands)

                                                                December 31
                                                             ------------------
      Product/Type                                             1999      1998
      ------------                                           --------  --------
      Two and three-year fixed.............................. $343,193  $526,044
      Six-month LIBOR and one-year CMT......................   43,178    91,430
      30/15-year fixed and balloon..........................  232,451   311,029
                                                             --------  --------
        Outstanding principal...............................  618,822   928,503
      Premium...............................................   12,689    20,868
      Allowance for credit losses...........................  (11,105)   (3,573)
                                                             --------  --------
        Carrying Value...................................... $620,406  $945,798
                                                             ========  ========
      Carrying value as a percent of principal..............   100.26%   101.86%
                                                             ========  ========

  Substantially all of mortgage assets are acquired at a premium. Premiums are amortized as a reduction of interest income over the estimated lives of the assets. See Tables 4, 5, 6 and 7 for the impact of principal payments on amortization. To mitigate the effect of prepayments on interest income from mortgage loans, NovaStar Financial generally strives to acquire mortgage loans that have some form of prepayment penalty. During 1999, prepayment penalties collected from borrowers totaled $3.1 million in comparison with $2.0 million for the same period of 1998. Table 4 is an analysis of mortgage loans and prepayment penalties.

                                    Table 4
                       Mortgage Loan Prepayment Penalties
               December 31, 1999 and 1998 (dollars in thousands)

                                                              Weighted Average
                                                      ----------------------------------
                                            Percent                       Remaining
                                              with            Loan-  Prepayment Penalty
                          Current          Prepayment          to-   Period (in years)--
                         Principal Premium  Penalty   Coupon  value  Loans with Penalty
                         --------- ------- ---------- ------  -----  -------------------
As of December 31, 1999
Loans collateralizing
 NovaStar Home Equity
 Series (CMO):
  1997-1................ $ 85,015  $ 3,942     32%    11.04%  75.5%         0.51
  1997-2................  101,031    1,917     35     10.90   79.3          0.55
  1998-1................  195,170    3,205     63     10.08   81.1          0.93
  1998-2................  237,223    3,606     74      9.97   81.1          1.51
All other loans.........      383       19      6     11.96   77.6          0.10
                         --------  -------
Total................... $618,822  $12,689     58%    10.31%  80.0%         1.03
                         ========  =======

                                                               Weighted Average
                                                      ------------------------------------
                                            Percent                         Remaining
                                              with                     Prepayment Penalty
                          Current          Prepayment         Loan-to- Period (in years)--
                         Principal Premium  Penalty   Coupon   value   Loans with Penalty
                         --------- ------- ---------- ------  -------- -------------------
As of December 31, 1998
Loans collateralizing
 NovaStar Home Equity
 Series (CMO):
  1997-1................ $170,118  $ 7,975     65%    10.57%    75.1%         0.89
  1997-2................  170,363    3,403     72     10.37     78.5          1.10
  1998-1................  275,673    4,651     69     10.01     81.1          1.51
  1998-2................  306,586    4,703     71      9.95     81.1          2.09
All other loans.........    5,763      136     65      9.91     80.0          1.59
                         --------  -------
Total................... $928,503  $20,868     70%    10.15%    79.5%         1.52
                         ========  =======    ===     =====     ====          ====

  In periods of decreasing interest rates, borrowers are more likely to refinance their mortgages to obtain a better interest rate. Even in rising rate environments, borrowers tend to collectively repay their mortgage principal balances earlier than is required by the terms of their mortgages. This is particularly true for non-conforming borrowers who are seeking to upgrade their credit rating to obtain a lower interest rate.

  Prepayment rates in the table below represent the annualized principal prepayment rate in the most recent one, three and twelve month periods and over the life of the pool of loans.

                                    Table 5
                               Prepayment Speeds

                                                      Weighted
                                                     Average Age    Constant Prepayment Rate (Annual
                                            Current  of Loans at                Percent)
                                           Principal  Inception  ---------------------------------------
                            Issue Date      Balance  (in months) One-month Three-month Twelve-month Life
                         ----------------- --------- ----------- --------- ----------- ------------ ----
As of December 31, 1999
NovaStar Home Equity
 Series:
  1997-1................   October 1, 1997 $ 85,015        7         44         42          50       40
  1997-2................ December 11, 1997  101,031        3         64         58          42       32
  1998-1................    April 30, 1998  195,170        3         47         36          29       23
  1998-2................   August 18, 1998  237,223        3         26         21          21       18
As of December 31, 1998
NovaStar Home Equity
 Series:
  1997-1................   October 1, 1997 $170,118        7         44         36          33       31
  1997-2................ December 11, 1997  170,363        3         42         32          22       21
  1998-1................    April 30, 1998  275,673        3         20         17         --        12
  1998-2................   August 18, 1998  306,586        3         18         10         --         9

  Table 8 summarizes mortgage asset activity during 1999 and 1998 and Table 9 details the amount of premium as a percent of principal at quarter end for 1999 and 1998.

                                    Table 6
                            Mortgage Assets Activity
                                 (in thousands)

                                                  Mortgage
                           Mortgage Loans        Securities             Total
                          ------------------  ------------------  -------------------
                          Principal  Premium  Principal  Premium  Principal   Premium
                          ---------  -------  ---------  -------  ----------  -------
Balance, December 31,
 1997...................  $559,436   $17,861  $ 504,847  $ 8,205  $1,064,283  $26,066
Acquisitions............   207,976     3,758    270,059    3,806     478,035    7,564
Principal repayments and
 amortization...........   (27,224)   (1,160)   (63,892)    (731)    (91,116)  (1,891)
Dispositions............       --        --    (310,113)  (5,294)   (310,113)  (5,294)
                          --------   -------  ---------  -------  ----------  -------
Balance, March 31,
 1998...................   740,188    20,459    400,901    5,986   1,141,089   26,445
Acquisitions............   290,350     5,148     80,237      823     370,587    5,971
Principal repayments and
 amortization...........   (43,849)   (1,506)   (47,201)    (451)    (91,050)  (1,957)
Dispositions............    (2,843)      (53)       --       --       (2,843)     (53)
                          --------   -------  ---------  -------  ----------  -------
Balance, June 30, 1998..   983,846    24,048    433,937    6,358   1,417,783   30,406
Acquisitions............       --        --         --       --          --       --
Principal repayments and
 amortization...........   (54,745)   (1,442)   (38,925)    (493)    (93,670)  (1,935)
Dispositions............    (4,666)      (56)    (7,781)    (107)    (12,447)    (163)
                          --------   -------  ---------  -------  ----------  -------
Balance, September 30,
 1998...................   924,435    22,550    387,231    5,758   1,311,666   28,308
Acquisitions............    42,298       458        --       --       42,298      458
Principal repayments and
 amortization...........   (62,953)   (2,135)   (15,215)    (173)    (78,168)  (2,308)
Adjustment(A)...........    25,101       --         --       --       25,101      --
Dispositions............      (378)       (5)  (372,016)  (5,585)   (372,394)  (5,590)
                          --------   -------  ---------  -------  ----------  -------
Balance, December 31,
 1998...................   928,503    20,868        --       --      928,503   20,868
Acquisitions............       --        --         --       --          --       --
Principal repayments and
 amortization...........   (70,883)   (1,830)       --       --      (70,883)  (1,830)
Dispositions............    (4,446)      (79)       --       --       (4,446)     (79)
                          --------   -------  ---------  -------  ----------  -------
Balance, March 31,
 1999...................   853,174    18,959        --       --      853,174   18,959
Acquisitions............       --        --         --       --          --       --
Principal repayments and
 amortization...........   (77,650)   (2,289)       --       --      (77,650)  (2,289)
Dispositions............      (364)      (12)       --       --         (364)     (12)
                          --------   -------  ---------  -------  ----------  -------
Balance, June 30, 1999..   775,160    16,658        --       --      775,160   16,658
Acquisitions............       --        --       7,243      --        7,243      --
Principal repayments and
 amortization...........   (84,772)   (2,248)      (290)     --      (85,062)  (2,248)
Dispositions............       --        --         --       --          --       --
                          --------   -------  ---------  -------  ----------  -------
Balance, September 30,
 1999...................   690,388    14,410      6,953      --      697,341   14,410
Acquisitions............       --        --         --       --          --       --
Principal repayments and
 amortization...........   (71,566)   (1,721)      (421)     --      (71,987)  (1,721)
Dispositions............       --        --         --       --          --       --
                          --------   -------  ---------  -------  ----------  -------
Balance, December 31,
 1999...................  $618,822   $12,689  $   6,532  $   --   $  625,354  $12,689
                          ========   =======  =========  =======  ==========  =======

--------
(A) Adjustment due to balance sheet reclassifications that were made in 1999 and 1998. See the "Financial Condition of NovaStar Financial as of December 31, 1999 and December 31, 1998" section of this document for a description of the reclassifications that were made to better match the timing of principal and interest payments of NovaStar Financial's securitized mortgage loan portfolio with the principal and interest payments of collateralized mortgage obligations.

                                    Table 7
                       Premium as a Percent of Principal

                                                                         Total
                                                    Mortgage  Mortgage  Mortgage
                                                     Loans   Securities  Assets
                                                    -------- ---------- --------
      As of:
        December 31, 1999..........................   2.05%      -- %     2.05%
        September 30, 1999.........................   2.09       --       2.09
        June 30, 1999..............................   2.15       --       2.15
        March 31, 1999.............................   2.22       --       2.22
        December 31, 1998..........................   2.25       --       2.25
        September 30, 1998.........................   2.44      1.49      2.16
        June 30, 1998..............................   2.44      1.47      2.14
        March 31, 1998.............................   2.76      1.49      2.32
        December 31, 1997..........................   3.19      1.63      2.45

  Mortgage securities available-for-sale. In September 1999, NovaStar Financial purchased NovaStar Mortgage's residual interests in the NovaStar Mortgage Funding Trust Series 99--01 securitization transaction. The NovaStar Mortgage Funding Trust Series 99--01 transaction is discussed further under the "Mortgage Loan Sales" section of this document and Note 3 of the consolidated financial statements. As the owner of the residual certificate, NovaStar Financial receives the net cash flow of the NovaStar Mortgage Funding Trust Series 99--01 securitization, which represents the right to receive, over the life of the securitization, the excess of the weighted average coupon on the loans securitized over the sum of the interest rate on the bonds, a normal servicing fee, a trustee fee, an insurance fee and the credit losses relating to the loans securitized. As of December 31, 1999, the carrying value of the residual interests was $6.8 million. This value represents the present value of the residual cashflows that NovaStar Financial expects to receive over the life of the securitization, taking into consideration estimated prepayment speeds and credit losses, and is discounted at a rate which management believes is an appropriate risk-adjusted market rate of return for the residual asset. The residual cashflows are realized over the life of the securitization as cash distributions are received from the trust. NovaStar Financial believes its residual asset is fairly valued as of December 31, 1999 but can provide no assurance that future prepayment and loss experience or changes in the required market discount rate will not require write-downs of the residual asset. Write-downs would reduce the income of future periods and could cause NovaStar Financial to report net losses.

  Some key statistics of the NovaStar Mortgage Funding Trust Series 99--1 mortgage loan collateral and bond as of December 31, 1999 are included in Note 3 of the consolidated financial statements. Delinquency statistics of the 99--1 securitization are disclosed in Tables 20 and 21 of "Financial Condition of NFI Holding as of December 31, 1999 and December 31, 1998."

  Assets Acquired through Foreclosure. As of December 31, 1999, NovaStar Financial had 192 loans in real estate owned with a carrying value of $16.9 million (principal of $24.4 million) compared to 126 loans with a carrying value of $10.6 million (principal of $14.5 million) as of December 31, 1998.

  Short-term and Long-term Financing Arrangements. Mortgage loan originations are funded with various financing facilities prior to securitization. Loans originated have typically been funded initially through a $75 million committed warehouse line with First Union National Bank under which NovaStar Financial, NovaStar Mortgage and NovaStar Capital are co-borrowers. These entities executed a $50 million committed warehouse facility with GMAC/RFC in December 1999 to diversify their funding sources. NovaStar entities also use repurchase agreements as a means of warehousing loans prior to securitization. At December 31, 1999, First Union provided a $175 million committed facility for such purposes. In addition, First Union provides a $25 million committed facility secured by residual interests in asset-backed bonds that is committed through December 2001. As of December 31, 1999, NovaStar Financial had no borrowings outstanding under this residual interest facility.

  As of December 31, 1998, NovaStar Financial had a short-term financing arrangement with GMAC/RFC secured by residual interests in NovaStar Financial's CMOs. In 1998, NovaStar Financial borrowed $15 million from GMAC/RFC, which included a $3 million financing fee. NovaStar Financial had no other short-term borrowings outstanding as of December 31, 1998. In February of 1999, NovaStar Financial used financing sources at First Union to pay this debt in full.

  On a long-term basis, NovaStar Financial finances its mortgage loans using collateralized mortgage obligations commonly called CMOs. Investors in CMOs are repaid based on the performance of the mortgage loans collateralizing the CMOs. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Under the terms of its CMOs, NovaStar Financial is entitled to repurchase the mortgage loan collateral and repay the remaining CMO when their aggregate principal balance falls below 35% for issue 97-01 and 25% for issues 97-02, 98-01 and 98-02. Subprime mortgage loans are not readily obtainable financial assets. As a result, NovaStar Financial retains effective control over the transferred assets as defined in paragraph 9c. of Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and further clarified by paragraph 30 of SFAS No. 125. Accordingly, NovaStar Financial records its CMO transactions as secured borrowings, rather than sales of the transferred loans.

  Under its CMOs, NovaStar Financial retains the mortgage loans and incurs the obligation to pay the CMO bondholders. NovaStar Financial earns the net spread between the interest income on the loans and the interest expense on the bonds. The spread earned also is reduced by credit losses on the portfolio. Prepayments on the mortgage loans serve to reduce the term over which interest spread is earned. The longer the mortgage collateral is outstanding, the longer the period of cash flow. To the extent the borrowers prepay, it shortens the life of the CMO and the period over which cash flow is received. The cash flow will change when interest rates on the bonds fluctuate at amounts or times that are different from the mortgage loan collateral, thereby subjecting NovaStar Financial to interest rate risk. The carrying value of CMOs as of December 31, 1999 was $587 million compared with $892 million as of December 31, 1998. The decline in carrying value is primarily a result of principal paydowns that occurred during 1999.

  Further details regarding NovaStar Financial's short-term and long-term borrowing arrangements are located in Note 4 to the consolidated financial statements.

  Stockholders' equity. The increase in NovaStar Financial's stockholders' equity as of December 31, 1999 compared with 1998 is a result of the following:

  . $30 million increase as a result of the issuance of 4,285,714 shares of Class B 7% cumulative convertible preferred stock in March 1999.

  . $242,000 increase as a result of NovaStar Financial's purchase of the economic residual interests in NovaStar Mortgage's January 1999 asset backed bond transaction which for accounting and tax purposes was treated as a sale. The residual interests in those transactions have been classified as available-for-sale securities and the unrealized gain is recognized as a component of accumulated other comprehensive income.

  . $7.1 million decrease due to NovaStar Financial's net loss recognized for the year ended December 31, 1999.

  . $1.9 million decrease as a result of the repurchases of common stock.
    NovaStar Financial's Board of Directors amended its stock repurchase program during the third quarter of 1999 to increase the amount of common stock authorized to be acquired up to an aggregate purchase price of $5 million. Stock repurchases may be made in the open market, in block purchase transactions, through put options or through privately negotiated transactions. The timing of repurchases and the number of shares ultimately repurchased will depend upon market conditions and corporate requirements. As of December 31, 1999, NovaStar Financial had repurchased 673,400 shares of its common stock. The number of shares repurchased by NovaStar Financial has increased to 890,700 through March 16, 2000.

Results of Operations of NovaStar Financial, Inc.--Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Net Income

  During the year ended December 31, 1999, NovaStar Financial recorded a net loss of $7.1 million, $1.08 per diluted share, compared with net loss of $21.8 million, $2.71 per diluted share, for the year ended December 31, 1998. NovaStar Financial's net loss for 1999 is principally a result of increased provisions for credit losses that aggregated $22.1 million in 1999 versus $7.4 million in 1998. This increase is discussed further under "Provisions for Credit Losses and Premium for Mortgage Loan Insurance". In 1998, NovaStar Financial recognized losses aggregating $23.4 million when it sold all of its agency securities and terminated various interest rate agreements as a result of the liquidity crisis faced by the capital markets in the fourth quarter of 1998.

  NovaStar Financial's primary sources of revenue are interest earned on its securitized mortgage loan portfolio and prepayment penalty income. In addition, results indirectly reflect gains from the sale of whole loans to third parties and securitization transactions executed by NovaStar Mortgage.

Net Interest Income

  Table 8 presents a summary of the average interest-earning assets, average interest-bearing liabilities and the related yields and rates thereon for the year ended December 31, 1999 and 1998.

                                    Table 8
                    Interest Analysis (dollars in thousands)

                               Mortgage Loans         Mortgage Securities               Total
                          ------------------------  ------------------------  --------------------------
                                   Interest Annual           Interest Annual             Interest Annual
Year ended December 31,   Average  Income/  Yield/  Average  Income/  Yield/   Average   Income/  Yield/
1999                      Balance  Expense   Rate   Balance  Expense   Rate    Balance   Expense   Rate
-----------------------   -------- -------- ------  -------- -------- ------  ---------- -------- ------
Interest-earning
 mortgage assets........  $709,371 $66,324   9.35%  $  2,357 $   389  16.50%  $  711,728 $ 66,713  9.37%
                          ======== =======                   =======                     ========
Interest-bearing
 liabilities
 Collateralized mortgage
  obligations...........  $785,547 $43,963   5.60%       --      --     --    $  785,547 $ 43,963  5.60%
 Other borrowings.......     4,206     541  12.86        --      --     --         4,206      541 12.86
                          --------                                    -----   ----------
 Cost of derivative
  financial instruments
  hedging liabilities...             2,254                                                  2,254
                                   -------                                               --------
 Total borrowings.......  $789,753 $46,758   5.92%  $    --  $   --     -- %  $  789,753 $ 46,758  5.92%
                          ======== =======  =====   ======== =======  =====   ========== ======== =====
 Net interest income....           $19,566                   $   389                     $ 19,955
                                   =======                   =======                     ========
 Net interest spread....                     3.43%                    16.50%                       3.45%
                                            =====                     =====                       =====
 Net yield..............                     2.76%                    16.50%                       2.80%
                                            =====                     =====                       =====
                               Mortgage Loans         Mortgage Securities               Total
                          ------------------------  ------------------------  --------------------------
                                   Interest Annual           Interest Annual             Interest Annual
Year ended December 31,   Average  Income/  Yield/  Average  Income/  Yield/   Average   Income/  Yield/
1998                      Balance  Expense   Rate   Balance  Expense   Rate    Balance   Expense   Rate
-----------------------   -------- -------- ------  -------- -------- ------  ---------- -------- ------
Interest-earning
 mortgage assets........  $822,180 $76,751   9.34%  $375,222 $23,996   6.40%  $1,197,402 $100,747  8.41%
                          ======== =======  =====            =======  =====              ======== =====
Interest-bearing
 liabilities
 Repurchase agreements..  $118,380 $ 7,817   6.60%  $392,859 $21,891   5.57%  $  511,239 $ 29,708  5.81%
 Collateralized mortgage
  obligations...........   703,328  43,287   6.15        --      --     --       703,328   43,287  6.15
 Other borrowings.......    18,936   4,908  25.92        --      --     --        18,936    4,908 25.92
                          --------                  -------- -------          ----------
 Cost of derivative
  financial instruments
  hedging liabilities...             2,162                       729                        2,891
                                   -------                   -------                     --------
 Total borrowings.......  $840,644 $58,174   6.92%  $511,460  22,620   5.76%  $1,233,503 $ 80,794  6.55%
                          ======== =======  =====   ======== =======  =====   ========== ======== =====
 Net interest income....           $18,577                   $ 1,376                     $ 19,953
                                   =======                   =======                     ========
 Net interest spread....                     2.42%                     0.64%                       1.86%
                                            =====                     =====                       =====
 Net yield..............                     2.26%                     0.37%                       1.67%
                                            =====                     =====                       =====

  Interest income. NovaStar Financial's average interest-earning assets consist primarily of mortgage loans for the year ended December 31, 1999. For 1998, interest-earning assets included mortgage loans (70%) and of lower-yielding agency securities (30%). Mortgage securities income for 1999 consists of earnings on residual interests that NovaStar Financial purchased from NovaStar Mortgage in September 1999. During 1999, mortgage loans earned $66.3 million, or a yield of 9.4%, compared with $76.8 million, or a yield of 9.3% for the same period of 1998. In total, assets earned $66.7 million, or a yield of 9.4% for the year ended December 31, 1999. During 1998, assets earned $100.7 million or an 8.4% yield. As discussed in "Financial Condition of NovaStar Financial, Inc. as of December 31, 1999 and December 31, 1998", NovaStar Financial sold all of its agency securities in October 1998 to meet short-term liquidity needs faced in the fourth quarter of 1998. Agency securities earned $24.0 million for the year ended December 31, 1998, or a yield of 6.4%. As noted in Table 9, interest income is a function of volume and rates. Increasing the volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income.

  Interest expense. Average interest-bearing liabilities for the year ended December 31, 1999 consisted entirely of financing costs on mortgage loans, compared with 1998 when mortgage loans represented 70% and agency securities were 30%. During the fourth quarter of 1998, NovaStar Financial sold all of its agency securities. The cost of borrowed funds for mortgage loans was $46.8 million for 1999, or 5.9% of average borrowings compared with $58.2 million, or 6.9% for 1998. The cost of financing agency securities was $22.6 million during 1998, or 5.8% of average borrowings. The composition of interest expense is significantly different for the year ended December 31, 1999 compared with the same period of 1998 due to the following factors:

  . The majority of mortgage loans serve as collateral on collateralized mortgage obligations as of December 31, 1999. During 1998, mortgage loans secured debt consisting of collateralized mortgage obligations and warehouse facilities. The change in financing composition is due to the fact that NovaStar Financial discontinued purchasing mortgage loans from NovaStar Mortgage during the last half of 1998. Prior to that point in time, NovaStar Financial had purchased 100% of NovaStar Mortgage's loan production upon origination. During that time, NovaStar Financial reimbursed NovaStar Mortgage for warehousing costs incurred prior to sale. Repurchase and warehouse facility costs for 1998 are included under repurchase agreements and other borrowings in Table 9.

  . NovaStar sold all of its agency securities in October 1998 and paid off all related borrowings. No agency securities have been purchased since that time.

  . In connection with capital markets liquidity crisis that occurred in the last quarter of 1998, NovaStar Financial executed a short-term liquidity line with GMAC/Residential Funding Corporation that was secured by mortgage interests in NovaStar's asset-backed bonds. This facility carried a substantially higher interest cost than other borrowing arrangements. This debt was paid off in February 1999 with funds from a similar facility provided by First Union National Bank. The First Union line was repaid in full with proceeds from convertible preferred stock issued in March 1999. The interest on these facilities during the year ended December 31, 1999 and 1998 is included as a component of other borrowings in Table 9.

  Advances under the warehouse line of credit bear interest based on the federal funds rate plus a spread. Advances under the master repurchase agreement bear interest at rates based on LIBOR, plus a spread. During the year ended December 31, 1999, one-month LIBOR averaged 5.25 percent compared with
5.57 percent for the year ended December 31, 1998. Because the Federal Reserve increased the targeted Federal Funds interest rate in 1999, effective borrowing costs have been higher for the second half of 1999. As with interest income, the cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates. Rates on other borrowings generally fluctuate with short-term market interest rates, such as LIBOR or the federal funds rate.

  Net interest income and spread. Net interest income on mortgage loans for 1999 was $19.6 million, or 2.8% of average interest-earning mortgage loans, compared with $18.6 million, or 2.3% for 1998. Net interest spread on mortgage loans was 3.4% and 2.4%, respectively, for 1999 and 1998. Net interest income on mortgage securities (economic residual interests) during 1999 was $389,000, or 16.5% of average interest-earning mortgage securities compared with net interest income of $1.4 million, or 0.4% for 1998. Net interest spread on mortgage securities was 16.5% for 1999 compared with 0.6% for 1998. The significant increase in net margin and spread during 1999 compared with 1998 is due to the change in NovaStar Financial's asset and liability composition. During the latter part of 1998, NovaStar Financial sold all agency securities and paid off related financing. NovaStar Financial has not purchased any more of these lower-yielding mortgage assets. Net interest income and the spread are functions of asset yields relative to its costs of funds. The volume of assets and liabilities and how well the spread between earnings on assets and the cost of funds is managed will dictate future net interest income.

  Impact of interest rate agreements. NovaStar Financial has entered into interest rate agreements designed to mitigate exposure to interest rate risk. Interest rate cap agreements require NovaStar Financial to pay a monthly fixed premium while allowing it to receive a rate that adjusts with LIBOR, when rates rise above a certain agreed-upon rate. These agreements are used to alter, in effect, the interest rates on funding costs to more closely match the yield on interest-earning assets.

  During the years ended December 31, 1999 and 1998, net interest expense incurred on hedging agreements was $2.3 million and $2.9 million, respectively, which is included as a component of interest expense. In 1998, NovaStar Financial recognized losses aggregating $8.0 million due to the termination of all swap agreements during the liquidity crisis faced by the subprime market in the latter part of 1998. These agreements were related to the financing for disposed mortgage loans and securities. NovaStar Financial's interest rate agreements as of December 31, 1999 and 1998 are further detailed in Footnote 5 of the consolidated financial statements.

Prepayment Penalty Income

  NovaStar Financial strives to purchase loans that have some form of prepayment penalty fee to mitigate exposure to prepayment risk. Prepayment penalties totaled $3.1 million during 1999 compared with $2.0 million for 1998. This increase is attributable to larger prepayments in the securitized mortgage loan portfolio in 1999.

Gain (Loss) on Sales of Assets and Loss on Termination of Interest Rate
Agreements

  For the year ended December 31, 1999, NovaStar Financial recognized $319,000 in net gains on the sale of real estate properties. In 1998, NovaStar Financial recognized losses aggregating $15.4 million and $8.0 million on the sale of agency securities and termination of related swap agreements. Also, in the 1998 net gains of $305,000 were recognized on the sale of $7.9 million of mortgage loans.

Mortgage Insurance

  In August of 1998, NovaStar Financial and NovaStar Mortgage executed an agreement whereby insurance coverage is provided on selected mortgage loans. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. Going forward, management expects that it will evaluate the cost-benefit of securing lender paid mortgage insurance for each securitization transaction.

  As of December 31, 1999 and 1998, approximately 39% and 26% of the loans owned by NovaStar Financial are covered under this agreement, including loans serving as collateral for NMFT 99-01. The loans collateralizing NMFT are not recorded as loans of NovaStar Financial, but the performance of NovaStar's investment in the residual interest of NMFT 99-01 is dependent on the credit losses of the underlying collateral.

  Premiums for mortgage insurance on loans maintained on the balance sheet of NovaStar Financial are recorded as a portfolio cost and included in the income statement under the caption "Mortgage Loan Insurance." During the year ended December 31, 1999, total premiums paid by NovaStar totaled $1.7 million compared with $744,000 for the same period of 1998. The monthly premiums paid on loans serving as collateral for NMFT 99-01 reduce NovaStar Financial's monthly residual cashflow receipt.

Provisions for Credit Losses

  NovaStar Financial owns loans where the borrower possesses credit risk higher than that of conforming borrowers. Under this business model, delinquent loans and losses are expected to occur. Most of the loans owned by NovaStar Financial were underwritten and funded by NovaStar Mortgage. NovaStar Mortgage uses several different techniques to mitigate the credit losses, including pre-funding audits by quality control personnel and in-depth appraisal reviews. Another loss mitigation technique allows a borrower to sell their property for less than the outstanding loan balance prior to foreclosure in transactions known as short sales, when it is believed that the resulting loss is less than what would be realized through foreclosure. Loans are charged off in full when the cost of pursuing foreclosure and liquidation outweigh recorded balances. While short sales have served to reduce the overall severity of losses incurred, they also accelerate the timing of losses.

  As discussed further under the caption "Mortgage Insurance", lender paid mortgage insurance is used as a means of managing credit risk exposure. Generally, the exposure to credit loss on insured loans is considered minimal. Management also believes aggressive servicing is an important element to managing credit risk.

  Provisions for credit losses are made in amounts considered necessary to maintain the allowance at a level sufficient to cover probable losses inherent in the loan portfolio. Charge-offs are recognized at the time of foreclosure by recording the value of real estate owned property at its estimated realizable value. Subsequent gains or losses on dispositions, if any, are recorded in operations. One of the principal methods used to estimate expected losses is a delinquency migration analysis. This analysis takes into consideration historical information regarding foreclosure and loss severity experience and applies that information to the portfolio at the reporting date.

  During 1999, NovaStar Financial made provisions for losses of $22.1 million and incurred net charge-offs of $14.5 million, compared to $7.4 million and $6.2 million during 1998. Charge-offs in 1999 include $1.9 million resulting from short sale transactions and loans charged off in full.

  The level and trend of charge-offs in 1999 led management to conclude that total losses on securitized mortgage loans will be higher, and will occur earlier, than originally projected. The provisions during 1999 and resulting allowance as of December 31, 1999 reflect the increased loss activity. In the opinion of management, the allowance for credit losses as of December 31, 1999 is adequate to cover losses inherent in the portfolio at that date. If losses do not develop in accordance with current expectations, future provisions will be increased or decreased as necessary. Management also believes that internal processes involving quality control, appraisal review and servicing that have been made as a result of experience to-date, will result in lower losses being incurred on loans currently being originated.

  Table 9 is a rollforward of the activity in the allowance for credit losses during 1999 and 1998.

                                    Table 9
                   Rollforward of Allowance for Credit Losses

                                           1999                                        1998
                         ------------------------------------------  ------------------------------------------
                         December 31 September 30 June 30  March 31  December 31 September 30 June 30  March 31
                         ----------- ------------ -------  --------  ----------- ------------ -------  --------
Beginning balance.......   $ 5,370     $ 3,573    $ 3,492  $ 3,573     $ 2,757     $ 3,341    $2,871    $2,313
 Provision for credit
  losses................    10,579       5,634      3,566    2,299       4,030       1,179     1,145     1,076
 Amounts charged off,
  net of recoveries.....    (4,844)     (3,837)    (3,485)  (2,380)     (3,214)     (1,763)     (675)     (518)
                           -------     -------    -------  -------     -------     -------    ------    ------
Ending Balance..........   $11,105     $ 5,370    $ 3,573  $ 3,492     $ 3,573     $ 2,757    $3,341    $2,871
                           =======     =======    =======  =======     =======     =======    ======    ======

  The following tables provide details regarding the delinquencies, defaults, and loss statistics of NovaStar Financial's mortgage loan portfolio.

                                    Table 10
                  Loan Delinquencies (90 days and greater) (A)
                                 1999 and 1998

                                          1999                                      1998
                        ----------------------------------------- -----------------------------------------
                        December 31 September 30 June 30 March 31 December 31 September 30 June 30 March 31
                        ----------- ------------ ------- -------- ----------- ------------ ------- --------
Mortgage loans
 collateralizing
 NovaStar Home Equity
 series (CMO):
1997-1
 (Issued October 1,
 1997).................    5.63%        6.32%     5.13%    4.37%     5.45%        5.97%     5.86%    4.39%
1997-2
 (Issued December 11,
 1997).................    6.24         4.92      4.03     5.38      5.62         4.97      4.72     2.23
1998-1
 (Issued April 30,
 1998).................    4.42         5.32      4.13     4.64      4.44         2.06       --       --
1998-2
 (Issued August 18,
 1998).................    5.38         4.06      3.94     3.72      2.35         0.40       --       --

--------
(A)Includes loans in foreclosure or bankruptcy.

                                    Table 11
                       Delinquencies, Defaults and Losses
                           December 31, 1999 and 1998
                             (dollars in thousands)

                            NovaStar Home Equity Series
                          ----------------------------------
December 31, 1999         1997-1   1997-2   1998-1   1998-2   Warehouse All Loans
-----------------         -------  -------  -------  -------  --------- ---------
Allowance for Credit
 Losses:
  Balance, January 1,
   1999.................  $   816  $ 1,049  $ 1,163  $   346   $   199  $  3,573
  Provision for credit
   losses...............    4,317    5,436    8,194    4,065        66    22,078
  Amounts charged off,
   net of recoveries....   (2,798)  (3,624)  (5,143)  (2,726)     (255)  (14,546)
                          -------  -------  -------  -------   -------  --------
  Balance, December 31,
   1999.................  $ 2,335  $ 2,861  $ 4,214  $ 1,685   $    10  $ 11,105
                          =======  =======  =======  =======   =======  ========
Defaults as a percent of
 loan servicing
  Delinquent loans(A)...     8.03%    9.89%    6.38%    7.50%    91.75%     6.60%
                          =======  =======  =======  =======   =======  ========
  Loans in foreclosure..     4.73     4.32     3.75     4.02      6.76      3.43
                          =======  =======  =======  =======   =======  ========
  Real estate owned.....     3.85     4.88     3.61     2.62     47.00      3.51
                          =======  =======  =======  =======   =======  ========
                            NovaStar Home Equity Series
                          ----------------------------------
December 31, 1998         1997-1   1997-2   1998-1   1998-2   Warehouse All Loans
-----------------         -------  -------  -------  -------  --------- ---------
Allowance for Credit
 Losses:
  Balance, January 1,
   1998.................  $ 1,063  $   967  $   --   $   --    $   283  $  2,313
  Provision for credit
   losses...............    1,895    2,257    1,878      222     1,178     7,430
  Amounts charged off,
   net of recoveries....   (2,142)  (2,175)    (715)     124    (1,262)   (6,170)
                          -------  -------  -------  -------   -------  --------
  Balance, December 31,
   1998.................  $   816  $ 1,049  $ 1,163  $   346   $   199  $  3,573
                          =======  =======  =======  =======   =======  ========
Defaults as a percent of
 loan servicing.........
  Delinquent loans(A)...     6.45%    5.95%    4.89%    4.06%    98.68%     5.17%
                          =======  =======  =======  =======   =======  ========
  Loans in foreclosure..     2.63     2.96     3.60     2.06      8.82      2.80
                          =======  =======  =======  =======   =======  ========
  Real estate owned.....     3.54     2.76     1.01     0.09     86.11      1.56
                          =======  =======  =======  =======   =======  ========

--------
(A)Includes loans delinquent 30 days or greater

Loan Servicing Fees Paid to NovaStar Mortgage, Inc.

  Loan servicing fees paid to NovaStar Mortgage, Inc. include the 50 basis point fee charged by NovaStar Mortgage for servicing the loans owned by NovaStar Financial serving as collateral on CMOs. The fee charged is based on the collected loan principal balance of the mortgage loans serviced.

General and Administrative Expenses

  General and administrative expenses for the years ended December 31, 1999 and 1998 are provided in Table 12. Table 13 displays the relationship of portfolio expenses to net interest income during 1999 and 1998 by quarter.

                                    Table 12
                      General and Administrative Expenses
                             (dollars in thousands)

                                               Years Ended December 31,
                                        ---------------------------------------
                                               1999                1998
                                        ------------------- -------------------
                                                Percent of          Percent of
                                               Net Interest        Net Interest
                                                  Income              Income
                                               ------------        ------------
Compensation and benefits.............  $1,804      9.0%    $1,785      8.9%
Professional and outside services.....     801      4.0      1,117      5.6
Office administration.................     804      4.0        903      4.5
Other.................................     181      0.9        574      2.9
                                        ------     ----     ------     ----
Total portfolio-related expenses......   3,590     17.9%     4,379     21.9%
                                                   ====                ====
Fees for services provided by NovaStar
 Mortgage, Inc. ......................     145               2,683
                                        ------              ------
Total general and administrative
 expenses.............................  $3,735              $7,062
                                        ======              ======
Efficiency Ratio (A)..................             15.4%               29.9%
                                                   ====                ====

--------
(A) The efficiency ratio is calculated by dividing general and administrative expenses by the sum of net interest income, prepayment penalty income, gain
    (loss) on sales of securities and mortgage loans and other income.

                                    Table 13
                        Portfolio Related Expenses as a
                         Percent of Net Interest Income
                                 1999 and 1998

                                                           Percent of
                                                            Interest  Efficiency
                                                             Income     Ratio
                                                           ---------- ----------
     1999:................................................    17.9%      15.4%
     Fourth quarter.......................................    24.9       16.3
     Third quarter........................................    19.2       12.1
     Second quarter.......................................    11.5        0.5
     First quarter........................................    18.5       30.7
     1998:................................................    21.9%      30.0%
     Fourth quarter.......................................    89.7       36.8
     Third quarter........................................    22.3        1.8
     Second quarter.......................................    19.3       46.2
     First quarter........................................    14.8       44.2

  The increase in portfolio related expenses in 1999 compared with 1998 is attributable in part to increased general and administrative costs incurred during the capital markets liquidity crisis of 1998. Also, in 1998, fees were paid for portfolio management related services prior to the hiring of additional personnel to this department in 1998.

  The fees paid to (received from) NovaStar Mortgage during 1999 and 1998 are further detailed in Footnote 9 of NovaStar Financial's consolidated financial statements. The significant decline in these fees for the year ended December 31, 1999 compared with 1998 is due to the net effect of the following:

  . The decline in the administrative fees paid to NovaStar Mortgage is due to the cancellation of this agreement on March 31, 1999, since NovaStar Financial is no longer purchasing loans from NovaStar Mortgage.

  . The decrease in purchase commitment fees is due to the discontinuance of this intercompany agreement beginning January 1, 1999.

  . The increase in interest income received from NovaStar Mortgage is due to this intercompany agreement went into effect April 1, 1999.

Equity in Earnings (Loss) of NFI Holding Corporation

  For the years ended December 31, 1999, NFI Holding recorded net income of $89,000 compared with a net loss of $3.0 million for the same period of 1998. NovaStar Financial records its portion of the earnings (loss) as equity in net earnings (loss) of NFI Holding in its income statement. NFI Holding's net earnings (loss) include the net earnings (loss) of NovaStar Mortgage and NovaStar Capital, subsidiaries of NFI Holding as discussed under "Basis of Presentation". NFI Holding's financial position and results of operation for the years ended December 31, 1999 and 1998 are discussed further under the heading "NFI Holding Corporation".

Results of Operations of NovaStar Financial, Inc.--Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997.

Net Income

  During the year ended December 31, 1998, NovaStar Financial recorded a net loss of $21.8 million, $2.71 per diluted share, compared with a net loss of $1.1 million, $0.26 per diluted share, for the year ended December 31, 1997. NovaStar Financial's net loss in 1998 was primarily a result of the $23.4 loss recognized on the sale of all agency securities and termination of interest agreements due to the liquidity crisis faced by the subprime mortgage industry in the latter part of 1998. The results for the year ended December 31, 1997 reflect the significant cost of developing operations. During most of 1997, NovaStar Financial focused on the hiring of key employees and developing policies and procedures. NovaStar Financial's 1997 operational results also include the $1.1 million forgiveness of the first tranche of the forgivable founders' notes receivable. Excluding the forgiveness of the notes receivable from founders, NovaStar Financial incurred a net loss of $52,000, or $0.01 per share.

Net Interest Income

  Table 14 presents a summary of the average interest-earnings assets, average interest-bearing liabilities and the related yields and rates thereon for the years ended December 31, 1998 and 1997.

                                    Table 14
                               Interest Analysis
                     Years Ended December 31, 1998 and 1997
                             (dollars in thousands)

                               Mortgage Loans         Mortgage Securities              Total
                          ------------------------  ------------------------ --------------------------
                                   Interest Annual           Interest Annual            Interest Annual
Year ended December 31,   Average  Income/  Yield/  Average  Income/  Yield/  Average   Income/  Yield/
1998                      Balance  Expense   Rate   Balance  Expense   Rate   Balance   Expense   Rate
-----------------------   -------- -------- ------  -------- -------- ------ ---------- -------- ------
Interest-earning
 mortgage assets........  $822,180 $76,751   9.34%  $375,222 $23,996   6.40% $1,197,402 $100,747  8.41%
                          ======== =======  =====   ======== =======   ====  ========== ======== =====
Interest-bearing
 liabilities
 Repurchase agreements..  $118,380 $ 7,817   6.60%  $392,859 $21,891   5.57% $  511,239 $ 29,708  5.81%
 Collateralized mortgage
  obligations...........   703,328  43,287   6.15        --      --     --      703,328   43,287  6.15
 Other borrowings.......    18,936   4,908  25.92        --      --     --       18,936    4,908 25.92
                          -------- -------  -----   -------- -------         ---------- -------- -----
 Cost of derivative
 financial Instruments
 hedging liabilities....             2,162                       729                       2,891
                                   -------                   -------                    --------
 Total borrowings.......  $840,644 $58,174   6.92%  $511,460  22,620   5.76% $1,233,503 $ 80,794  6.55%
                          ======== =======  =====   ======== =======   ====  ========== ======== =====
 Net interest income....           $18,577                   $ 1,376                    $ 19,953
                                   =======                   =======                    ========
 Net interest spread....                     2.42%                     0.64%                      1.86%
                                            =====                      ====                      =====
 Net yield..............                     2.26%                     0.37%                      1.67%
                                            =====                      ====                      =====
                               Mortgage Loans         Mortgage Securities              Total
                          ------------------------  ------------------------ --------------------------
                                   Interest Annual           Interest Annual            Interest Annual
Year ended December 31,   Average  Income/  Yield/  Average  Income/  Yield/  Average   Income/  Yield/
1998                      Balance  Expense   Rate   Balance  Expense   Rate   Balance   Expense   Rate
-----------------------   -------- -------- ------  -------- -------- ------ ---------- -------- ------
Interest-earning
 mortgage assets........  $294,111 $25,154   8.55%  $182,140 $11,807   6.48% $  476,251 $ 36,961  7.76%
                          ======== =======  =====   ======== =======   ====  ========== ======== =====
Interest-bearing
 liabilities
 Repurchase agreements..  $170,344 $12,020   7.06%  $172,829 $10,383   6.01% $  343,173 $ 22,403  6.53%
 Collateralized mortgage
  obligations...........    74,511   4,736   6.36        --      --     --       74,511    4,736  6.36
 Other borrowings.......       --      --     --         --      --     --          --       --    --
                          --------                  --------                 ---------- --------
 Cost of derivative
 financial Instruments
 hedging liabilities....               534                       512                       1,046
                                   -------                   -------                    --------
 Total borrowings.......  $244,855 $17,290   7.06%  $172,829 $10,895   6.30% $  417,684 $ 28,185  6.75%
                          ======== =======  =====   ======== =======   ====  ========== ======== =====
 Net interest income....           $ 7,864                   $   912                    $  8,776
                                   =======                   =======                    ========
 Net interest spread....                     1.49%                     0.18%                      1.01%
                                            =====                      ====                      =====
 Net yield..............                     2.67%                     0.50%                      1.84%
                                            =====                      ====                      =====

  Average interest-earning assets were $1.2 billion during 1998, including $822.2 million of mortgage loans and $375.2 million of mortgage securities compared with average interest-earning assets of $476.3 million during 1997. During 1998, mortgage loans earned $76.8 million, or a yield of 9.3 percent, compared with $25.2 million, or a yield of 8.6 percent for 1997. Mortgage securities earned $24.0 million for 1998, or a yield of 6.4 percent, compared with $11.8 million, or a yield of 6.5 percent for 1997. In total, assets earned $100.7 million, or an 8.4 percent yield for 1998. During 1997, assets earned $37.0 million or a 7.8 percent yield.

  The cost of borrowed funds was $80.8 million during 1998, or 6.6 percent of average borrowings, compared with $28.2 million for 1997, or 6.8 percent of average borrowings. NovaStar Financial's cost of funds remained relatively low and stable during most of 1998 and 1997. During the fourth quarter of 1998, NovaStar Financial experienced increasing costs of funds associated with impaired liquidity resources. Special interest costs of $4 million were incurred to obtain a short-term financing arrangement from GMAC/RFC.

  Net interest income during 1998 was $20.0 million or 1.7 percent of average interest-earning assets, compared with $8.8 million, or 1.8 percent of average interest-earning assets during 1997. Net interest spread was 1.9 percent during the year ended December 31, 1998 compared with 1.0 percent during 1997.

  During the years ended December 31, 1998 and 1997, net interest expense on hedging agreements was $2.9 million and $1.0 million, respectively, and is included as a component of interest expense.

Prepayment Penalty Income

  Prepayment penalties of $2.0 million were recognized in 1998 compared with $414,000 during 1997. The increase in prepayment penalties in 1998 is due to an increase in NovaStar Financial's mortgage loan prepayments compared with 1997.

Gain (Loss) on Sales of Securities and Assets and Loss on Termination of Interest Rate Agreements

  During 1998, NovaStar recognized net losses on the sales of securities and assets of $15.0 million and $8.0 million in termination losses of interest rate agreements. In the latter part of 1998, NovaStar Financial sold all investment securities and terminated all swap agreements as a result of the 1998 capital markets liquidity crisis recognizing losses aggregating $23.4 million. During 1997, NovaStar Financial recognized $51,000 in net gains on sales of mortgage securities with a principal balance of $108 million.

Provisions for Credit Losses and Premium for Mortgage Loan Insurance

  During the year ended December 31, 1998, NovaStar Financial provided $7.4 million to the allowance for credit losses, compared with $2.5 million during the same period of 1998. Net charge-offs during 1998 were $6.2 million compared with $140,000 during the same period of 1997. The increase in charge-offs was due principally to losses occurring earlier in the overall life of the loans than originally anticipated. See discussion of "Provisions for Credit Losses and Premiums for Mortgage Loan Insurance" under "Results of Operations of NovaStar Financial, Inc.--Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998."

  Premiums for mortgage loan insurance include the premiums paid to Radian Guaranty, Inc. The agreement with Radian was executed in the third quarter of 1999. Accordingly, no expense was incurred in 1997 or 1998.

Loan Servicing Fees Paid to NovaStar Mortgage, Inc. and Other Loan Servicing
Fees

  Loan servicing fees paid to NovaStar Mortgage, Inc. include the fifty basis point fee that NovaStar Mortgage charges NovaStar Financial for the loans collateralizing the CMOs. This fee is based on the collected principal balance of the mortgage loans serviced. The increase in the fee charged in 1998 compared with 1997 is because NovaStar Mortgage did not begin servicing Novastar Financial's loans until July 15, 1997. Prior to this point in time NovaStar Financial's mortgage loans were serviced by an outside servicer while NovaStar Mortgage developed its servicing operation infrastructure during the first half of the year. The fees paid to this outside servicer are included as component of the other loan servicing fees.

General and Administrative Expenses

  General and administrative expenses for the year ended December 31, 1998 and 1997 are provided in Table 15.

                                    Table 15
                      General and Administrative Expenses
                             (dollars in thousands)

                                               Years Ended December 31,
                                        ---------------------------------------
                                               1998                1997
                                        ------------------- -------------------
                                                Percent of          Percent of
                                               Net Interest        Net Interest
                                                  Income              Income
                                               ------------        ------------
Compensation and benefits.............. $1,785      8.9%    $  839      9.6%
Professional and outside services......  1,117      5.6        676      7.7
Office administration..................    903      4.5        299      3.4
Other..................................    574      2.9        554      6.3
                                        ------     ----     ------    -----
Total portfolio-related expenses....... $4,379     21.9%    $2,368     27.0%
                                        ======     ====     ======    =====
Forgiveness of notes receivable from
 founders..............................    --                1,083
Fees for services provided by NovaStar
 Mortgage, Inc.........................  2,683               3,650
                                        ------              ------
  Total general and administrative
   expenses............................ $7,062              $7,101
                                        ======              ======
Efficiency Ratio (A)...................            29.9%              74.5 %
                                                   ====               =====

--------
(A) The efficiency ratio is calculated by dividing general and administrative expenses by the sum of net interest income, prepayment penalty income, gain
    (loss) on sales of securities and mortgage loans (excluding the 1998 securities losses due to the liquidity crisis) and other income.

  The increase in portfolio-related expenses in 1998 compared with 1997 is due to the addition of portfolio management and finance staff in 1998 as well as general company growth. 1997 portfolio-related expenses reflect costs of developing operations and hiring of key personnel.

  The fees for services provided by NovaStar Mortgage, Inc. represent compensation for certain services, including the development of loan products, underwriting, funding, quality control, and servicing. NovaStar Mortgage pays a commitment fee to NovaStar Financial when originated loans are not sold to NovaStar Financial. No fee is paid if NovaStar Financial is unable or unwilling to purchase the mortgage loans originated by NovaStar Mortgage. The increase in this fee for 1998 compared with 1997 is primarily a result of an increase in the extent of services required and the increase in loan volume. These fees are discussed in greater detail in Note 9 to consolidated financial statements.

  In 1997, NovaStar Financial, Inc. forgave the first tranche of forgivable notes receivable from founders due to certain incentive targets were met in 1997. The terms of these notes are further defined in the "Notes Receivable From Founders" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of the consolidated financial statements.

Equity in Earnings (Loss) of NFI Holding Corporation

  For the year ended December 31, 1998, NFI Holding recorded a net loss of $3.0 million compared with net income of $28,000 for the period of inception (February 6, 1997) to December 31, 1997. NFI Holding's financial position and results of operation for the these periods are discussed further under the heading "NFI Holding Corporation."

Taxable Income (Loss)

  Income reported for financial reporting purposes as calculated in accordance with generally accepted accounting principles (GAAP) differs from income computed for income tax purposes. This distinction is important as dividends paid are based on taxable income. Table 17 is a summary of the differences between net income or loss reported for GAAP and taxable income for 1999 and 1998.

                                    Table 16
                             Taxable Income (Loss)
                          1999 and 1998 (in thousands)

                                                     1999      1998     1997
                                                   --------  --------  -------
Net loss.......................................... $ (7,092) $(21,821) $(1,135)
Use of net operating loss carryforward............   (2,628)      --       --
Results of NFI Holding and subsidiaries...........      (88)    2,984      (28)
Provision for credit losses.......................   22,078     7,430    2,453
Loans charged-off.................................  (14,546)   (6,170)    (140)
Capital losses....................................      --     14,963      --
Other, net........................................     (200)      (14)     284
                                                   --------  --------  -------
Estimated taxable income (loss)................... $ (2,476) $ (2,628) $ 1,434
                                                   ========  ========  =======

  NovaStar Financial has a net operating loss carryforward of approximately $2.5 million available to offset taxable income in 2000, and thereby reduce the amount of required distributions under REIT guidelines. In addition, dividends paid on convertible preferred stock serve to reduce the amount of required distributions to common shareholders.

NFI Holding Corporation

  Since NovaStar Financial discontinued purchasing loans from NovaStar Mortgage and holding them in portfolio in the latter part of 1998, NovaStar Mortgage has had a larger impact on NovaStar Financial's operational results. Instead of selling loans to NovaStar Financial, NovaStar Mortgage has sold loans to outside third parties. Through its indirect equity ownership of NFI Holding, NovaStar Financial has shared in the profits of NovaStar Mortgage's loan sales.

  Condensed consolidated financial statements for NFI Holding are presented in
Note 12 to the consolidated financial statements. NFI Holding's balance sheet consists primarily of the assets, liabilities, and operational results of NovaStar Mortgage and NovaStar Capital; accordingly, the discussion that follows focuses on these two entities.

Financial Condition of NFI Holding as of December 31, 1999 and December 31,
1998

  Mortgage Loan Originations. NFI Holding originated 4,495 non-conforming residential mortgage loans during the year ended December 31, 1999 with an aggregate principal amount of $453 million. Virtually all of NFI Holding's mortgage assets as of December 31, 1999 and December 31, 1998 consist of non-conforming mortgage loans that will be sold directly to independent buyers of whole loans or through securitization transactions that are treated for tax and accounting purposes as sales.

  Table 17 is a summary of NFI Holding's wholesale loan originations for 1999 and 1998. Table 18 presents a summary of mortgage loan sales of NFI Holding during 1999 and 1998. Table 19 is a summary of wholesale loan origination costs of production.

                                    Table 17
     1999 and 1998 Quarterly Wholesale Loan Originations--NFI Holding, Inc.
                             (dollars in thousands)

                                                             Weighted Average
                                                          ----------------------   Percent
                         Number           Average  Price  Loan                       with
                           of              Loan   Paid to  to    Credit           Prepayment
                         Loans  Principal Balance Broker  Value Rating(A) Coupon   Penalty
                         ------ --------- ------- ------- ----- --------- ------  ----------
1999:
  Fourth quarter........ 1,265  $130,288   $103    101.0    82%   5.30    10.04%      91%
  Third quarter......... 1,204   125,140    104    100.8    82    5.28     9.87       91
  Second quarter........ 1,161   114,631     99    101.1    82    5.14     9.82       89
  First quarter.........   865    82,495     95    100.5    80    4.95     9.85       89
                         -----  --------   ----    -----   ---    ----    -----      ---
    1999 total.......... 4,495  $452,554   $101    100.9    82%   5.19     9.90%      90%
                         =====  ========   ====    =====   ===    ====    =====      ===
1998:
  Fourth quarter........ 1,526  $136,659   $ 90    100.8    81%   4.76     9.76%      87%
  Third quarter......... 2,622   239,933     92    101.4    81    4.38    10.07       79
  Second quarter........ 3,133   294,303     94    101.3    81    4.43     9.95       71
  First quarter......... 2,033   207,976    102    101.4    81    4.45     9.93       65
                         -----  --------   ----    -----   ---    ----    -----      ---
    1998 total.......... 9,314  $878,871   $ 94    101.3    81%   4.47     9.95%      74%
                         =====  ========   ====    =====   ===    ====    =====      ===

--------
(A) AAA=7, AA=6, A=5, A-=4, B=3, C=2, D=1

                                    Table 18
            Mortgage Loan Sales to Third Parties--NFI Holding, Inc.
                     Years Ended December 31, 1999 and 1998
                             (dollars in thousands)

                                                                        Weighted
                                                                        Average
                                                   Principal  Net Gain  Price To
                                                    Amount   Recognized   Par
                                                   --------- ---------- --------
1999:
  Fourth quarter.................................. $109,443   $ 2,583    104.1%
  Third quarter...................................  110,512     3,075    104.2
  Second quarter..................................   98,048     2,911    104.4
  First quarter...................................   73,743     1,593    103.6
                                                   --------   -------
    1999 total.................................... $391,746   $10,162    104.1
                                                   ========   =======    =====
1998:
  Fourth quarter.................................. $108,800   $ 1,985    103.6%
  Third quarter...................................   18,133       826    106.0
  Second quarter..................................    6,742       173    106.0
  First quarter...................................      --        --       --
                                                   --------   -------
    1998 total.................................... $133,675   $ 2,984    104.0
                                                   ========   =======    =====

                                    Table 19
                       Wholesale Loan Costs of Production
                     Years Ended December 31, 1999 and 1998
                             (dollars in thousands)

                                            Premium paid to
                               Gross Loan broker, net of fees      Total
                               Production      collected      Acquisition Cost
                               ---------- ------------------- ----------------
Costs as a percent of
 principal:
1999:
  1999........................    4.2%            0.4%              4.6%
                                  ===             ===               ===
  Fourth quarter..............    3.1%            0.5%              3.6%
                                  ===             ===               ===
  Third quarter...............    3.8%            0.4%              4.2%
                                  ===             ===               ===
  Second quarter..............    4.2%            0.5%              4.7%
                                  ===             ===               ===
  First quarter...............    6.2%            0.2%              6.4%
                                  ===             ===               ===
1998:
  1998........................    2.4%            1.0%              3.4%
                                  ===             ===               ===
  Fourth quarter..............    5.3%            0.5%              5.8%
                                  ===             ===               ===
  Third quarter...............    2.3%            1.2%              3.5%
                                  ===             ===               ===
  Second quarter..............    1.6%            1.0%              2.6%
                                  ===             ===               ===
  First quarter...............    1.9%            1.0%              2.9%
                                  ===             ===               ===

  Table 20 is a summary of loans originated by NovaStar Mortgage and NovaStar Capital by state for 1999 and 1998 by quarter. As of December 31, 1999, NovaStar Mortgage had 47 account executives 45 covering states.

                                    Table 20
   Mortgage Loan Originations by State--NovaStar Mortgage, Inc. and NovaStar
                                 Capital, Inc.
                                 1999 and 1998

                            Percent of Total Originations during Quarter
                                (based on original principal balance)
                         --------------------------------------------------- ---
                                   1999                      1998
                         ------------------------- -------------------------
Collateral Location      Fourth Third Second First Fourth Third Second First
-------------------      ------ ----- ------ ----- ------ ----- ------ -----
Florida.................   12%    15%   12%    15%   21%    17%   16%    12%
Michigan................   12     10    10     12     6      5     5      5
California..............   10     10     8      6     7      7     9     15
Arizona.................    8      5     7      4     2      3     2      3
Ohio....................    8     12    10      8     9      4     5      2
Tennessee...............    6      4     6      9     6      4     4      4
Washington..............    4      4     5      3     4      5     6      7
Texas...................    2      2     1      2     4      5     3      3
North Carolina..........    1      1     1      2     6      5     3      2
All other states........   34     33    36     35    33     41    44     45

  NFI Holding's loan originations are funded through warehouse and repurchase facilities at First Union and are discussed further in footnote 4 of the consolidated financial statements.

  Mortgage Loan Sales. In a securitization executed by NovaStar Mortgage during the first quarter of 1999, $165 million in loans were sold to a Special Purpose Entity (SPE), of which $26 million settled in April 1999. Proceeds of the bonds issued by the SPE, $160 million, were used to pay for the mortgage loans acquired from NovaStar Mortgage. The loans were sold without recourse by NovaStar Mortgage. NovaStar Mortgage retained a residual certificate issued by the SPE. In September 1999, NovaStar Financial purchased the economic residual interests. NovaStar Mortgage also retained loan servicing rights for the loans sold to the SPE. The value of the retained interests in the mortgage servicing rights has been recorded as an asset and the loans sold have been removed from the balance sheet of NovaStar Mortgage.

  NovaStar Mortgage allocated its basis in the mortgage loans between the portion of the mortgage loans sold and the retained assets based on the relative fair values of those portions at the time of sale. The values of these assets were determined by discounting estimated future cash flows using the cash out method. Footnote 3 of the consolidated financial statements detail the significant values and assumptions used in determining the values of the assets sold and values of the resulting retained assets.

  Of the aggregate gain recognized in the securitization, $355,000 was recorded upon the April closing.

  NFI Holding also sold $391.7 million of its whole loan portfolio to unrelated third parties for cash at a net gain of $10.2 million at an average price of
104.1 during 1999. Table 20 of "Financial Condition of NFI Holding, Inc. as of December 31, 1999 and 1998" provides a quarterly analysis of NovaStar Mortgage's and NovaStar Capital's mortgage loan sales to third parties.

  Mortgage loan servicing. Loan servicing is a critical part of NovaStar Mortgage's business. The majority of the loans serviced by NovaStar Mortgage are owned by NovaStar Financial. In the opinion of management, maintaining contact with borrowers is vital in managing credit risk and in borrower retention. Non-conforming borrowers are prone to late payments and are more likely to default on their obligations than conventional borrowers. NovaStar Mortgage strives to identify issues and trends with borrowers early and take quick action to address such matters.

  Table 21 provides summaries of delinquencies and default statistics of NovaStar Mortgage's mortgage loan portfolio as of December 31, 1999 and 1998 by quarter. The information presented in both tables include mortgage loans owned by NovaStar Financial and its affiliates. Other information regarding the credit quality of NovaStar Financial's mortgage loans is provided in Table 1.

                                    Table 21
                           Delinquencies and Defaults

                                              1999                                           1998
                         -----------------------------------------------  --------------------------------------------
                         December 31 September 30  June 30     March 31   December 31  September 30 June 30   March 31
                         ----------- ------------ ----------  ----------  -----------  ------------ --------  --------
Loan servicing
 portfolio..............  $897,572     $969,343   $1,032,065  $1,072,393  $1,179,967    $1,178,861  $995,428  $742,075
                          ========     ========   ==========  ==========  ==========    ==========  ========  ========
Total defaults:
 Delinquent loans (A)...      6.28%        4.75%        5.21%       4.12%       4.40%         2.95%     1.95%     1.92%
                          ========     ========   ==========  ==========  ==========    ==========  ========  ========
 Loans in foreclosure...      3.62         3.79         3.36        3.39        2.25          2.02      2.28      2.29
                          ========     ========   ==========  ==========  ==========    ==========  ========  ========
 Real estate owned......      2.71         2.24         2.20        1.66        1.21          0.81      0.52      0.24
                          ========     ========   ==========  ==========  ==========    ==========  ========  ========

--------
(A) Includes loans delinquent 30 days or greater

  The following table presents a summary of the mortgage loan activity of NFI Holding for 1999 and 1998 as a percent of the respective quarter's beginning principal of mortgage loans held in portfolio and loan origination principal.

                                    Table 22
                   Mortgage Loan Activity--NFI Holding, Inc.
                             (dollars in thousands)

                          Percent Sold   Percent
                               to        Sold to  Percent Sold    Percent
                            NovaStar      Third        in         Held in  Percent of
                         Financial, Inc. Parties Securitizations Portfolio Prepayments Total
                         --------------- ------- --------------- --------- ----------- -----
1999
  Fourth quarter........         %          52%          %           46%         2%     100%
  Third quarter.........       --           54         --            44          2      100
  Second quarter........       --           32          13           54          1      100
  First quarter.........       --           25          45           29          1      100
1998
  Fourth quarter........         %          30%         11%          58%         1%     100%
  Third quarter.........       --            5         --            94          1      100
  Second quarter........        99           1         --           --         --       100
  First quarter.........       100         --          --           --         --       100

Results of Operations of NFI Holding, Inc.--Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

  For the year ended December 31, 1999 NFI Holding recorded net income of $89,000 compared with a net loss of $3.0 million during 1998. Note 9 of the consolidated financial statements presents a summarized income statement of NFI Holding, Inc.

  The following summarizes reasons impacting operating results of NFI Holding for 1999 compared with 1998:

  . Effective July 1998, NovaStar Mortgage began retaining its mortgage loan production to sell to third parties or securitize versus its previous practice of selling 100% of originations directly to NovaStar Financial. Accordingly, NovaStar Mortgage recognized $5.5 million of net interest income on loans in warehouse for the year ended December 31, 1999 compared with $4.3 million during 1998. The net interest income recognized in 1998 also includes interest earned on agency securities. NovaStar Mortgage sold all of its agency securities during the latter part of 1998.

  . Provisions for credit losses in 1999 were $860,000 versus $210,000 in 1998. The increase in the provisions is partly due to the effects of maintaining warehouse loans as well as increases made to the provisions for credit losses in 1999 as discussed under "Provisions for Credit Losses and Premiums for Mortgage Loan Insurance".

  . The administrative fee agreement between NovaStar Financial and NovaStar
    Mortgage was cancelled on April 1, 1999. These fees are included in services provided to NovaStar Financial, Inc.

  . During 1999, NovaStar Mortgage recognized net gains of $11.8 million from the sale of whole loans. Of that amount, $1.6 million of the gains recognized were a result of the closing of NovaStar Mortgage's first securitization transaction. The remainder of the gain resulted from various whole loan sales to third parties for cash. During 1998, NovaStar Mortgage recognized gains of $3.0 million on sales of whole loans and $164,000 from selling mortgage securities.

  . NovaStar Mortgage's wholesale origination operation did not operate at full capacity during 1999. The cost of loan production as a percent of principal averaged 4.7% in 1999 versus 3.4% during 1998, the details of which are presented in Table 19. As a result, NovaStar Mortgage capitalized a lower percentage of origination costs during 1999--which under GAAP are amortized as an adjustment of the yield over the life of the loan versus expensed in the period incurred.

Results of Operations of NFI Holding, Inc.--Year Ended December 31, 1998 Compared to the Year Ended December 1997

  For the year ended December 31, 1998 NFI Holding recorded a net loss of $3.0 million compared with net income of $28,000 for the period from February 6, 1997 (inception) to December 31, 1997. The significant increase in the net loss of NFI Holding in 1998 compared with the same period of 1997 is largely due to the commitment fees paid to NovaStar Financial, Inc. when NovaStar Mortgage did not sell its wholesale loan production to NovaStar Financial, Inc. as discussed in Note 9 of the consolidated financial statements. During the last half of 1998, NovaStar Mortgage retained its mortgage loan production versus selling them to NovaStar Financial. Prior to this point in time, NovaStar Financial, Inc. had acquired 100% of NovaStar Mortgage's mortgage loan production. As a result, NovaStar Mortgage paid NovaStar Financial, commitment fees aggregating $5.1 million in 1998. No commitment fees were paid to NovaStar Financial for the same period of 1997. Also, during the fourth quarter of 1998 production volumes were significantly lower than prior quarters as a result of circumstances affecting the subprime industry as described in "Events of the Fourth Quarter". As the origination side of the business was not functioning at full capacity during the latter part of 1998, NovaStar Mortgage's costs of loan production as a percent of principal averaged 2.1% in 1998 versus 1.4% during 1997 as detailed in Table 3. These additional costs incurred by NovaStar Mortgage in 1998 were offset to a degree by net gains of $1.0 million on the sale of $25 million of subprime residential mortgage loans to independent third parties. NovaStar Mortgage did not sell any of its mortgage assets to outside parties during the same period of 1997.

Liquidity and Capital Resources

  Liquidity means the need for, access to and uses of cash. The primary needs for cash include the acquisition of mortgage loans, principal repayment and interest on borrowings, operating expenses and dividend payments. Substantial cash is required to support the operating activities of the business, especially the mortgage origination operation. Mortgage asset sales, principal, interest and fees collected on mortgage assets and residual interests on CMOs will serve to support cash needs. Drawing upon various borrowing arrangements typically satisfies major cash requirements. During the first nine months of 1999, NovaStar Financial also improved its equity and liquidity positions significantly by:

  . Securing lending facilities with First Union National Bank and GMAC/RFC.

  . Raising additional capital through the issuance of 4 million shares of Class B 7% cumulative convertible preferred stock in March 1999; gross proceeds aggregating $30 million.

  NovaStar Mortgage requires substantial cash to fund loan originations and operating costs. As of December 31, 1999, NovaStar Mortgage and NovaStar Capital owned $107.9 million of subprime mortgage loans. NovaStar Mortgage and NovaStar Capital provide financing for these loans through warehouse and repurchase credit facilities at First Union. In December 1999, a $50 million warehouse financing arrangement with GMAC/RFC was executed that will provide an additional financing source for funding loans. Loans financed with warehouse and repurchase credit facilities are subject to changing market valuation and margin calls. Management expects to continue selling loans originated by NovaStar Mortgage and NovaStar Capital or securitizing those loans at a profit to meet the significant cash needs of the wholesale loan operation. Management believes NovaStar Financial can operate indefinitely in this manner, provided that the level of loan originations are at or near the capacity of its production infrastructure.

  Table 23 is a summary of financing arrangements and available borrowing capacity under those arrangements as of December 31, 1999:

                                    Table 23
                              Liquidity Resources
                    December 31, 1999 (dollars in thousands)

                                    Maximum
                                   Borrowing  Value of
             Resource                Limit   Collateral Borrowings Availability
             --------              --------- ---------- ---------- ------------
Cash..............................                                   $ 3,861
First Union National Bank (A):
  Committed warehouse line of
   credit......................... $ 75,000   $ 58,001   $33,382     $24,619
  Committed secured whole loan
   repurchase Agreement........... $175,000   $ 45,066   $45,066     $   --
  Committed residual financing
   available under CMOs........... $ 25,000         (B)      --
                                                         -------
GMAC/Residential Funding
 Corporation (A):
  Committed warehouse line of
   credit......................... $ 50,000   $    --    $   --          --
                                   --------   --------   -------     -------
    Total......................... $325,000   $103,082   $78,448     $28,480
                                   ========   ========   =======     =======
Total availability as a percent
 of:
    Total assets..................                                    4.127 %
                                                                     =======
    Total stockholders' equity....                                   28.126 %
                                                                     =======

--------
(A) Value of collateral and borrowings include amounts for NovaStar Financial, NovaStar Mortgage and NovaStar Capital as they are co-borrowers under the arrangements with First Union National Bank and GMAC/RFC.
(B) Management estimates the value of the residuals range from $55 to $70 million and does not include the value of mortgage servicing rights.

  Management believes the liquidity resources available are sufficient to cover expected future production of NovaStar Mortgage and NovaStar Capital.

  Cash activity during the years ended December 31, 1999, 1998 and 1997 are presented in the consolidated statement of cash flows.

  The capital of NovaStar Financial has come from

  . a private placement offering of preferred stock, raising net proceeds of $47 million.

  . an initial public offering of common stock, raising net proceeds of $67 million, and

  . a private offering of convertible preferred stock, raising net proceeds of $29 million.

  NovaStar Financial uses capital when financing loans on a long-term basis. Under short-term financing arrangements, NovaStar can borrow up to 98% of the market value of the loans it owns. In long-term financing (i.e. in the form of asset-backed bonds) NovaStar can finance approximately 95% of the market value of the loans. NovaStar must use its own capital resources to "finance" the difference between the financed portion and the full loan cost.

  During 1999, most of the loans originated by NovaStar Mortgage were sold to third parties. In doing so, NovaStar does not use capital. In fact, if the sales prices are above the full cost to originate loans, this method of operation will generate capital for NovaStar.

  During 2000, management expects to finance half of the loans produced by NovaStar Mortgage. The remainder will be sold to third parties. NovaStar currently has excess capital available to support this mode of operation during 2000. When NovaStar Financial fully deploys its capital, management expects to either raise more equity from the capital markets or sell enough loans, so that it operates without the need for additional capital.

Interest Rate/Market Risk

  Loan Price volatility. Under its current mode of operation, NovaStar Financial depends heavily on the market for wholesale subprime mortgage loans. To conserve capital, NovaStar Mortgage and NovaStar Capital may sell loans it originates. The financial results of NovaStar Financial will depend, in part, on the ability to find purchasers for the loans at prices that cover origination expenses. Exposure to loan price volatility will be reduced as NovaStar Financial resumes acquisition and retention of its subprime mortgage loans.

  Interest rate risk. Interest rate risk is the risk that the interest rate of NovaStar Financial's mortgage assets will increase or decrease at different rates than the interest rate cost of its liabilities. Expressed another way, this is the risk that NovaStar Financial's net asset value will experience an adverse change when interest rates change. When interest rates on the assets do not adjust at the same rates as the liabilities or when the assets are fixed rates and the liabilities are adjusting, future earnings potential is affected. Management primarily uses financing sources where the interest rate resets frequently. As of December 31, 1999, borrowings under all financing arrangements adjust daily, monthly, or quarterly. On the other hand, very few of the mortgage assets owned by NovaStar Financial, as of December 31, 1999, adjust on a monthly or daily basis. Most of the mortgage loans contain features where their rates are fixed for some period of time and then adjust frequently thereafter. For example, one of our loan products is the " 2/28" loan. This loan is fixed for its first two years and then adjusts every six months thereafter.

  While short-term borrowing rates are low and long-term asset rates are high, this portfolio structure produces good results. However, if short-term interest rates rise rapidly, earning potential could be significantly affected as the asset rate resets would "lag" borrowing rate resets. The converse can be true when sharp declines in short-term interest rates cause interest costs to fall faster than asset rate resets, thereby increasing earnings.

  In its assessment of the interest sensitivity and as an indication of exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument, or groups of similar instruments is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. The risks are analyzed on both an income and market value basis.

  Table 24 is a summary of the analysis as of December 31, 1999 and 1998.

                                    Table 24
                        Interest Rate Sensitivity-Income
                           December 31, 1999 and 1998

                                                      Basis Point Increase
                                                     (Decrease) in Interest
                                                             Rate(A)
                                                     -------------------------
As of December 31, 1999                               (100)   Base(B)    100
-----------------------                              -------  -------  -------
Income from:
  Assets............................................ $61,610  $64,419  $66,954
  Liabilities(B)....................................  42,173   47,803   53,442
  Interest rate agreements..........................  (1,379)  (1,379)   1,122
                                                     -------  -------  -------
Net spread income................................... $18,058  $15,237  $14,634
                                                     =======  =======  =======
Cumulative change in income from base(C)............ $ 2,821      --   $  (603)
Percent change from base spread income(D)...........    18.5%     --     (4.0)%
                                                     =======  =======  =======
Percent change of capital(E)........................     2.8%     --     (0.6)%
                                                     =======  =======  =======

                                                      Basis Point Increase
                                                     (Decrease) in Interest
                                                             Rate(A)
                                                     -------------------------
As of December 31, 1999                               (100)   Base(B)    100
-----------------------                              -------  -------  -------
Income from: Assets................................. $80,507  $82,310  $83,966
Costs of: Liabilities(B)............................  47,546   55,259   63,233
Costs of: Interest rate agreements..................  (2,244)  (2,244)     107
                                                     -------  -------  -------
Net spread income................................... $30,717  $24,807  $20,840
                                                     =======  =======  =======
Cumulative change in income from base(C)............ $ 5,910      --   $ 3,967
Percent change from base spread income(D)...........    23.8%     --     (16.0)%
                                                     =======  =======  =======
Percent change of capital(E)........................     6.8%     --      (4.5)%
                                                     =======  =======  =======

--------
(A) Income of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down 1%.
(B) Includes deal expenses, loan premium amortization, mortgage insurance premiums and provisions for credit losses.
(C) Total change in estimated spread income, in dollars, from "base." "Base" is the estimated spread income as of December 31.
(D) Total change in estimated spread income, as a percent, from base.
(E) Total change in estimated spread income as a percent of total stockholders' equity as of December 31.

                                    Table 25
                    Interest Rate Sensitivity--Market Value
                           December 31, 1999 and 1998

                                                               Basis Point
                                                                 Increase
                                                              (Decrease) in
                                                             Interest Rate(A)
                                                             -----------------
As of December 31, 1999                                       (100)     100
-----------------------                                      -------  --------
Change in market values of:
  Assets.................................................... $ 9,112  $(11,340)
  Liabilities...............................................  (2,068)    2,376
  Interest rate agreements..................................  (2,809)    4,723
                                                             -------  --------
Cumulative change in market value........................... $ 4,235  $ (4,241)
                                                             =======  ========
Percent change of market value portfolio equity(B)..........     3.5%     (3.6)%
                                                             =======  ========
                                                               Basis Point
                                                                 Increase
                                                              (Decrease) in
                                                             Interest Rate(A)
                                                             -----------------
As of December 31, 1999                                       (100)     100
-----------------------                                      -------  --------
Change in market values of:
  Assets.................................................... $13,216  $(14,896)
  Liabilities...............................................    (714)      713
  Interest rate agreements..................................    (923)    2,775
                                                             -------  --------
Cumulative change in market value from base................. $11,579  $(11,408)
Percent change of market value portfolio equity(B)..........    12.4%    (12.2)%
                                                             =======  ========

--------
(A) Change in market value of assets, liabilities or interest rate agreements in a parallel shift in the yield curve, up and down 1%.
(B) Total change in estimated market value as a percent of market value portfolio equity as of December 31.

  Interest rate sensitivity analysis. The values under the heading "Base" are management's estimates of spread income for assets, liabilities and interest rate agreements on December 31, 1999 and December 31, 1998. The values under the headings "100" and "(100)" are management's estimates of the income and change in market value of those same assets, liabilities and interest rate agreements assuming that interest rates were 100 basis points, or 1 percent higher and lower. The cumulative change in income or market value represents the change in income or market value of assets, net of the change in income or market value of liabilities and interest rate agreements.

  The interest sensitivity analysis is prepared monthly. If the analysis demonstrates that a 100 basis point shift, up or down in interest rates would result in 25 percent or more cumulative decrease in income from base, or a 10% cumulative decrease in market value from base, policy requires management to adjust the portfolio by adding or removing interest rate cap or swap agreements. The Board of Directors reviews and approves NovaStar Financial's interest sensitivity and hedged position quarterly.

  Assumptions used in interest rate sensitivity analysis. Management uses estimates in determining the income and market value of assets, liabilities and interest rate agreements. The estimation process is dependent upon a variety of assumptions, especially in determining the income and market value of its subprime mortgage loan holdings. The estimates and assumptions have a significant impact on the results of the interest rate sensitivity analysis, the results of which are shown as of December 31, 1999 and 1998.

  Management's analysis for assessing interest rate sensitivity on its subprime mortgage loans relies significantly on estimates for prepayment speeds. A prepayment model has been internally developed based upon four main factors:

  . Refinancing incentives (the interest rate of the mortgage compared with the current mortgage rates available to the borrower)

  . Borrower credit grades

  . Loan-to-value ratios

  . Prepayment penalties, if any

  Generally speaking, when market interest rates decline, borrowers are more likely to refinance their mortgages. The higher the interest rate a borrower currently has on his or her mortgage the more incentive he or she has to refinance the mortgage when rates decline. In addition, the higher the credit grade, the more incentive there is to refinance when credit ratings improve. When a borrower has a low loan-to-value ratio, he or she is more likely to do a "cash-out" refinance. Each of these factors presumably increases the chance for higher prepayment speeds during the term of the loan. On the other hand, prepayment penalties serve to mitigate the risk that loans will prepay, under the assumption that the penalty is a deterrent to refinancing.

  These factors are weighted based on management's experience and an evaluation of the important trends observed in the subprime mortgage origination industry. Actual results may differ from the estimates and assumptions used in the model and the projected results as shown in the above table.

  NovaStar Financial's projected prepayment rates in each interest rate scenario start at a prepayment speed less than 5% in month one and increase to a long-term prepayment speed in nine to 18 months, to account for the seasoning of the loans. The long-term prepayment speed ranges from 20% to 40% and depends on the characteristics of the loan which include type of product (ARM or fixed rate), note rate, credit grade, LTV, gross margin, weighted average maturity and lifetime and periodic caps and floors. This prepayment curve is also multiplied by a factor of 60% on average for periods when a prepayment penalty is in effect on the loan. These assumptions change with levels of interest rates. The actual historical speeds experienced on NovaStar Financial's loans shown in Table 7 are weighted average speeds of all loans in each deal.

  As shown in Table 7, actual prepayment rates on loans that have been held in portfolio for shorter periods are slower than long term prepayment rates used in the interest rate sensitivity analysis. However, this table also indicates that as pools of loans held in portfolio season, the actual prepayment rates are more consistent with the long term prepayment rates used in the interest sensitivity analysis.

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

  The investment policy for NovaStar Financial sets the following general goals:

  (1) Maintain the net interest margin between assets and liabilities, and

  (2) Diminish the effect of changes in interest rate levels on the market value of NovaStar Financial.

  Although management evaluates the portfolio using interest rate increases and decreases greater than one percent, management focuses on the one percent increase. The investment policy for NovaStar Financial allows for no more than a 25 percent decrease in the spread income of the portfolio and for no more than a 10% decrease in the market value of the portfolio when interest rates rise or fall by one percent.

  Sensitivity as of December 31, 1999 and 1998. As shown in the above table, if interest rates were to decrease one percent (-100 basis points), the spread income would increase by an estimated 2.8% and 6.8% as of December 31, 1999 and December 31, 1998, respectively. If interest rates rise by one percent (+100 basis points), the spread income would decrease by an estimated 0.6% and 4.5% as of December 31, 1999 and 1998, respectively. If interest rates were to decrease one percent, the market value of portfolio equity would increase by an estimated 3.5% and 12.4% as of December 31, 1999 and 1998, respectively. If interest rates rise by one percent, the market value of portfolio equity would decrease by an estimated 3.6% and 12.2% as of December 31, 1999 and 1998, respectively.

  Hedging with off-balance-sheet financial instruments. In order to address a mismatch of assets and liabilities, the hedging section of the investment policy is followed, as approved by the Board. Specifically, the interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on its mortgage assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate mortgage loans and related borrowings.

  NovaStar Financial uses interest rate cap and swap agreements and financial futures contracts to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, management intends generally to hedge as much of the interest rate risk as determined to be in the best interest of NovaStar Financial, given the cost of hedging transactions and the need to maintain REIT status.

  NovaStar Financial seeks to build a balance sheet and undertake an interest rate risk management program that is likely, in management's view, to enable NovaStar Financial to maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns.

  Interest rate cap agreements are legal contracts between NovaStar Financial and a third party firm or "counter-party". The counter-party agrees to make payments to NovaStar Financial in the future should the one- or three-month LIBOR interest rate rise above the strike rate specified in the contract. NovaStar Financial either makes quarterly premium payments or has chosen to pay the premiums upfront to the counterparties under contract. Each contract has a fixed notional face amount, on which the interest is computed, and a set term to maturity. Should the reference LIBOR interest rate rise above the contractual strike rate, NovaStar Financial will earn cap income. Payments on an annualized basis equal the contractual notional face amount times the difference between actual LIBOR and the strike rate.

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

                                    BUSINESS

  Generally, we invest in and manage a portfolio of mortgage loans, primarily non-conforming, and mortgage securities. A substantial portion of the mortgage loans we acquired have been originated by our affiliate, NovaStar Mortgage, Inc. Mortgage securities were acquired in the open marketplace.

  NovaStar Mortgage continues to originate loans for sale to third parties and we consider that function integral to our business. During 2000, we expect to finance half of the loans produced by NovaStar Mortgage. The remainder will be sold to third parties. NovaStar currently has excess capital available to support this mode of operation in 2000. After our excess capital is fully deployed, we expect to raise additional equity through capital markets or by selling loans. We continue to own and manage a portfolio of mortgage loans that are, substantially, financed with long-term, non-recourse asset-backed bonds. Following are summaries of the lending operation and our portfolio management strategy.

Mortgage Lending Operation

 Market Overview

  During 1999, total mortgage loan originations were approximately $1,300 billion. Approximately 85% of these loans were classified as "prime" mortgages which generally means they have credit quality and documentation sufficient to qualify for a guarantee by GNMA, FNMA or FHLMC. More than $190 billion of the total mortgage loans originated in 1999 were classified as "non-conforming" as published by Mortgage Bankers Association of America.

  We believe there is strong national demand by borrowers for non-conforming mortgage loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. These are some of the circumstances, which create the market for non-conforming mortgage loans.

  One of the significant differences between the conforming and non-conforming mortgage loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the non-conforming mortgage loan market's historical performance has been more consistent without regard to interest rates. This is evident by the growth in non-conforming originations from 1993 through 1997. While the prime market experienced a decline in originations due primarily to an increase in interest rates, mortgage loan originations in the non-conforming market continued to grow.

  The size of the non-conforming mortgage loan market in 1999 was approximately $190 billion in annual originations. Historically, the non-conforming mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the non-conforming mortgage business, we believe the non-conforming mortgage market is still highly fragmented, with no single competitor having more than a 6% market share. The growth and profitability of the non-conforming mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and mortgage loan volume at traditional financial institutions have together drawn new participants and capital to the non-conforming mortgage loan market. We believe the non-conforming mortgage loan market requires more business judgement from underwriters in evaluating borrowers with previous credit problems. Non-conforming lending is also generally a lower volume/higher profit margin business rather than the generally higher volume/lower profit margin conforming mortgage loan business to which traditional mortgage bankers have become accustomed. Non-conforming mortgage lending is also more capital intensive than the conforming mortgage market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.


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


  We believe that the non-conforming mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term due in part to the following reasons:

  . growth in the number of existing homeowners with negative entries on their credit reports;

  . growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34;

  . growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document;

  . growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and

  . growth in consumer bankruptcy filings which cause borrowers to be classified as subprime.

  We expect more competitors to attempt to enter the market. While this may cause profit margins to narrow, we believe that the non-conforming mortgage market will be able to sustain relatively attractive profit margins due to certain barriers to entry which include:

  . the capital intensive nature of the business as issuers of securities backed by non-conforming mortgage loans are required to retain the credit and prepayment risks;

  . the higher level of expertise required to underwrite the mortgage loans;

  . the higher cost to service the mortgage loans due to the additional emphasis required on collections and loss mitigation; and

  . the highly fragmented nature of business due to the difficulty of sourcing the mortgage loans.

 Competition

  In the November 15, 1999 issue of the National Mortgage News, competitors in the top 40 of third quarter 1999 non-conforming mortgage loan originations ranged from $3.3 billion to $148 million. NovaStar Mortgage's mortgage loan origination volume for the third quarter of 1999 was $125 million. Based on market capitalization, as published in national Mortgage News on November 15, 1999, NovaStar Financial ranked 14 of 22 publicly traded non-conforming lenders. Management's research of the asset size of the companies indicates NovaStar Financial ranks number 10 of 22.

  We face intense competition in the business of originating, purchasing, selling and securitizing non-conforming mortgage loans. The number of participants is believed to be well in excess of 100 companies and no single participant holds a dominant share of the non-conforming market. In addition to other residential mortgage REITs, we are in competition for non-conforming borrowers with consumer finance companies, conventional mortgage bankers, commercial banks, credit unions and thrift institutions. We compete for holding mortgage loans with life insurance companies, institutional investors and other well-capitalized publicly-owned mortgage lenders. Many of these competitors are substantially larger than we are and have considerably greater financial, technical and marketing resources than we do.

  Competition among industry participants can take many forms, including convenience in obtaining a mortgage loan, amount and term of the loan, customer service, marketing/distribution channels, loan origination fees and interest rates. To the extent any competitor significantly expands its activities in the non-conforming mortgage loan market, we could be materially adversely affected.

  We believe that one of our key competitive strengths is our employees and the level of service they are able to provide our borrowers. By servicing our loan portfolio directly, we are able to stay in close contact with our borrowers and identify potential problems early. NovaStar Mortgage's servicing staff is comprised of seasoned mortgage professionals with significant experience in the non-conforming mortgage loan marketplace.

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

  We effectively compete due to our:

  . experienced management team;

  . tax advantaged status as a REIT;

  . vertical integration through our relationship with NovaStar Mortgage, which originates and services mortgage loans;

  . direct access to capital markets to securitize our assets; and

  . cost-efficient operations.

  Prior to 1999, our CMO transactions were designed to meet accounting rules that resulted in securitizations being treated as financing transactions. The mortgage loans and related debt continue to be presented on our balance sheet, and no gain is recorded. Securitization transactions may also be structured as sales for accounting and tax purposes. NovaStar Mortgage completed this type of securitization in January of 1999. Details regarding CMOS issued by us and the securitization transaction issued by NovaStar Mortgage can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 3 and 4 to our consolidated financial statements.

  We believe we have an advantage over other mortgage REITs through our infrastructure that allows us to acquire wholesale loan production through our taxable affiliate, NovaStar Mortgage, at a total cost lower than purchasing those mortgage loans in the secondary market. Moreover, the relationship we have with NovaStar Mortgage results in a vertically integrated organization. Because of this integration, there are no material conflicts between the interests of the mortgage lending operation and the portfolio management operation. Conflicts may arise in REITs where the incentives and interest of management are dependent on asset size rather than return on equity or stockholder returns. Conflict may arise in entities that have external management contracts or situations where management's compensation is not directly related to the company's performance or return to stockholders. Our primary management incentive programs are dependent on return on equity, in the annual bonus plan, and stock price appreciation for forgivable loans to founders and the stock option plan.

  We file our own income tax return, while NFI Holding files consolidated income tax returns that include NovaStar Mortgage. This structure is designed to legally separate the mortgage loan origination operation from our operations, i.e., the REIT entity. This structure also allows for activities and transactions to be entered into by NovaStar Mortgage, while preserving our REIT status. These activities include such items as the sale of assets, hedging techniques and forms of indebtedness. NFI Holding was formed in order to provide an efficient means of adding additional taxable affiliates to the organization. We refer you to the "Federal Income Tax Consequences-- Qualification as a REIT" section of this prospectus for further information on recently adopted legislation.

  NovaStar is competitively disadvantaged because of its youth and relatively low production volume. NovaStar Mortgage has been in the business of originating non-conforming mortgage loans for three years and is still developing its lending network. Until the infrastructure is completely refined and developed, NovaStar Mortgage will not have the high volume/low cost per loan production experienced by its competition. In addition, NovaStar Financial requires significant capital to acquire assets and maximize earnings potential. Many competitors of NovaStar Financial have larger market capitalization. A larger market capitalization generally affords larger trading volume, more recognition in the marketplace and, therefore, greater ability to raise capital.

 Loan Origination

  As discussed in the following sections, NovaStar Mortgage originates and services non-conforming mortgage loans. NovaStar Mortgage has agreed to service the mortgage loans owned by NovaStar Financial. NovaStar Financial pays an administrative outsourcing fee to NovaStar Mortgage as compensation for mortgage loan development, underwriting, funding and quality control services. We have entered into other agreements with NovaStar Mortgage in which NovaStar Mortgage has agreed to pay us interest on amounts

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


borrowed from us as well as pay us guaranty fees on loans sold by us in which we have guaranteed their performance.

  The historical amounts and nature of these intercompany fees are further described under the "Fees from NovaStar Mortgage, Inc." and "General and Administrative Expenses" categories in "Management's Discussion and Analysis of Financial Condition and Results of Operations". Intercompany fees are also disclosed in the consolidated financial statements of NovaStar Financial and the notes thereto.

  Loans originated by NovaStar Mortgage are primarily non-conforming mortgage loans, generally secured by first liens on single family residential properties. Non-conforming mortgage lending involves lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to poor credit history and/or other factors which make it difficult for them to meet prime mortgage loan underwriting criteria. NovaStar Mortgage targets as potential customers individuals with relatively significant equity value in their homes, but who have impaired credit profiles, are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income, or are otherwise unable to qualify for traditional conforming mortgage loans. Mortgage loan proceeds are used by borrowers for a variety of purposes such as to consolidate consumer credit card and other installment debt, to finance home improvements and to pay educational expenses. These borrowers are often seeking to lower their monthly payments by reducing the rate of interest they would otherwise pay or extending their debt amortization period or doing both. Customer service is emphasized by providing prompt responses and flexible terms to broker-initiated customer borrowing requests. Through this approach, NovaStar Mortgage expects to originate new mortgage loans and purchase closed mortgage loans with relatively higher interest rates than are typically charged by lenders for prime mortgage loans while having comparable or lower loan-to-value ratios. The pricing differential between typical prime non-conforming mortgage loans and non-conforming mortgage loans is often as much as 300 basis points. With proper management of the credit risk, most of this additional spread may become additional profit for the owner of these mortgage loans.

  Originations have primarily been made for debt consolidation purposes, with the remainder of our origination either rate/term refinances or purchase money loans. Given the borrowers needs, non-conforming mortgage lending tends to be less interest rate sensitive than the prime mortgage purchase market or rate/term refinance market, since borrowings secured by real estate are generally less expensive than credit card or installment debt. Non-conforming borrowers are also generally more willing to accept a prepayment penalty since they have fewer options for obtaining financing then the typical conforming mortgage loan borrower. During 1999, 90% of the mortgage loans originated by NovaStar Mortgage had a prepayment penalty.

 Marketing and Production Strategy

  General. NovaStar Mortgage's competitive strategy is to build efficient channels of production for originating non-conforming mortgage loans. NovaStar Mortgage has generated mortgage product through two distinctive production channels:

  . direct origination through a wholesale broker network; and

  . bulk acquisitions from originators.

  NovaStar Mortgage's long-term strategy is to emphasize production through the wholesale broker network. We believe that production channels that allow us to get closer to the customer and eliminate as many intermediaries as possible will generally be the most efficient over the long-term and that by developing the direct origination channel through a mortgage broker network, we will be able to differentiate ourselves from other end investors who purchase their production in bulk from other originators. From time to time, we may participate in the bulk acquisition market depending on market conditions and the availability of capital.

  We believe that non-conforming mortgage loans provide a relatively attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to prime mortgage loans.

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


With the proper focus on underwriting, appraisal, management and servicing of non-conforming mortgage loans, we believe we can be successful in developing a profitable business in this segment of the market. While many new competitors have recently entered the non-conforming mortgage loan market, We believe that the experience of our management in this industry and the infrastructure, which has been established, allows it to effectively compete in this segment.

  Mortgage Products. NovaStar Mortgage offers a broad menu of products in order to serve our customers. These products are comprised of both fixed rate and adjustable-rate mortgages. During 1999, the percentage of fixed rate and adjustable rate loans originated by NovaStar Mortgage is 36% and 64%, respectively. NovaStar Mortgage categorizes the mortgage loans that it originates into one of six different credit risk classifications. Mortgage loans are assigned a credit classification based on several factors consisting of such things as loan-to-value ratios, the credit history of the borrower, debt ratios of the borrower and other characteristics. NovaStar Mortgage provides loans up to a maximum loan-to-value ratio of 97% based on the credit risk classification and the loan amount. For loans originated in 1999, the average loan-to-value ratio is 82% and the average loan amount was $101,000.

  Wholesale Channel. NovaStar Mortgage's wholesale origination consists of a network of brokers and mortgage lenders that offer our line of mortgage products. We believe that our wholesale channel allows NovaStar Mortgage to originate mortgage loans at a lower cost, including the cost to originate the loan, than it could purchase the loan in the market. For example, assume the price to purchase a loan in bulk is 104% of the face amount. If NovaStar Mortgage can originate the same loan at 101% of face amount and incurs origination costs of 1% of par, the wholesale loan would be 2% less expensive than the mortgage loan purchased in bulk.

  The wholesale origination infrastructure consists of a sales force to call on mortgage loan brokers, two underwriting and processing centers to underwrite, close and fund mortgage loans and systems to process data. As of December 31, 1999, we had a staff of 47 account executives, located in offices nationwide, whose job is to call on brokers. Supporting the sales force is a staff of 72 in Orange County, California. We believe we can originate loans through the wholesale channel at a price 1.5 to 2.0% lower than the cost of acquiring mortgage loans in bulk when our mortgage lending operation is running at full capacity.

  We believe we have been, and will continue to be, successful in competing in the wholesale business for several reasons. First, we are vertically integrated with our wholesale originator. Management believes this approach will provide a competitive advantage over many competitors who either only originate loans or only act as end investors because of the elimination of redundancy in separating the two functions. Second, we believe our REIT status gives us a pricing advantage over non-REIT mortgage investors. Third, NovaStar Mortgage assembled a mortgage loan production staff with extensive experience and contacts in the non-conforming mortgage loan market. We believe that important factors influencing success or failure in the wholesale channel are offering competitive prices, consistent application of underwriting guidelines, and responsive service.

  During the third quarter of 1999, we released Internet Underwriter, or "IU", a web-based automated underwriting system used by selected customers for non-conforming residential mortgage loans. IU serves to provide customers with the ability to obtain underwriting approval and a loan purchase commitment in a manner of minutes. All loans are subject to our underwriting guidelines described below.

  Bulk Acquisitions. The bulk acquisition channel was the first channel developed by us as it required the least infrastructure to operate and it allowed us to acquire non-conforming mortgage loans very quickly. Although it generally carries a lower margin than the wholesale channel, from time to time we may still acquire mortgage loans through this channel. In bulk acquisitions, pools of mortgage loans ranging in size from $2 million to in excess of $25 million are acquired from large originators of mortgage loans.

  Due diligence with respect to bulk acquisitions may be performed from time to time by contract underwriters under the guidance of our Chief Credit Officer. The Chief Credit Officer personally reviews the

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


resumes of each contract underwriter prior to the performance of the due diligence process. Any exceptions to our underwriting guidelines must be approved by the Chief Credit Officer. Only the Chief Credit Officer and the President can make the ultimate decision to approve a loan when the borrower has an open bankruptcy. Personnel for this channel are centralized in the mortgage operations headquarters with the only field personnel consisting of the sales force strategically located in select markets. Through this production channel, capital quickly invested in pools of non-conforming mortgage loans.

  Retail Channel. Neither NovaStar Mortgage nor NovaStar Financial has yet established a retail or direct origination channel to the consumer. This is the typical finance company model with a local office in a strip center and commissioned loan originators. Retail origination is the most expensive and potentially the most profitable origination channel. The overhead cost to originate retail mortgage loans can be as high as four to 6% of the face amount of the loan. However, the gross profit on such a mortgage loan can be as high as 10% of the face amount of the mortgage loan and the prepayment risk is mitigated due to the loan being funded at a discount to par. Success in retail origination often times depends on the branch's ability to generate leads, access to an outlet to sell mortgage loan products which are attractive to borrowers, and flexible, common sense underwriting. This segment of the mortgage industry remains highly fragmented and dominated by local brokers. While NovaStar Mortgage or NovaStar Financial do not have plans to implement a retail production channel initially, it may test a variety of direct consumer marketing strategies in the future.

  Profitability and Capital Allocation by Production Channel. In general, we believe that the closer it gets to the consumer in the mortgage process chain, the more profitable the production channel will be due to the elimination of unnecessary intermediaries. While over the long term we believe this to be true, there may be times when market conditions are such that the bulk acquisition channel, the furthest from the customer, is the most profitable. In order to properly manage the allocation of capital, we will measure the profitability of each channel on a stand-alone basis. Direct expenses will be tracked by channel and measured against mortgage loans originated via each channel.

  By measuring each channel independently, we intend to avoid supporting a channel, which has been unprofitable over time. In addition, by knowing the profitability of each channel at any given point in time, as well as on average over a specified time period, we can make the proper decisions in deciding where to invest our capital to obtain the best return for stockholders.

 Underwriting and Quality Control Strategy

  Underwriting Guidelines. We purchase loans in accordance with its underwriting guidelines. These underwriting guidelines were developed by our senior management utilizing their experience in the industry. The underwriting guidelines are intended to evaluate the credit history of the potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. NovaStar Mortgage originates loans only in compliance with NovaStar Financial's underwriting guidelines.

  NovaStar Mortgage underwrites all mortgage loans it originates through its wholesale channel. Loans acquired by the Company in bulk pools are subject to the same underwriting guidelines as established for NovaStar Mortgage production. NovaStar Mortgage has hired experienced underwriters who work under the supervision of the Chief Credit Officer. The underwriters hired by NovaStar Mortgage all have substantial experience in the underwriting of subprime mortgage loans.

  Underwriters are given approval authority only after their work has been reviewed by the Chief Credit Officer for a period of at least two weeks. Thereafter, the Chief Credit Officer re-evaluates the authority levels of all underwriting personnel on an ongoing basis. All mortgage loans in excess of $350,000 currently require the approval of the Chief Credit Officer. In addition, the President approves all mortgage loans in excess of $450,000.

  On a case-by-case basis, exceptions to the underwriting guidelines are made where compensating factors exist. Compensating factors may consist of factors like length of time in residence, lowering of the borrower's

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

monthly debt service payments, the loan to value ratio on the mortgage loan or other criteria that in the judgment of the underwriter warrants an exception. The Chief Credit Officer and the President have the authority to approve a mortgage loan when the potential borrower has an open bankruptcy.

  Each loan applicant completes an application that includes information with respect to the applicant's income, assets, liabilities and employment history. A credit report is also submitted by the broker along with the loan application which provides detailed information concerning the payment history of the borrower on all of their debts. Prior to issuing an approval on the mortgage loan, the underwriter runs an independent credit report to verify that the information submitted by the broker is still accurate and up-to-date. An appraisal is also required on all mortgage loans and in many cases a review appraisal or second appraisal may be required depending on the value of the property and the underwriters comfort with the original valuation. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to FNMA and FHLMC.

  The underwriting guidelines include three levels of applicant documentation requirements, referred to as "full documentation", "limited documentation", and "stated income". Under the full documentation program applicants generally are required to submit two written forms of verification of stable income for at least 12 months. Under the limited documentation program, verification of income is not required. However, personal or business bank statements for the most recent 12 months are required as evidence of cash flows. Under the stated income documentation program, an applicant may be qualified based on monthly income as stated in the loan application.

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


  Our categories and criteria for grading the credit history of potential borrowers and the maximum loan to value ratios allowed for each category are shown below.

                    AAA Risk        AA Risk        A Risk         A- Risk        B Risk         C Risk        D Risk
                  -------------  -------------  -------------  -------------  -------------  ------------ ---------------
Mortgage          No mortgage    No mortgage    Maximum one    Maximum two    Maximum three  Maximum five  Maximum six
 History........  lates allowed  lates allowed  30-day late    30-day lates   30 day lates   30 day        30 day lates,
                  within the     within the     and no 60-day  and no 60-day  and one 60     lates, and    and three 60
                  last 24        last 12        lates within   lates within   day late       two 60 day    day lates and
                  months         months         the last       the last       within the     lates, and    two 90 day
                                                12 months      12 months      last           one 90 day    lates within
                                                                              12 months      late within   the last 12
                                                                                             the last      months. Must be
                                                                                             12 months     current at time
                                                                                                           of origination


Other Credit....  Limited 30     Limited 30     Limited 30     Limited 30     Limited 60     Limited 90    Discretionary--
                  day lates.     day lates      day lates      day lates      day lates      day lates     credit is
                  Generally      within the     within the     within the     within the     within the    generally
                  paid as        last 24        last 12        last 12        last 12        last 12       expected to be
                  agreed         months.        months.        months         months         months        late pay
                                 Generally      Generally
                                 paid as        paid
                                 agreed         as agreed


Bankruptcy        Chapter 13     Chapter 13     Chapter 13     Chapter 13     Chapter 13     Chapter 13    Chapter 13 and
 Filings........  must be        must be        must be        must be        must be        no seasoning  7 no seasoning
                  discharged     discharged     discharged     discharged     discharged     required on   required on
                  minimum of 2   minimum of     minimum of     minimum of     minimum of     discharge     discharge with
                  years with     2 years with   2 years with   1 year with    1 year with    with          evidence of
                  reestablished  reestablished  reestablished  reestablished  reestablished  evidence of   satisfactory
                  credit;        credit;        credit;        credit;        credit;        satisfactory  discharge
                  Chapter 7      Chapter 7      Chapter 7      Chapter 7      Chapter 7      discharge;
                  must be        must           must           must           must           Chapter 7
                  discharged     be discharged  be discharged  be discharged  be discharged  minimum
                  minimum of 3   minimum of     minimum of     minimum of     minimum of 18  discharge of
                  years with     3 years with   3 years with   2 years with   months with    1 year
                  reestablished  reestablished  reestablished  reestablished  reestablished
                  credit         credit         credit         credit         credit


Debt Service
 Ratio..........  45%            45%            45%            50%            50%            55%           55%
Maximum Loan-to-
 Value Ratio:
Full documenta-
 tion...........  97%            95%            90%            90%            85%            75%           65%
Limited
 documentation..  90%            90%            85%            80%            80%            70%           NA
Stated income...  90%            85%            80%            75%            75%            65%           NA

  Loan Portfolio by Credit Risk Category. Table 1 of the Management's Discussion and Analysis of Financial Condition and Results of Operations sets forth our mortgage loan portfolio by credit grade as of December 31, 1999 and 1998, all of which are non-conforming.

  Geographic Diversification. Close attention is paid to geographic diversification in managing our credit risk. We believe one of the best tools for managing credit risk is to diversify the markets in which we originate and purchase mortgage loans. We have established a diversification policy to be followed in managing this credit risk which states that no one market can represent a percentage of total mortgage loans we own higher than twice that market's percentage of the total national market share. While there generally is some geographic concentration in mortgage loans originated through the bulk acquisition channel, over time our mortgage lending operation plans to diversify our credit risk by selecting target markets through the wholesale channel. Presented in Table 2 of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus is a breakdown of our current geographic diversification as of December 31, 1999 and 1998.

  Collateral Valuation. Collateral valuation also receives close attention in our underwriting of our mortgage loans. Given that we primarily lend to non-conforming borrowers, we place great emphasis on the ability of collateral to protect against losses in the event of default by borrowers. We have established an appraisal policy as part of our underwriting guidelines. This policy includes requiring second and/or review appraisals on properties in order to verify the value of the property.

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


  Quality Control. Quality control reviews are conducted to ensure that all mortgage loans, whether originated or purchased, meet established quality standards. The type and extent of the reviews depend on the production channel through which the mortgage loan was obtained and the characteristics of the mortgage loan. Reviews are performed on a high percentage of mortgage loans with principal balances in excess of $350,000, high loan to value, limited documentation, or those made for "cash out" refinance purposes. Appraisal reviews and compliance reviews are also performed as part of the quality control process to ensure adherence to appraisal policies and state and federal regulations.

  Regulation. We are regulated with respect to mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act, and Regulation Z promulgated thereunder, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions so consumers have the ability to compare credit terms. The Truth in Lending Act also guarantees consumers a three-day right to cancel credit transactions. The Truth in Lending Act also imposes disclosure, underwriting and documentation requirements on mortgage loans with (1) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (2) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. We are also required to comply with the Equal Credit Opportunity Act of 1974, as amended, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under the Equal Credit Opportunity Act restricts creditors from obtaining information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. We will also be subject to the Real Estate Settlement Procedures Act and the Debt Collection Practices Act pursuant to the Home Mortgage Disclosure Act. We will also be subject to the rules and regulations of, and examinations by, the Government National Mortgage Association, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans.

 Mortgage Loan Servicing Strategy

  Overview. We plan to acquire the large majority of mortgage loans we purchase on a servicing released basis and thereby acquire the servicing rights. Through July 14, 1997, Advanta Mortgage Corp. USA was acting as sub-servicer for the mortgage loans we acquired. Effective, July 15, 1997, NovaStar Mortgage began servicing our mortgage loans. The servicing operation is located in the Westwood, Kansas office. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with company guidelines.

  NovaStar Mortgage's focus for the servicing of our non-conforming mortgage loans is based on effective credit risk. NovaStar Mortgage intends to employ the proper resources to mitigate the losses on the mortgage loans serviced. We also believe we can better manage prepayment risk by servicing our mortgage loans through our affiliate. Through our servicing function, we intend to pre-select borrowers that have an incentive to refinance and retain those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender. Although it is not a primary focus, we estimate that NovaStar Mortgage will be able to effectively service our loans at a cost less than the cost to outsource this to an unrelated company.

  Procedures. We have prescribed procedures for servicing our mortgage loans which are to be followed by NovaStar Mortgage. In servicing non-conforming mortgage loans, NovaStar Mortgage uses collection procedures that are generally more stringent than those typically employed by a servicer of conforming mortgage loans consistent with applicable laws. We believe one of the first steps in effectively servicing non-conforming mortgage loans is to establish contact with the borrower prior to any delinquency problems. To achieve this objective, each borrower is telephoned ten days prior to the first payment due date on the mortgage loan. With this telephone call,

  . NovaStar Mortgage ensures it has the proper telephone number for the borrower;

  . the borrower will be aware of who is servicing the loan, where payment is to be made, and has a contact to call in the event of any questions; and

  . NovaStar Mortgage is able to stress to the borrower the importance of making payments in a complete and timely manner.

  The first 30 days of a delinquency are, in our view, the crucial period for resolving the delinquency. At a minimum, all borrowers who have not made their mortgage payment by the 10th day of the month in which it is due receive a call from a collector. Borrowers whose payment history exhibits signs that the borrower may be having financial difficulty receive more attention. For example, any borrowers who made their previous months payment after the late charge date, generally the 15th of the month, receive a call from a collector no later than the second business day of the current month if their payment has not yet been received. This allows NovaStar Mortgage to be more aggressive with those borrowers who need the most attention and also focuses the efforts of the collection staff of NovaStar Mortgage on the higher risk borrowers.

  For accounts that have become 60 days or more delinquent, the collection follow-up is increased and a full financial analysis of the borrower is performed, a Notice of Intent to Foreclose is filed, and efforts to establish a work out plan with the borrower are instituted.

  Our policy allows for reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. NovaStar Mortgage is available to offer some guidance and make personal contact with delinquent borrowers as often as possible to seek to achieve a solution that will bring the mortgage loan current. However, no relief will be granted unless there is reasonable expectation that the borrower can bring the mortgage loan current within 180 days following the initial default.

  If properly managed from both an underwriting and a servicing standpoint, management believes it will be able to keep the level of delinquencies and losses in our mortgage loans in line with industry standards.

Portfolio Management

  We build our mortgage asset portfolio from two sources--loans originated in the mortgage lending operation of NovaStar Mortgage and purchases in the mortgage and securities markets. Initially, the portfolio was comprised of purchased mortgage assets. As NovaStar Mortgage has developed its infrastructure of non-conforming mortgage lending, we have relied less on purchasing mortgage loans in bulk and more on wholesale origination. Ultimately, management expects a substantial portion of our portfolio to consist of retained interests in wholesale loans originated by NovaStar Mortgage collateralizing our structured debt instruments.

 Types of Mortgage Assets

  The mortgage assets we purchased are principally single family mortgage loans and mortgage securities backed by single family mortgage loans, as well as from time to time multifamily mortgage loans and mortgage securities backed by multifamily mortgage loans and commercial mortgage loans and mortgage securities backed by commercial mortgage loans. Single family mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on residences with one-to-four units. Multifamily mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on residential properties with more than four units. Commercial mortgage loans are secured by commercial properties. Substantially all of our mortgage assets bear adjustable interest rates or have a fixed-rate coupon that has been paired with an interest rate cap, so that we have the proper matching of assets and liabilities.

  In September 1999, we purchased the subordinated (B-class) and interest-only bonds of NovaStar Mortgage Funding Trust, Series 99-01, issued by NovaStar Mortgage, our taxable-affiliate. In addition, as discussed above we may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of our own mortgage assets. Other than our taxable affiliates, we will not acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under Section 860E of the Code. Excess inclusion income realized by a taxable affiliate is not passed through to our stockholders.

  Single Family Mortgage Loans. In future periods, we may acquire conforming mortgage loans--those that comply with the requirements for inclusion in a loan guarantee program sponsored by other FHLMC or FNMA. To date, we have acquired only nonconforming mortgage loans. We also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of mortgage loans guaranteed by GNMA. To date, no loans insured by FHA or VA have been originated or owned. Under current regulations, the maximum principal balance allowed on conforming mortgage loans ranges from $240,000 for one-unit to $461,300 for four-unit residential loans. For properties located in either Alaska or Hawaii, the maximum principal balance allowed ranges from $360,000 for one-unit to $691,950 for four-unit residential loans. Nonconforming single family mortgage loans are single family mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. We expect that a majority of the nonconforming mortgage loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming mortgage loans meet the requirements for sale to national private mortgage conduit programs which focus upon the non-conforming mortgage lending market. As of December 31, 1999, 87.1% of our mortgage loans were collateralized by single family residential properties.

  Multifamily Mortgage Loans. Generally, we do not acquire multifamily mortgage loans. Multifamily mortgage loans generally involve larger principal amounts per loan than single family mortgage loans and require more complex credit and property evaluation analysis. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a multifamily mortgage loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. Multifamily mortgage loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of multifamily mortgage securities qualify as "mortgage-related securities" and for the favorable treatment accorded such securities under the Secondary Mortgage Market Enhancement Act of 1984. As of December 31, 1999, 3.7% of our mortgage loans were collateralized by multifamily residential property.

  Mortgage Securities. Mortgage securities we owned as of and during the period since inception and through December 31, 1998, have consisted of mortgage securities issued by corporations sponsored by the United States government, including FNMA, GNMA and FHLMC. Securities issued by FHLMC and FNMA are not guaranteed by the full faith and credit of the U.S. Government. In October 1998, we sold all securities owned by NovaStar Financial and NovaStar Mortgage and paid off the related repurchase agreement financing, recognizing an aggregate loss of $15.4 million.

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

  Mortgage assets purchased by us in the future may include mortgage securities as follows:

    (1) Single Family and Multifamily Privately Issued Certificates. Single family and multifamily privately issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions. Single family and multifamily privately issued certificates are generally covered by one or more forms of private, i.e., non-governmental, credit enhancements. Forms of credit enhancements include, but are not limited to, surety bonds, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

    (2) Agency Certificates. At present, all GNMA certificates are backed by single family mortgage loans. FNMA certificates and FHLMC certificates may be backed by pools of single family or multifamily mortgage loans. The interest rate paid on agency certificates may be fixed rate or adjustable rate.

    (3) Commercial Mortgage Securities. To the extent we will seek to acquire any mortgage assets either backed by or secured by commercial property, we intend to favor the acquisition of mortgage securities backed by commercial mortgage loans rather than direct acquisition of commercial mortgage loans. These mortgage securities generally have been structured as pass-through certificates with private, i.e., non-governmental, credit enhancements or as collateralized mortgage obligations. Because of the great diversity in characteristics of the commercial mortgage loans that secure or underlie these mortgage securities, such securities will also have diverse characteristics. Although many are backed by large pools of commercial mortgage loans with relatively small individual principal balances, these mortgage securities may be backed by commercial mortgage loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financing is highly concentrated, single commercial property mortgage securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

  Commercial Mortgage Loans. We will only acquire commercial mortgage loans when we believe we have the necessary expertise to evaluate and manage them and only if they are consistent with our capital asset guidelines. Commercial mortgage loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial mortgage loans have certain distinct risk characteristics: commercial mortgage loans generally lack standardized terms, which may complicate their structure, although some of the new conduits are introducing standard form documents for use in their programs; commercial mortgage loans tend to have shorter maturities than single family mortgage loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. To date, we have not acquired commercial mortgage loans. As of December 31, 1999, we had no loans collateralized by commercial property.

 Asset Acquisition Policies

  We acquire only those mortgage assets that we believe we have the necessary expertise to evaluate and manage and which are consistent with our risk management objectives. Our strategy is to focus primarily on the acquisition of single family mortgage loans, single family mortgage securities, multifamily mortgage loans and multifamily mortgage securities. We focus primarily on the acquisition of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. Our asset acquisition strategy will change over time as market conditions change and as we evolve.

  Our investment policy allows for the acquisition of mortgage assets and certain other liquid investments, such as federal agency securities and commercial paper. We do not presently intend to invest in real estate, interests in real estate, or interests in persons primarily engaged in real estate activities.

  We may also purchase the stock of other mortgage REITs or similar companies when we believe that such purchases will yield attractive returns on capital employed. We have not, nor do we presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. We have not and we presently have no intention to repurchase or otherwise reacquire our shares or other securities. Although we have not, we may in the future acquire mortgage assets by offering our debt or equity securities in exchange for mortgage assets.

  We generally intend to hold mortgage assets to maturity. In addition, the REIT provisions of the Code limit our ability to sell mortgage assets. We may decide to sell assets from time to time, however, for a number of reasons, including, without limitation, to dispose of a mortgage asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of mortgage asset for another to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to restructure the balance sheet when we deem such action advisable. We will select any mortgage assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict our authority to determine the timing of sales or the selection of mortgage assets to be sold.

 Financing for Mortgage Lending Operations and Mortgage Security Acquisitions

  We finance our mortgage loan purchases through interim financing facilities such as repurchase agreements. A repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price differential constituting interest on the borrowing.

  A non-conforming mortgage lending operation is a capital intensive business. Depending on the type of product originated and the production channel, the amount of capital required as a percentage of the balance of mortgage loans originated may range from 6% to 12%. For illustration purposes only, based on a hypothetical monthly volume of $25 million, this will equate to a capital requirement of $1.5 to $3 million per month, and on a hypothetical volume of $50 million, this requirement doubles to $3 to $6 million per month. Our non-conforming mortgage lending operation is managed through a taxable affiliate, which provides us the flexibility to sell our mortgage loan production as whole loans or in the form of pass-through securities in the event it encounters restrictions in accessing the capital markets.

  To mitigate interest rate risk, we enter into transactions designed to hedge interest rate risk, which may include mandatory and optional forward selling of mortgage loans or mortgage assets, interest rate caps, floors and swaps, buying and selling of futures and options on futures, and acquisition of interest-only REMIC regular interests. The nature and quantity of these hedging transactions will be determined by us based on various factors, including market conditions and the expected volume of mortgage loan purchases. We believe our strategy of issuing long-term structured debt securities will also assist us in managing interest rate risk.

  Acquisitions of mortgage securities are generally financed using repurchase agreements.

 Mortgage Loans Held as Collateral for Structured Debt

  We intend to securitize the non-conforming mortgage loans produced by the mortgage lending operation as part of our overall asset/liability strategy. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as collateralized mortgage obligations. We intend to securitize by issuing structured debt. Under this approach, for accounting purposes the mortgage loans securitized remain on the balance sheet as assets and the collateralized mortgage debt obligations appear as liabilities. A securitization results only in rearranging our borrowings, as proceeds from the structured debt issuance are applied against preexisting borrowings. The proceeds repay advances under the warehouse line of credit or borrowings under repurchase agreements. Issuing structured debt in this matter serves to lock in less expensive, non-recourse long-term financing that better matches the terms of the loans serving as collateral for the debt.

  Proceeds from securitizations have been used to support new mortgage loan originations. Securitizations are long-term financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages.

  Our investment in retained interests under securitizations, as discussed above, reflects the excess of the mortgage loan collateral over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the tax-advantaged REIT structure. Other forms of securitizations may also be employed from time to time under which a "sale" of interests in the mortgage loans occurs and a resulting gain or loss is reflected for accounting purposes at the time of sale. This form of securitization was employed in September of 1999 by NovaStar Mortgage. See further discussion of this sales transaction in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 3 and 4 to our Consolidated Financial Statements. Under this form, only the net retained interest in the securitized mortgage loans remains on the balance sheet. We anticipate these sales will generally be made through one or more of our taxable affiliates. We may conduct securitization activities through one or more taxable affiliates or qualified REIT subsidiaries formed for such purpose.

  We expect our retained interests in our securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans will be applied first to reduce the remaining amount of our retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, the monoline insurers in such securitizations rather than us.

  We will structure our securitizations so as to avoid the attribution of any excess inclusion income to our stockholders. NovaStar management is experienced in the securitization of non-conforming and other single family residential mortgage loans.

  We have financed our retained interests in our securitizations through a combination of equity and secured debt financings.

 Credit Risk Management Policies

  Mortgage Loans. With respect to our mortgage loan portfolio, we attempt to control and mitigate credit risk through:

  . ensuring that established underwriting guidelines are followed;

  . geographic diversification of our loan portfolio;

  . the use of early intervention, aggressive collection and loss mitigation techniques in servicing our mortgage loans;

  . the use of insurance and the securitization process to limit the amount of credit risk that it is exposed to on our retained interests in securitizations; and

  . maintenance of appropriate capital reserve levels.

  A summary of the credit quality and diversification of our loan portfolio as of December 31, 1999 and 1998 is presented in Table 1 of "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Acquisitions. With respect to the mortgage assets we purchase, we review the credit risk associated with each investment and determine the appropriate allocation of capital to apply to such investment under our capital allocation guidelines. Because the risks presented by single family, multifamily and commercial mortgage assets are different, we analyze the risk of loss associated with such mortgage assets separately. In addition, we attempt to diversify our portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. We attempt to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for losses.

  With respect to our purchased mortgage assets, we are exposed to various levels of credit and special hazard risk, depending on the nature of the underlying mortgage assets and the nature and level of credit enhancements supporting such securities. Credit loss protection for privately issued certificates is achieved through the subordination of other interests in the pool to the interest held by us and/or through pool insurance. The degree of credit protection varies substantially among the privately issued certificates held by us. While privately issued certificates held by us will have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a privately issued certificate experience credit losses, such losses could be greater than our pro rata share of the remaining mortgage pool, but in no event could exceed our investment in such privately issued certificate.

  With respect to purchases of mortgage assets in the form of mortgage loans, we have developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. We will conduct a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, we will select a sample of mortgage loans targeted to be acquired, focusing on those mortgage loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, we or our agents will underwrite all multifamily and commercial mortgage loans. During the time it holds mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as those occurring from earthquakes or floods, that are not covered by standard hazard insurance. We will generally not obtain credit enhancements such as mortgage pool or special hazard insurance for our mortgage loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into agency certificates, by such government sponsored entity obligations or guarantees.

  In August 1998, NovaStar Financial and NovaStar Mortgage executed an agreement whereby lender-paid mortgage insurance coverage is purchased on selected mortgage loans. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. Going forward, management expects that it will evaluate the cost-benefit of securing lender paid mortgage insurance for each securitization transaction.

 Interest Rate Risk Management

  The investment policy for NovaStar Financial sets the following general goals:

  (1) Maintain the net interest margin between assets and liabilities, and

  (2) Diminish the effect of changes in interest rate levels on the market value of NovaStar Financial.

  Loan Price Volatility. Under its current mode of operation, NovaStar Financial depends heavily on the market for wholesale non-conforming mortgage loans. To conserve capital, NovaStar Mortgage may sell loans it originates. The financial results of NovaStar Financial will depend, in part, on the ability to find purchasers for the loans at prices that cover origination expenses. Exposure to loan price volatility will be reduced as NovaStar Financial resumes acquisition and retention of mortgage loans.

  Interest Rate Risk. Interest rate risk is the risk that the interest rate on NovaStar Financial's mortgage assets will increase or decrease at different rates than that of the liabilities. Expressed another way, this is the risk that NovaStar Financial's net asset value will experience an adverse change when interest rates change. When interest rates on the assets do not adjust at the same rates as the liabilities or when the assets are fixed rates and the liabilities are adjusting, future earnings potential is affected. Management primarily uses financing sources where the interest rate resets frequently. As of December 31, 1999, borrowings under all financing arrangements adjust daily, monthly, or quarterly. On the other hand, very few of the mortgage assets owned by

NovaStar Financial, as of December 31, 1999, adjust on a monthly or daily basis. Most of the mortgage loans contain features where their rates are fixed for some period of time and then adjust frequently thereafter. For example, one of our loan products is the "2/28" loan. This loan is fixed for its first two years and then adjusts every six months thereafter.

  While short-term borrowing rates are low and long-term asset rates are high, this portfolio structure produces good results. However, if short-term interest rates rise rapidly, earning potential could be significantly affected as the asset rate resets would lag the borrowing rate resets. The converse can be true when sharp declines in short-term interest rates cause interest costs to fall faster than asset rate resets, thereby increasing earnings.

  In its assessment of the interest sensitivity and as an indication of exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument, or groups of similar instruments is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. The risks are analyzed on both an income and market value basis. We refer you to the discussion and analysis of interest rate risk presented in the "Management's Discussion and Analysis of Financial Condition and Results of Operation--Interest Rate/Market Risk" section of this prospectus for further information.

 Prepayment Risk Management

  We seek to minimize the effects of faster or slower than anticipated prepayment rates in our mortgage assets portfolio by acquiring mortgage loans with prepayment penalties, utilizing various financial instruments and the production of new mortgage loans as a hedge against prepayment risk, and capturing through our servicing of the mortgage loans and our portfolio retention department a large portion of those loans which are refinanced. Under certain state laws, prepayment charges may not be imposed or may be limited as to amount or period of time they can be imposed. Prepayment risk is monitored by management and through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and the market value of portfolio equity.

  Although we believe we have developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate us from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the federal income tax requirements that we must satisfy to qualify as a REIT may, at times, limit our ability to fully hedge our interest rate and prepayment risks.

 Taxable Affiliates

  We have currently implemented, and will continue to implement, portions of our business strategy from time to time through one of our taxable affiliates. Other taxable affiliates may be used to implement future business strategies. The REIT is entitled to up to 99% of dividends distributed by such taxable affiliate. The voting common stock of such corporation, however, is owned by persons other than the REIT due to the provisions of the Code limiting ownership by REITs of the voting stock of non-REIT qualifying entities. In our case, the voting common stock of NFI Holding, our taxable affiliate holding company, is held by Messrs. Hartman and Anderson. Such common stock currently has at least one percent of the dividends and liquidation rights of NFI Holding. We hold a class of preferred stock of the taxable affiliate holding company, which preferred stock is entitled to up to 99% of the dividends and liquidation proceeds distributable from NFI Holding. Recently adopted legislation will allow REITs to own directly all of the stock of taxable subsidiaries beginning in the tax year 2001. At present, REITs are generally limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. Accordingly, NFI will have to acquire all of the common stock of NFI Holding from Scott Hartman and Lance Anderson during 2001. This federal tax legislation change is discussed further under "Federal Income Tax Consequences" of this prospectus.

  Taxable affiliates are not qualified REIT subsidiaries and would be subject to federal and state income taxes. In order to comply with the nature of asset tests applicable to us as a REIT, as of the last day of each calendar quarter, the value of the securities of any such affiliate held by us must be limited to less than five percent of the value of our total assets and no more than ten percent of the voting securities of any such affiliate may be owned by us. Taxable affiliates have not elected REIT status and distribute any net profit after taxes to us and our other stockholders. Any dividend income received by us from any such taxable affiliate, combined with all other income generated from our assets, other than qualified REIT assets, must not exceed 25% of our gross income. Before we form any additional taxable affiliate corporations, we will obtain an opinion of counsel to the effect that the formation and contemplated method of operation of such corporation will not cause us to fail to satisfy the nature of assets and sources of income tests applicable to it as a REIT.

  The Clinton Administration's fiscal year 2001 budget includes a proposal that would increase the amount of a REIT's taxable income that must be distributed during the year in order to avoid imposition of the 4% excise tax from the current 85% to 98%. The Administration also proposed a provision that would bar an entity from electing REIT status if 50% or more of its stock were owned by another corporation. We do not anticipate that the Administration's budget proposal would have an adverse effect on our operations, including those of NovaStar Mortgage.

 Properties

  Our executive and administrative offices are located in Westwood, Kansas, and consist of approximately 11,000 square feet. The leases on the premises expire December 2002 and December 2004. The current annual rent for these offices is approximately $228,000.

  NovaStar Mortgage leases space for its mortgage lending operations in Orange County, California. Currently, these offices consist of approximately 16,000 square feet, respectively. The lease on the Orange County premises expires January 2004, and the current annual rent is approximately $414,000.

  NovaStar Mortgage also leases space for its mortgage servicing operation in Westwood, Kansas. The square footage on these premises is approximately 24,000, with annual rent of approximately $260,000, and a lease scheduled to expire in January 2005.

 Legal Proceedings

  We occasionally become involved in litigation arising in the normal course of business. We believe that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers and their positions are as follows:

                 Name              Position
                 ----              --------
      Scott F. Hartman(1)........  Chairman of the Board, Secretary and
                                   Chief Executive Officer
      W. Lance Anderson(1).......  Director, President and Chief Operating Officer
      Michael L. Bamburg.........  Senior Vice President and Chief Investment Officer
      Rodney E. Schwatken........  Vice President, Treasurer and
                                   Controller (Chief Accounting Officer)
      Edward W. Mehrer(2)(3)(4)..  Director
      Gregory T. Barmore(2)(4)...  Director
      Bart Johnson(2)(3)(5)......  Director

--------
(1) Founder of the Company.
(2) Independent director.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

(5) Mr. Johnson resigned from GE Capital Corporation, and consequently from his position as a Director of NovaStar Financial, as of March 29, 2000.

  Information regarding the background and experience of our directors and officers follows:

Directors and Executive Officers

  Scott F. Hartman, age 40, is our co-founder, Chairman of the Board of Directors and Chief Executive Officer and has been a member of the Board of Directors since 1996. His main responsibilities are to manage our portfolio of investments, interact with the capital markets and oversee the securitization of our mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex Capital, Inc., (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed REIT. His responsibilities while at Dynex included managing the investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. Mr. Hartman left Dynex in June 1996 to pursue this opportunity. Prior to joining Dynex in February 1995, Mr. Hartman served as a consultant to Dynex for three years during which time he was involved in designing and overseeing the development of Dynex's analytical and securities structuring system. Mr. Hartman also serves as a director and Vice Chairman of NovaStar Mortgage.

  W. Lance Anderson, age 39, is our co-founder, President and Chief Operating Officer and has been a member of the Board of Directors since 1996. His main responsibility is to manage our mortgage origination and servicing operations. Mr. Anderson most recently served as Executive Vice President of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc., a NYSE-listed REIT. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex's single family mortgage operation, Saxon Mortgage. In this role he was responsible for the origination, underwriting, servicing, quality control and pricing functions for Saxon. He served in this capacity for two years prior to which he was Executive Vice President in charge of production for the single family operation. Mr. Anderson served from October 1989 at Dynex where he was responsible for the startup of the single family operation. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

  Michael L. Bamburg, age 37, is Senior Vice President and Chief Investment Officer of NovaStar Financial and NovaStar Mortgage. Mr. Bamburg is responsible for managing our portfolio of investments, interacting with the capital markets, overseeing the securitization of our mortgage loan production, and developing new business lines for us. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of mortgage backed securities. Mr. Bamburg spent over 11 years with Smith Breeden where he analyzed and traded hundreds of millions of dollars of mortgage backed securities and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden's money management products.

  Rodney E. Schwatken, age 36, is Vice President, Treasurer and Controller of NovaStar Financial and NovaStar Mortgage. Mr. Schwatken is responsible for all accounting and finance functions, including management of financial relationships, management and shareholder reporting and compliance with REIT regulations. From June 1993 to March 1997, when he joined NovaStar Financial, Mr. Schwatken was Accounting Manager with U.S. Central Credit Union, a $30 billion dollar investment, liquidity and technology resource for the credit union industry. From January 1987 to June 1994, Deloitte & Touche LLP in Kansas City, Missouri employed Mr. Schwatken, most recently as an audit manager.

  Edward W. Mehrer, age 60, has been a member of the Board of Directors since 1996. He is presently Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President, Chief Financial Officer and a director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat Marwick Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri.

  Gregory T. Barmore, age 58, was most recently Chairman of the Board of GE Capital Mortgage Corporation, a subsidiary of GE Capital Corporation headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GE Capital Mortgage Corporation's residential real estate-affiliated financial businesses, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GE Capital Mortgage Corporation in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation, one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital Corporation. Prior to his appointment at Employers Reinsurance Corporation, he held a number of financial and general management positions within GE. Mr. Barmore was selected to serve on our Board as an independent director without regard to the GE Capital Corporation investment and accordingly there are no arrangements with GE Capital Corporation or our affiliates regarding his term of office or other aspects of his service on the Board.

  Bart O. Johnson, age 51, had been a member of the Board since 1998 as the GE Capital Corporation nominee. He was President of GE Capital Residential Connections, a division of GE Capital Mortgage Corporation, and is a 25-year mortgage industry veteran. Immediately prior to joining GE in 1997, Mr. Johnson served as Chief Financial Officer and National Residential Production Manager at Mellon Bank's Mortgage Banking Group beginning in 1989. Mr. Johnson resigned from GE Capital Corporation, and consequently from his position as a Director of NovaStar Financial, as of March 29, 2000.

 Other Senior Officers

  James H. Anderson, age 36, is Senior Vice President and National Sales Manager of NovaStar Mortgage. His primary responsibilities include overseeing the overall marketing efforts of NovaStar Mortgage, including managing the sales force of account executives. Prior to joining NovaStar in November 1996, Mr. Anderson was President of his own marketing consulting business. From August 1992 through September 1996, Mr. Anderson was employed by Saxon, where he served as Vice President of Marketing, in charge of the Western Region of the United States. In addition, Mr. Anderson was in charge of Saxon's national sales force for correspondent lending.

  Scott A. Hebdon, age 31, is Senior Vice President and Chief Credit Officer for NovaStar Mortgage. Mr. Hebdon has primary responsibility for all processing, underwriting, and funding activities of the Company. In addition, Mr. Hebdon chairs the Company's Credit Committee. Prior to joining NovaStar, he served as a Vice President and Regional Manager for Security Pacific Financial Services and a District Manager for Commercial Credit. In these positions, Mr. Hebdon was responsible for all origination, underwriting, and collection activities of regional loan centers located in Washington, Oregon, and Los Angeles/Orange County, CA. Prior to this, Mr. Hebdon held various positions with Norwest Financial.

  Christopher S. Miller, age 34, is Senior Vice President and Servicing Manager of NovaStar Mortgage. Mr. Miller is a former Vice President of Option One Mortgage Corporation, a subsidiary of Fleet Mortgage Corporation. From July 1995 to March 1997, Mr. Miller's responsibilities included managing the Collections Department, Customer Service Department, Escrow Analysis, Payoff Department, and Reconveyance. Prior to his tenure at Option One Mortgage in 1995, Mr. Miller spent over seven years at Novus Financial Corporation, a subsidiary of Dean Witter Financial Services, where he managed multiple servicing departments. Mr. Miller brings to NovaStar a diverse servicing background with an emphasis on default management.

Terms of Directors and Officers

  Our Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are four directors. Mr. Mehrer is a Class I director, Mr. Anderson and Mr. Barmore are Class II directors and Mr. Hartman is a Class III director. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2000, 2001 and 2002, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. We intend to maintain the composition of the Board so that there will be no more than six directors, with a majority of independent directors at all times, each of whom shall serve on the Audit and/or Compensation Committees. Mr. Johnson was the GE Capital Corporation nominee serving as a Class III director with a term running until the 2002 annual meeting of stockholders. Mr. Johnson resigned from GE Capital Corporation, and consequently from his position as a director of NovaStar Financial, as of March 29, 2000. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the Board of Directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of preferred stock, our charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of our charter and bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review our charter and bylaws in their entirety.

  Our bylaws provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be independent directors. Independent directors are defined as directors who are not officers or our employees or any affiliate or our subsidiary. GE Capital Corporation and our affiliates are expressly deemed not to be our affiliates for this purpose. Vacancies occurring on the Board of Directors among the independent directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining independent directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.

Committees of the Board

  Audit Committee. We have established an Audit Committee composed of two independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants, the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

  Compensation Committee. We have established a Compensation Committee composed of two independent directors. The Compensation Committee determines the compensation of our executive officers.

  Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

Compensation of Directors

  We pay independent directors $10,000 per year plus $500 for each meeting attended in person. Each independent director has been granted options to purchase 5,000 shares of common stock at the fair market value of the common stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the common stock on the day after each annual meeting of stockholders. However, as the GE Capital Corporation nominee and pursuant to GE Capital Corporation's internal policy, Mr. Johnson did not receive any compensation, whether fees or stock options, for his service on the Board of Directors. None of our directors have received any separate compensation for service on the Board of Directors or on any committee. In addition, Mr. Barmore and Mr. Mehrer were granted options to purchase 5,000 shares of common stock at $18 per share in connection with the 1997 initial public offering of common stock. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is our employee will receive separate compensation for services rendered as a director.

Compensation Committee Interlocks

  No interlocking relationship exists between our Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

               Executive Officer Summary Compensation Table

                                                                   Long-term
                                                                 Compensation
                                                              --------------------
                                                              Securities
                                                Other Annual  Underlying            All Other
Name and Position        Year  Salary   Bonus   Compensation  Options(#)  DER's(6) Compensation
-----------------        ---- -------- -------- ------------  ----------  -------- ------------
Scott F. Hartman........ 1999 $280,000      --         --          --         --     $50,633(1)
 Chairman of the Board,  1998 $185,000      --         --          --         --     $94,033(1)
 Secretary and Chief     1997 $130,833      --    $549,635(2)   40,000        --         --
 Executive Officer


W. Lance Anderson....... 1999 $280,000      --         --          --         --     $50,633(1)
 President and Chief     1998 $185,000      --         --          --         --      94,033(1)
 Operating Officer       1997 $130,833      --    $549,635(2)   40,000        --         --


Mark J. Kohlrus(3)       1999 $170,000 $ 89,250        --       20,000(7)     --         --
 Senior Vice President,  1998 $120,000 $ 86,500        --       10,000     $3,300        --
 Treasurer and           1997 $100,000 $ 90,000        --          --         --         --
 Chief Financial Officer

Michael L. Bamburg(4)... 1999 $190,000 $114,000        --       30,000(7)     --         --
 Senior Vice President   1998 $128,333 $105,000        --       20,000        --         --
 and
 Chief Investment        1997      --       --         --          --         --         --
 Officer


Rodney Schwatken(5)..... 1999 $ 80,000 $ 22,800        --        6,000(7)     --         --
 Vice President,         1998 $ 75,000 $ 16,875        --        4,500        --         --
 Treasurer and
 Controller
                         1997 $ 62,500 $ 18,750        --          --         --         --

--------

(1) Represents dividend payments on 144,666 shares of common stock, each owned by Mr. Hartman and Mr. Anderson, serving as collateral on non-recourse promissory notes issued in 1998 upon the exercise of options. The dividend payments are treated as compensation for personal income tax purposes.

(2) Represents forgiveness of one tranche of founders' forgivable debt.

(3) Mr. Kohlrus was employed by NovaStar Financial from December 16, 1996 through March 15, 2000.

(4) Mr. Bamburg's employment with NovaStar Financial began in February 1998 and provided for an annual salary of $140,000 through December 31, 1998. Mr. Bamburg is eligible to receive an annual bonus of up to 75% of his annual salary.

(5) Mr. Schwatken's employment with NovaStar Financial began on March 20, 1997 and provided for an annual salary of $75,000.

(6) 1996 options granted to Mr. Hartman and Mr. Anderson which vested on the closing of the initial public offering were granted without dividend equivalent rights or DERs. Options granted to Mr. Kohlrus which began to vest in December 1997 were granted with DERs. None of the 1997, 1998 and 1999 options listed were granted with DERs.

(7) Pursuant to resolutions of the Compensation Committee dated December 21, 1999, certain options issued to employees were repriced to $7.00 per share. Options "granted" in 1999 replace 1997 options "canceled" for Messrs. Kohlrus and Schwatken and 1998 options "canceled" for Mr. Bamburg. The repricing is described under the heading "Report on Repricing of Options".

  Bonus Incentive Compensation Plan. A bonus incentive compensation plan was established for certain executive and key officers of NovaStar Financial and its affiliates, effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of common stock, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

   ROE(1) in Excess of Base                       Bonus as percent of Average
   Rate(2) By:                                     Net Worth(3) Outstanding
   ------------------------                       ---------------------------
   Zero or less                                  0%
   Greater than 0% but less                      10% x (Actual ROE--Base
    than 6%                                      Rate)
   Greater than 6%                               (10% x 6%) + 15% x (Actual
                                                 ROE--(Base Rate + 6%))

  Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of common stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999. For 1998 and 1999, NovaStar did not contribute to this pool and no bonuses were awarded.
--------

(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the monthly net income (adjusted to an annual rate) by its average net worth for such month. For such calculations, the "net income" means the net income or net loss determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of NovaStar Financial.

(2)"Base rate" is the average for each month of the ten-year U.S. Treasury rate, plus 4%.

(3)"Average net worth" for any month means the arithmetic average of the sum of
   (1) the net proceeds from all offerings of equity securities since formation including exercise of warrants and stock options and pursuant to the proposed Dividend Reinvestment Plan (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus
   (2) the retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

  Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each acquired 108,333 units, each unit consisting of one share of preferred stock which converted to common stock at the closing of the initial public offering and one warrant, which were acquired at the price of $15 per unit on December 9, 1996. Payment for such units was made by delivering to NovaStar Financial promissory notes, each in the amount of $1,624,995, bearing interest at 8% per annum compounded annually and secured by the units being acquired. Interest began accruing during the first year and is added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period.

  The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven, if the following incentive performance tests are achieved:

  . During the first five fiscal periods after issuance of the notes:

    --One tranche will be forgiven for each fiscal period as to which NovaStar Financial generates a total return to investors in units equal to or greater than 15%. The debt on the first tranche was forgiven and NovaStar Financial recognized a non-cash charge against earnings of $1,083,330 for the fiscal period ending December 31, 1997.

    --At the end of each of the five fiscal periods, all remaining tranches will be forgiven if NovaStar Financial has generated a total cumulative return to investors in units (from date of initial issuance of the notes) equal to or greater than 100%.

  . For purposes of calculating the returns to such investors:

    --The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the private placement on December 9, 1996, and ended on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

  . The term "return" for each fiscal period will mean the sum of (on a per unit basis) (a) all cash dividends paid during (or declared with respect
    to) such fiscal period per share of preferred stock (or per share of common stock following conversion of the preferred stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of preferred stock (or resulting common stock) during such fiscal period, measured by using the price per unit to investors in the private placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the common stock was traded in 1997), and (c) any increase or decrease in the price per warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15% return test, the total return for a given period will be equal to the sum of (a), (b) and
    (c) during the period, and for purposes of the cumulative 100% return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the units (on a per unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per warrant prices.

  . If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by NovaStar Financial to Messrs. Hartman and Anderson in the amount of (1) personal tax liability resulting from the forgiveness of debt, and (2) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of shares that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those shares or the termination of the officer's employment. Messrs. Hartman and Anderson have issued notes payable to NovaStar Financial for the repayment of the tax liability and interest accrued on forgivable notes through December 31, 1997 and notes payable for the founders' contributions to capital of NFI Holding in 1999. For further discussion on these notes see "Indebtedness of Management".

  Stock Option Plan. NovaStar Financial's 1996 stock option plan provides for the grant of qualified incentive stock options or ISOs, non-qualified stock options or NQSOs, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights or DERs. ISOs may be granted to the officers and employees. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants. Unless previously terminated by the Board of Directors, the plan will terminate on September 1, 2006.

  All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock. Outstanding options vest over four years and expire ten years after the date of grant.

  The following table sets forth information concerning stock options granted during 1999 for each of the directors and executive officers.

                                    Individual Grants
                         ------------------------------------------
                                    Percent of                        Potential Realizable
                                      Total                             Value at Assumed
                                     Options   Exercise                  Annual Rates of
                                    Granted to Price or             Stock Price Appreciation
                                    Employees    Base                   forOption Term(2)
                           No.      During the   Price   Expiration -------------------------
          Name           Granted       Year    ($/Share)    Date         5%          10%
          ----           -------    ---------- --------- ---------- ------------ ------------
Michael L. Bamburg......  30,000(1)     25%      $7.00    1/28/08   $    139,440 $    203,290
Gregory T. Barmore......   2,500         2%       6.75     6/9/09         26,999       42,991
Edward W. Mehrer........   2,500         2%       6.75     6/9/09         26,999       42,991
Mark J. Kohlrus.........  20,000(1)     17%       7.00    11/4/07         91,909      132,552
Rodney E. Schwatken.....   6,000(1)      5%       7.00    11/4/07         27,573       39,766
                         -------       ---
  Total to Directors and
   Executive Officers...  61,000        51%
                         =======       ===
  Total options
   granted.............. 119,000
                         =======

--------

(1) Certain 1998 and 1997 stock options repriced in 1999 as discussed in the "Report on Repricing of Options". The original stock options were treated as cancelled and the options repriced at $7.00 per share were treated as granted in 1999.

(2) Options granted to non-employee directors were priced at the market price of NovaStar Financial's common stock on the NYSE at the date of grant. Repriced options were priced in excess of the then current market price of $3.13 per share. In each case, the assumed annual rates represent the potential appreciation in value over the exercise price.

  The following table sets forth certain information with respect to the value of the options as of December 31, 1999 held by the named directors and executive officers.

                       Fiscal Year End Option Value

                                                         Number of Securities      Value of Unexercised
                                                        Underlying Unexercised    In-the-Money Options as
                                                             Options as of            of December 31,
                           Shares                          December 31, 1999            1999(2)(3)
                         Acquired on                   ------------------------- -------------------------
          Name            Exercise   Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------------- ----------- ------------- ----------- -------------
Scott F. Hartman........      --             --          20,000       20,000           --          --
W. Lance Anderson.......      --             --          20,000       20,000           --          --
Gregory T. Barmore......    1,250          4,363          3,125        8,125           --       $3,900
Edward W. Mehrer........      --             --           6,875        8,125       $11,700       3,900
Michael L. Bamburg......      --             --          12,500       37,500           --          --
Rodney E. Schwatken.....      --             --           4,125        6,375           --          --

--------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options whose exercise was less than the market price of common stock at December 31, 1999.

(3) Assuming a stock price of $3.13 per share, which was the closing price of a share of common stock reported for the New York Stock Exchange on December 31, 1999.

                      Report on Repricing of Options

  On December 21, 1999, the Compensation Committee changed the exercise price for 104,000 stock options issued to employees to $7.00 per share. Of these, 69,000 were originally issued in 1997 with an exercise price of $18.00 per share and 35,000 in 1998 at an exercise price of $17.01 per share. The New York Stock Exchange closing price on that date was $3.13 per share. The $7.00 options are considered granted and the $18.00 and $17.01 options are considered cancelled during 1999. No changes were made to the vesting periods or expiration dates. The Compensation Committee adopted the following report on repricing of options:

    The Compensation Committee finds that the repricing is necessary because equity incentives are a significant component of the total compensation package and play a substantial role in NovaStar Financial's ability to retain the services of individuals essential to NovaStar Financial's long-term financial success. Prior to the implementation of the program, the market price of NovaStar Financial's common stock had fallen as a result of market factors which adversely impacted NovaStar Financial's financial results and which did not necessarily reflect the optionees' contributions to NovaStar Financial's progress. The Compensation Committee finds that NovaStar Financial's ability to retain key employees would be significantly impaired unless value is restored to their options through repricing. The Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the shareowners. The lower exercise price, although in excess of current fair market value, make those options valuable once again to the optionees.

                                          Compensation Committee

                                          Gregory T. Barmore

                                          Edward W. Mehrer

                         10-Year Option Repricings

                                             Market                                 Length of
                                    Option  Value at    Exercise                 Original Option
                          Date of   Shares   Time of  Price at Time New Exercise Term at Time of
          Name           Repricing Repriced Repricing of Repricing     Price        Repricing
          ----           --------- -------- --------- ------------- ------------ ---------------
Scott F. Hartman........    --         --       --          --           --      --
 Chairman of the Board,
 Secretary and Chief
  Executive Officer
W. Lance Anderson.......    --         --       --          --           --      --
 President and Chief
 Operating Officer
Gregory T. Barmore......    --         --       --          --           --      --
 Director
Edward W. Mehrer........    --         --       --          --           --      --
 Director
Mark J. Kohlrus......... 12/21/99   20,000    $3.13      $18.00        $7.00     7 yrs 318 days
 Senior Vice President
 and Chief Financial
  Officer
Michael L. Bamburg...... 12/21/99   30,000     3.13       17.01         7.00     8 yrs 38 days
 Senior Vice President
 and Chief Investment
  Officer
Rodney E. Schwatken..... 12/21/99    6,000     3.13       18.00         7.00     7 yrs 318 days
 Vice President,
  Treasurer
 and Controller

  Employment Agreements. NovaStar Financial has entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary described above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "change in control" as those terms are defined in the agreement, an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of the book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with NovaStar Financial for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 stock option plan shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. "Change of control" for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial (other than due to the death, disability or age of a director) or acquisitions of more than 25% of the combined voting power of NovaStar Financial's capital stock, subject to certain limitations. Absent a "change in control," if NovaStar Financial terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with NovaStar Financial for a period of one year following the resignation.

                           PRINCIPAL SECURITYHOLDERS

Beneficial Ownership of Common Stock by Large Securityholders

  The following table sets forth the information we have with respect to beneficial ownership of our common stock as of April 1, 2000, by each person other than members of management known to us to beneficially own more than 5% of our common stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                          Beneficial Ownership
                                                           of Common Stock(1)
                                                          ----------------------
Name and Address of Beneficial Owner                        Shares     Percent
------------------------------------                      ----------- ----------
Wallace R. Weitz & Company(2)............................   6,372,262   48.99%
 1125 South 103rd Street, Suite 600
 Omaha, NE 68124-6008
General Electric Capital Corporation(3)..................   1,333,332   15.16%
 260 Long Ridge Road
 Stamford, CT 06927
Lindner Dividend Fund(4).................................   1,216,567   13.83%
 7711 Carondolet Avenue, Suite 700
 St. Louis, MO 63104
GMAC/Residential Funding Corporation(5)..................   1,177,713   12.65%
 8400 Normandale Lake Blvd., Suite 600
 Minneapolis, MN 55437
McCarthy Group, Inc.(6)..................................     814,285    9.21%
 1125 South 103rd Street, Suite 450
 Omaha, NE 68124
First Union Corporation(7)...............................     536,667    6.33%
 One First Union Center, TW9
 Charlotte, NC 28288-0610
First Financial Fund(8)..................................     450,700    5.54%
 c/o Wellington Management Company
 75 State Street
 Boston, MA 02109

--------
(1) Assuming no exercise of warrants or conversion of preferred stock except by the securityholder named, separately, and no purchases by any of the listed securityholders in this offering.
(2) Includes 1,305,000 shares of common stock issuable upon the exercise of warrants and 3,571,429 shares of common stock issuable upon conversion of preferred stock.
(3) Includes 666,666 shares of common stock issuable upon the exercise of warrants.
(4) Includes 666,667 shares of common stock issuable upon the exercise of warrants.
(5) Includes 1,177,713 shares of common stock issuable upon the exercise of warrants.
(6) Includes 714,285 shares of common stock issuable upon conversion of preferred stock.
(7) Includes 350,000 shares of common stock issuable upon the exercise of warrants.
(8) Consists of shares of common stock currently outstanding.

Beneficial Ownership of Common Stock by Directors and Management

  The following table sets forth information we have with respect to beneficial ownership of our common stock as of April 1, 2000, by (1) each director, (2) our executive officers, and (3) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                              Beneficial
                                                                               Ownership
                                                                               of Common
                                                                               Stock(1)
                                                                           -----------------
Name of Beneficial Owner                                                    Number   Percent
------------------------                                                   --------- -------
Scott F. Hartman(2)......................................................    529,065   6.40
W. Lance Anderson(3).....................................................    539,465   6.52
Edward W. Mehrer(4)......................................................     39,750      *
Gregory T. Barmore(5)....................................................      1,250      *
Bart O. Johnson..........................................................        --     --
Michael L. Bamburg(6)....................................................     76,988      *
Mark J. Kohlrus(7).......................................................     16,305      *
Rodney Schwatken.........................................................      6,425      *
All Directors and Executive Officers as a Group (7 persons)..............  1,202,823  14.57

--------
 * Less than one percent.
(1) Assuming no exercise of the warrants and exercisable options, except by the listed securityholder named separately.
(2) Consists of 390,732 shares of common stock and 128,333 warrants, including 224,066 of common stock and 20,000 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.
(3) Consists of 395,932 shares of common stock and 133,533 warrants, including 287,599 of common stock and 25,200 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.
(4) Consists of 24,000 shares of common stock and 12,000 of warrants, including 2,000 of each owned by his wife, and 3,750 shares of common stock issuable upon the exercise of options.
(5) Consists of 1,250 shares of common stock issuable upon the exercise of options.
(6) Consists of 46,188 shares of common stock and 23,300 warrants, including 1,228 shares of common stock owned by his wife, 300 warrants owned by his wife, 20,110 warrants owned jointly with his wife, and 7,500 shares of common stock issuable upon the exercise of options.
(7) Includes 9,805 shares of common stock and 1,500 warrants, all of which are owned jointly with his wife, except for 550 shares of common stock which are controlled by Mr. Kohlrus as custodian for his children, and 5,000 shares of common stock issuable upon the exercise of options.

                              CERTAIN TRANSACTIONS

  Transactions with Management. In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage, Inc. for the purpose of engaging in the non-conforming lending business. Following NovaStar Financial's private placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

  Following the close of the private placement in December 1996, NovaStar Financial moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding Corporation was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding voting common stock of NFI Holding for a total price of $20,000 and NovaStar Financial acquired all of the outstanding non-voting preferred stock of NFI Holding for a total price of $1,980,000. NFI Holding was additionally capitalized with NovaStar Financial and Messrs. Hartman and Anderson contributing $6,930,000 and $70,000, respectively, in 1999 and $990,000 and $10,000, respectively, in 1998.
The voting common stock is entitled to 1% of the dividend distributions of NFI Holding and the preferred stock is entitled to 99% of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which NovaStar Financial is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in NFI Holding.

  In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of Holding. Through NFI Holding, NovaStar Financial owns a beneficial interest in 99% of the future dividend distributions attributable to NovaStar Mortgage.

  NovaStar Financial and NovaStar Mortgage also entered into a loan subservicing agreement under which NovaStar Mortgage agrees to service mortgage loans for NovaStar Financial initially for a fixed dollar fee per loan based on the fee in comparable subservicing arrangements. The subservicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. Separate agreements have been executed for each pool of loans serving as collateral for NovaStar Financial's collateralized mortgage obligations.

  NovaStar Financial and NovaStar Mortgage further entered into an administrative services outsourcing agreement, dated June 30, 1997, pursuant to which NovaStar Mortgage provides to NovaStar Financial on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

  Effective April 1, 1999, NovaStar Financial entered an intercompany loan and guarantee agreement with NovaStar Mortgage. Under the terms of this agreement, NovaStar Mortgage pays interest on amounts it borrows from NovaStar Financial. As of December 31, 1999 and 1998, NovaStar Mortgage had $27,663,000 and $48,486,000 in borrowings from NovaStar Financial outstanding. Interest on the borrowings accrues at the federal funds rate plus 1.75%. In addition, NovaStar Mortgage is required to pay guaranty fees in the amount 0.25% of the loans sold by NovaStar Mortgage for which NovaStar Financial has guaranteed the performance of NovaStar Mortgage.

  Following is a summary of the fees, in thousands, which NovaStar Financial paid to and received from NovaStar Mortgage:

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    --------  --------  -------
Amounts paid to NovaStar Mortgage:
  Loan servicing fees.............................. $  3,886  $  3,803  $   505
                                                    ========  ========  =======
  Administrative fees.............................. $  1,258  $  7,800  $ 3,650
Amounts received from NovaStar Mortgage:
  Intercompany interest income.....................   (1,113)      --       --
  Purchase commitment fees.........................      --     (5,117)     --
                                                    --------  --------  -------
    Net fees paid.................................. $    145  $  2,683  $ 3,650
                                                    ========  ========  =======

  Indebtedness of Management. In connection with the initial formation and capitalization of NovaStar Financial, Mssrs. Hartman and Anderson acquired 216,666 shares of common stock and warrants to acquire 216,666 additional shares for $15.00 in exchange for forgivable promissory notes. Pursuant to the terms of the original warrant agreement, the effective exercise price of the warrants was reduced to $11.62 upon NovaStar Financial's subsequent issuance of warrants to unrelated entities at exercise prices lower than $15.00. The notes bear interest at 8% and are secured by the shares and warrants. Interest is payable quarterly and the notes mature December 31, 2001. The principal is payable in three equal tranches. Payment of principal on each tranche will be forgiven if NovaStar Financial meets certain incentive targets. During 1997, the first incentive target was met resulting in the forgiveness of one-third of the note and the recognition of compensation expense in 1997 of $1,083,000. The incentive targets were not met in 1998 or 1999 and, accordingly, no debt forgiveness occurred in those years.

  During 1998, the founders exercised options to acquire 289,332 shares of common stock in exchange for non-recourse promissory notes aggregating $4,340,000. The notes bear interest at one-month LIBOR plus 1%, are secured by the shares of common stock and mature at the earlier of the founders' employment termination or the sale of the stock.

  The notes have been recorded in the consolidated balance sheets as a contra-equity account. Accrued interest related to the forgivable notes is recorded as amounts due from founders. The accrued interest related to the non-recourse notes is recorded as an additional component of the contra-equity account. The following table summarizes amounts of these notes as of December 31 (in thousands).

                                                                   1999   1998
                                                                  ------ ------
   Notes receivable from founders:
     Forgivable.................................................. $2,167 $2,167
     Non-recourse................................................  4,340  4,340
     Accrued interest............................................    339    142
                                                                  ------ ------
       Total..................................................... $6,846 $6,649
                                                                  ====== ======

  NovaStar Financial advanced funds to the founders for the payment of their personal tax liability arising from the forgiveness of the first tranche of the forgivable notes, as discussed above. The founders have issued notes payable to NovaStar Financial for the repayment of the tax liability, interest accrued on the forgivable notes through December 31, 1997 and notes payable for the founders' contributions to NFI Holding capital in 1999. Amounts due from founders outstanding as of December 31, 1999 and 1998 are shown below (in thousands).

                                                                     1999  1998
                                                                    ------ ----
Amounts due from founders:
  Founders' personal tax liability................................. $  584 $584
  Interest on notes receivable from founders through December 31,
   1997............................................................    260  260
  Accrued interest on amounts due from founders....................    239  117
  Advances for capitalization of NFI Holding.......................     70  --
                                                                    ------ ----
Amounts due from founders.......................................... $1,153 $961
                                                                    ====== ====

  Interest income recorded by NovaStar Financial related to the notes aggregated $496,000, $441,000 and $260,000 in 1999, 1998 and 1997,
respectively. Interest paid by the founders aggregated $177,000 and $199,000 in 1999 and 1998, respectively.

  Certain Business Relationships with Large Securityholders. In connection with a commitment from General Electric Capital Corporation to purchase units in the private placement of units in 1996, NovaStar Financial agreed that so long as GE Capital owns at least 10% of the outstanding common stock, assuming full exercise of all warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20% of its initial investment in NovaStar Financial. The director most recently serving pursuant to these provisions was Bart Johnson, who replaced Jenne K. Britell in 1998. GE Capital's common stock ownership is currently below the 10% threshold.

  On February 12, 1999, NovaStar Financial entered into several lending arrangements with First Union National Bank for one year. The warehouse line of credit and master repurchase agreements with First Union allow NovaStar Financial to borrow up to $75 million and $300 million, respectively, and are secured by mortgage loans. At the same time, two additional lending arrangements were executed with First Union whereby NovaStar Financial can borrow up to $20 million secured by the residual interests of asset-backed bonds. NovaStar Financial issued First Union 350,000 warrants to purchase common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing warrants at $15.00 per share.

  On December 17, 1999, NovaStar Financial amended several lending arrangements with First Union Corporation, including the Mortgage Loan Warehousing Agreement dated as of February 20, 1997 between NovaStar Financial, NovaStar Mortgage, Inc. and First Union Corporation, the Master Repurchase Agreement, dated as of February 12, 1999, between NovaStar Financial, NovaStar Mortgage, Inc. and First Union Corporation, together with the Addendum thereto dated as of February 12, 1999, and the Master Repurchase Agreement, dated as of February 12, 1999, between NovaStar Certificates Financing Corporation and First Union Corporation, together with the Addendum thereto dated as of February 12, 1999. These amendments extended existing warehouse and securitization facilities beyond the February 12, 2000 maturity date to June 1, 2000, reduced the securitization facility from $300 million to $175 million and resulted in an increased commitment to $25 million on the residential financing facility with a term of two years.

  On March 29, 1999, NovaStar Financial completed the private placement and issuance of 4,285,714 shares of Class B 7% Cumulative Convertible Preferred Stock at a price of $7.00 per share, resulting in total proceeds of approximately $30 million, which includes approximately $25 million acquired by Wallace R. Weitz & Company. Weitz's present beneficial ownership of NovaStar Financial is 52% which includes 1.5 million shares of common stock outstanding,
1.3 million of the 1996 warrants and over 3.5 million shares of convertible preferred stock. Each share of the preferred stock is convertible, at the option of the holder, into one share of common stock and is redeemable at par by NovaStar Financial at any time after March 31, 2002.

  On March 10, 1999, NovaStar Financial issued to GMAC/Residential Funding Corporation 812,731 warrants to purchase NovaStar Financial common stock at a price of $4.5625 per share, the closing price of NovaStar Financial's common stock on October 12, 1998. These warrants were issued pursuant to the terms of a credit facility entered into on October 13, 1998. These warrants will expire on October 13, 2003. In connection with this same warrant agreement, NovaStar Financial issued to GMAC/Residential Funding Corporation 364,982 warrants to purchase NovaStar Financial common stock at the effective price of the 1996 warrants, which is $11.62 per share, which are exercisable until February 3, 2001.

  On December 29, 1999, NovaStar Financial entered into certain lending arrangements with GMAC/Residential Funding Corporation secured by mortgage loans and pledged securities. Under the terms of all the agreements required in connection with a one-year Revolving Warehouse Line of Credit, NovaStar Financial and NovaStar Mortgage, with NFI Holding as guarantor, can borrow $50 million to finance the acquisition of residential mortgage loans. Obligations under this arrangement bear interest at a rate indexed to one-month LIBOR.


Conflict of Interest Policy

  On January 27, 1999, the Board of Directors of NovaStar Financial adopted a conflict of interest policy which includes, among others, the following provisions:

  If a director or officer has an interest that may conflict with those of NovaStar Financial, he or she must immediately disclose the matters and discuss them fully and frankly with the Board of Directors. An interested director or officer may participate in the discussion of the transaction and his or her presence may be counted for purposes of determining a quorum. However, he or she must not vote on any resolution or motion that authorizes, approves or ratifies a contract or transaction in which that director or officer may have a conflict of interest.

  Specifically, no director or officer shall:

  . Accept or seek on behalf of himself/herself, or any immediate family member, any financial advantage or gain of other than nominal value offered as a result of the individual's affiliation with NovaStar Financial;

  . Disclose any confidential information that is available solely as a result of the director or officer's affiliation with NovaStar Financial to any person not authorized to receive such information, or use to the disadvantage of NovaStar Financial any such confidential information, without the express authorization of NovaStar Financial; or

  . Knowingly take any action or make any statement intended to influence the conduct of NovaStar Financial in such a way to confer any financial benefit on such person or on any corporation or entity in which the individual has a significant interest or affiliation.

                            SELLING SECURITYHOLDERS

  The following tables set forth information known to NovaStar Financial at the date of this prospectus, with respect to the number of shares of common stock, preferred stock and warrants which may be offered pursuant to this prospectus by the selling securityholders. In addition, at the date of this prospectus, none of the underlying common stock is currently held by the selling securityholders but may be issued to them pursuant to the conversion of the preferred stock or the exercise of warrants, all of which underlying common stock, to the extent acquired by such selling securityholders, may be offered pursuant to this prospectus.

A. Selling Securityholders for 1999 Warrants

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                                              No. Shares
                          No. Shares          Outstanding              No. Shares
                          Outstanding          Preferred  No. Warrants Outstanding
                            Common             or Common   or Common     Common
Name                         Stock    Percent  Stock(1)     Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Wallace R. Weitz &
 Company (2)............   1,498,533     8.5   3,571,429         --     1,498,533     8.5
McCarthy Group, Inc.
 (3)....................     883,600     5.0     714,285         --       883,600     5.0
First Union Corporation
 (4)....................     186,667     1.1         --      350,000      186,667     1.1
GMAC/Residential Funding
 Corporation............         --      --          --    1,177,713          --      --
                          ----------   -----   ---------   ---------   ----------   -----
 Subtotal...............   2,568,800    14.6   4,285,714   1,527,713    2,568,800    14.6
 Shareholders not
  subject to this
  filing................  15,024,695    85.4         --    3,649,999   15,024,695    85.4
                          ----------   -----   ---------   ---------   ----------   -----
  Total.................  17,593,495   100.0   4,285,714   5,177,712   17,593,495   100.0
                          ==========   =====   =========   =========   ==========   =====

--------
(1) Reflects shares of common stock issuable to the holder upon the conversion of preferred stock or the exercise of warrants.
(2) Includes securities owned by funds managed by Wallace R. Weitz & Company, including Weitz Series Fund, Inc.--Value Portfolio, Weitz Series Fund, Inc.--Hickory Portfolio, Weitz Series Fund, Inc.--Partners Value Fund and Weitz Partners III--Limited Partnership.
(3) Includes securities owned by funds managed by McCarthy Group, Inc., including Fulcrum Capital Partners, LLC and McCarthy Group Asset Management, Inc.
(4) Includes securities owned by First Union Corporation and its subsidiary, First Fidelity Incorporated.

B. Selling Securityholders for 1996 Warrants

                              Beneficial                                         Beneficial
                           Ownership Before   Securities Covered by Shelf      Ownership After
                               Offering          Registration Statement           Offering
                          ------------------- -----------------------------  -------------------
                          No. Shares                                         No. Shares
                          Outstanding          No. Shares     No. Warrants   Outstanding
                            Common             Outstanding     or Common       Common
Name                         Stock    Percent Common Stock      Stock(1)        Stock    Percent
----                      ----------- ------- -------------  --------------  ----------- -------
Cede & Co.
c/o The Depository Trust
 Company
 as beneficial owner
 for:
 Eugene Whitney Harris
  Revocable Trust.......       2,500    --             2,500          2,500         --     --
 L. Rothschild, Jr. & L.
  Rothschild III, TTEE
  Edith Rothschild Tr.
  DTD 12/11/89 FBO L.
  Rothschild, Jr. &
  L. Rothschild III.....       3,000    --             3,000          3,000         --     --
 L. Rothschild, Jr. & L.
  Rothschild III, TTEE
  Louis Rothschild Tr.
  DTD 12/11/89 FBO L.
  Rothschild, Jr. &
  L. Rothschild III.....       2,000    --             2,000          2,000         --     --
 NACLE Distributors,
  Inc. PSP, U/A DTD
  01/01/83. W. Chris
  Elcan TTEE............       2,000    --             2,000          2,000         --     --
 Ilma Glaser Isaac......       2,000    --             2,000          2,000         --     --
 Actor's Fund of
  America...............       7,000    --             7,000          7,000         --     --
 Acceptance Insurance
  Company...............     100,000    0.6          100,000        100,000         --     --
 National Automobile &
  Casualty Insurance
  Co. ..................      33,333    0.2           33,333         33,333         --     --
 General Electric
  Capital Corporation...     666,666    3.8          666,666        666,666         --     --
 Lindner Dividend Fund..         --     --           666,667        666,667         --     --
 First Financial Fund,
  Inc. .................     466,700    2.7          466,700        466,700         --     --
 Wellington Management
  Co. ..................     275,000    1.6              --             --      275,000    1.6
 Bay Pond Partners,
  L.P. .................     200,000    1.1          200,000        200,000         --     --
 Wallace Weitz & Co. ...     250,000    1.4              --             --      250,000    1.4
 Weitz Series Fund,
  Inc.--Hickory
  Portfolio.............     520,000    3.0          260,000        260,000     520,000    3.0
 Weitz Partners, Inc.--
  Partners Value Fund...     367,300    2.1          370,000        370,000     367,300    2.1
 Weitz Series Fund,
  Inc.--Value
  Portfolio.............     475,000    2.7          350,000        350,000     475,000    2.7
 Weitz Partners III
  Limited Partnership...     132,633    0.8          325,000        325,000     132,633    0.8
 UMB F/B/O/ John Adams
  M.D. IRA R/O..........       3,000    --             3,000          3,000         --     --
 United Missouri Bank
  N.A. Cust. Agent for
  Technical Products
  Supply Inc. P/S RJ.
  BJORSETH 37 8022-02-
  4.....................       2,000    --             2,000          2,000         --     --
                           ---------   ----    -------------  -------------   ---------   ----
  Cede & Co. Subtotal...   3,510,132   20.0        3,461,866      3,461,866   2,019,933   11.5
First Fidelity
 Incorporated
c/o First Union Capital
 Market Groups..........     186,667    1.1          186,667        186,667         --     --
Allis & Co. ............      10,000    --            10,000         10,000         --     --
Lynne K. Anderson IRA...         200    --               200            200         --     --
Walter Lance Anderson(2)
 and Rania Habiby
 Anderson...............      16,700    0.1           16,700         16,700         --     --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
       Name                  Stock    Percent Common Stock        Stock(1)         Stock    Percent
       ----               ----------- ------- -------------    --------------   ----------- -------
Stifel, Nicolaus & Co.
 William Anderson IRA
 Acct. No. 1163-3334....     1,200      --              1,200             1,200      --       --
Willliam M. Anderson and
 Lynne K. Anderson......     1,300      --              1,300             1,300      --       --
Stifel, Nicolaus & Co.
 (3), C/F William G. Ash
 IRA R/O Account No.
 1220-4030..............     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus, &
 Julie Bamburg(18)
 Spousal IRA Acct. No.
 1313-3336..............       943      --                300               300      643      --
Michael L. Bamburg(19)..    23,600      0.1            11,100            11,100   12,500      0.2
Marianthe Mewkill, TEE
 Smith Breeden Profit
 Sharing Plan DTD
 12/29/83, FBO Michael
 Lee Bamburg(19)........     5,645      --              1,900             1,900    3,745      --
Stifel, Nicolaus & Co.,
 C/F Stuart Beath IRA
 Acct. No. 1419-6385....     6,600      --              6,600             6,600      --       --
Larry Bender............     4,253      --              4,253             4,253      --       --
Stifel, Nicolaus & Co.,
 C/F W. Coleman Biting
 IRA Acct. No. 1574-
 1789...................     3,400      --              3,400             3,400      --       --
W. Coleman Biting(4) and
 Jean M. Biting.........     8,700      --              6,700             6,700    2,000      --
Martin J. Bloom, TTEE
 Martin J. Bloom Family
 Trust, U/A DTD
 8/18/93................     6,500      --              6,500             6,500      --       --
Ivan Bowen..............     2,000      --              2,000             2,000      --       --
George W. Bull..........     5,000      --              5,000             5,000      --       --
Juan O. Carden, TTEE
 Juan O. Carden
 Revocable Living Trust
 7/17/95................     2,000      --              2,000             2,000      --       --
Steven R. Carrico and
 Tammy M. Carrico.......     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus Cust.
 for William S. Carter..     6,600      --              6,600             6,600      --       --
Craig J. Cerny..........     1,635      --              1,625             1,625      --       --
Marianthe Mewskill, TTEE
 Smith Breeden Profit
 Sharing and 401K Plan
 U/A 12/29/93, FBO Craig
 Cerny (401K)4..........       875      --                875               875      --       --
Stifel, Nicolaus & Co.,
 C/F Henry W. Clever,
 Jr. IRA R/O Acct.
 No. 2243-5082..........     2,000      --              2,000             2,000      --       --
Victor G. Clever, Sr. &
 Maureen Clever, TTEES
 Victor G. Clever. Sr.
 REV Tr. U/A Dtd 2/9/96;
 FBO Victor G.
 Clever, Sr. ...........     2,000      --              2,000             2,000      --       --
William C. Cohen........     2,000      --              2,000             2,000      --       --
Marcus T. Cohn and
 Francine M. Cohn.......     6,000      --              4,000             4,000    2,000      --
Stifel, Nicolaus & Co.,
 C/F John Steven Cole
 IRA Acct. No. 2293-
 8436...................     2,000      --              2,000             2,000      --       --
Richard P. Conerly and
 Iva J. Conerly.........     4,000      --              4,000             4,000      --       --
Stella A. Corley, TTEE
 or Her Successors Under
 Ind. Trust DTD 6/16/88,
 Stella A. Corley,
 Grantor................     2,000      --              2,000             2,000      --       --
Leslie M. Cruvant.......     6,600      --              6,600             6,600      --       --
Marilyn Joyce Dame......     2,000      --              2,000             2,000      --       --
Robert V. Dawson........     2,000      --              2,000             2,000      --       --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
Name                         Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                      ----------- ------- -------------    --------------   ----------- -------
Daniel C. Dektar and
 Nancy I. Kalow.........    23,333      0.1            13,333            13,333   10,000      --
Walter DeVries and Cora
 DeVries, Joint
 Tenants................     2,000      --              2,000             2,000      --       --
Robert M. Dolgin and
 Deborah R. Dolgin......     3,300      --              3,300             3,300      --       --
Stifel, Nicolaus & Co.,
 C/F Douglas G. Draper
 IRA Acct. No. 2850-
 0523...................    11,400      0.1            11,400            11,400      --       --
David P. Dunlap.........     6,000      --              6,000             6,000      --       --
E.K.S. Investments,
 L.P. ..................    10,000      --              3,000             3,000    7,000      --
Stephen A. Eason and
 Kathryn Ellis Eason,
 Tenants in Common......     7,000      --              7,000             7,000      --       --
David R. Eidelman.......     2,500      --              2,500             2,500      --       --
Jack R. Eidelman,
 Trustee Jack R.
 Eidelman Rev. Trust dtd
 4/18/80................     4,000      --              2,000             2,000    2,000      --
Rachel Eidelman, TTEE
 FBO Eidelman Family
 Trust, U/W/O Jacob Reby
 DTD 6/3/91.............     2,000      --              2,000             2,000      --       --
David G. Estes(5) and
 Astrid G. Estes........     2,000      --              2,000             2,000      --       --
David S. Evans..........     6,000      --              6,000             6,000      --       --
Elton P. Evans Jr.,
 Trustee FBO The Elton
 P. Evans Jr.
 Declaration of Trust
 DTD 6/28/96............     3,500      --              3,500             3,500      --       --
William S. Fagan IRA
 (Separate Property),
 Bear Stearns Securities
 Corp., Custodian.......     5,500      --              5,500             5,500      --       --
Sharon E. Frankhauser
 and Jamie S.
 Frankhauser............     2,000      --              2,000             2,000      --       --
David L. Farris(20).....    23,045      0.1             6,666             6,666   16,379      0.1
Stifel, Nicholaus & Co.,
 C/F Robert M. Feibel
 IRA Acct. No. 3135-
 0587...................     2,000      --              2,000             2,000      --       --
Bernard H. Feinstein,
 Trustee for Bernard H.
 Feinstein Rev. Living
 Trust 5/17/95..........     2,000      --              2,000             2,000      --       --
Stifel, Nicholaus,
 Custodian for Leon A.
 Felman Keogh Profit
 Sharing Plan...........    22,300      0.1            12,800            12,800    9,500      --
Martha B. Fisher........     3,000      --              2,000             2,000    1,000      --
Stifel, Nicholaus & Co.,
 Robert J. Fleming IRA
 R/O Acct. No. 3257-
 4805...................     6,600      --              6,600             6,600      --       --
Jeremiah T. Flowers.....     5,000      --              5,000             5,000      --       --
Jeffery Gendelman, TTEE
 Jeffery Gendleman
 Revocable Trust DTD
 5/7/91.................     2,700      --              2,700             2,700      --       --
Margaret A. Gerber and
 William J. Gerber......     2,000      --              2,000             2,000      --       --
Everett N. Gertsen and
 Carol E. Gertsen.......     3,300      --              3,300             3,300      --       --
Michael J. Giaria and
 Ellen H. Michelson.....    27,000      0.2             3,000             3,000   24,000      0.1
Mark Glass..............     2,000      --              2,000             2,000      --       --
Marion Glicksberg.......     3,300      --              3,300             3,300      --       --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
Name                         Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                      ----------- ------- -------------    --------------   ----------- -------
Guenter Goldsmith & Ann
 Goldsmith TTEE Guenter
 & Ann Goldsmith
 Revocable Living Trust
 DTD 5/30/88............     2,000      --              2,000             2,000      --       --
Selma K. Goldstein,
 Trustee for Selma K.
 Goldstein 2/29/84......     2,000      --              2,000             2,000      --       --
Sidney Guller...........     4,000      --              4,000             4,000      --       --
Ann Robin Gwozdz and
 Michael J. Gwozdz......     1,250      --                700               700      550      --
Douglas B. Hansen.......     2,000      --              2,000             2,000      --       --
Scott F. Hartman(6) and
 Cathleen A. Hartman....    20,000      --             20,000            20,000      --       --
Peter T. Healy(5).......     5,000      --              5,000             5,000      --       --
Lore Herzberg, TTEE UAD
 DTD 11/3/89; FBO Lore
 Herzberg...............     4,000      --              2,000             2,000    2,000      --
Craig R. Hildreth and
 Elizabeth C. Hildreth..     2,000      --              1,000             1,000    1,000      --
Frank Hoffman...........     7,000      --              7,000             7,000      --       --
R. Russell Hogan........     2,000      --              2,000             2,000      --       --
Homebaker Brand Profit
 Sharing Plan; Leon A.
 Folman TTEE............     5,900      --              5,900             5,900      --       --
Insurance Management
 Associates, Inc. ......     6,000      --              6,000             6,000      --       --
Stifel, Nicholaus & Co.,
 C/F Gerald A. Jabaay
 IRA R/O Acct. No. 4434-
 9290...................     6,700      --              6,700             6,700      --       --
James Lee Johnson III,
 Trustee James Leon
 Johnson III Revocable
 Trust, Dated 5/4/85....     3,000      --              3,000             3,000      --       --
Matthew E. Just, Jr. ...     6,666      --              6,666             6,666      --       --
Paul Just...............     4,000      --              4,000             4,000      --       --
Philip G. Kaplan and
 Judith A. Kaplan.......     2,000      --              2,000             2,000      --       --
Dr. Bruce A. Kauk and
 Janet L. Kauk..........     2,000      --              2,000             2,000      --       --
Michael F. Kickham, TTEE
 Michael F. Kickham Tr
 Dtd 9/5/90.............     4,000      --              2,000             2,000    2,000      --
Myron Klevens, Trustee
 Myron J. Klevens Trust
 DTD 9/15/94............     2,000      --              2,000             2,000      --       --
Jean R. Kluge, Trustee,
 Jean K. Kluge Living
 Trust U/I 11/18/87.....     2,000      --              2,000             2,000      --       --
Mark J. Kohlrus(7) and
 Lisa M. Kohlrus........     4,200      --              1,500             1,500    2,700      --
Bernard G. Kohm and
 Barbara Kohm(8)........     2,000      --              2,000             2,000      --       --
Mark J. Koster(9).......     2,650      --              2,650             2,650      --       --
Matthew J. Koster.......     4,400      --              2,400             2,400    2,000      --
Patrick R. Koster(10)...     4,000      --              4,000             4,000      --       --
Stribling Koster........     2,000      --              2,000             2,000      --       --
Stifel. Nicolaus & Co.,
 C/F Ken Kranzborg IRA
 Spousal Acct. No. 4932-
 9221...................     2,000      --              2,000             2,000      --       --
Joel A. Kunin...........     2,000      --              2,000             2,000      --       --
William M. LaWarre......    15,333      0.1            13,333            13,333    2,000      --
Arnold J. Levin and
 Roslyn J. Levin........     2,000      --              2,000             2,000      --       --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
Name                         Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                      ----------- ------- -------------    --------------   ----------- -------
Stephen Levin and Amy
 Levin..................     4,000      --              4,000             4,000      --       --
Michael Litwack
 Revocable Trust DTD
 3/8/83.................     5,000      --              2,000             2,000    3,000      --
Brent R. Locke..........     2,000      --              2,000             2,000      --       --
David S. Lundeen........     3,000      --              3,000             3,000      --       --
Gerald J. Madigan.......     4,000      --              4,000             4,000      --       --
Lawrence A. Manica(4)
 and Charla M. Manica...     2,500      --              2,000             2,000      500      --
Rickey E. Maples(4) and
 Laurie H. Maples.......    10,000      --             10,000            10,000      --       --
Charlotte C. Mehrer.....     2,000      --              2,000             2,000      --       --
Edward W. Mehrer,
 Jr.(12)................    22,000      0.3            10,000            10,000   12,000      0.1
F. Jack Meyering, TTEE
 F. Jack Meyering Trust
 DTD 11/27/89...........    10,000      --             10,000            10,000      --       --
Theodore Miedema, TTEE
 Theodore Miedema Trust
 DTD 10/9/93............     2,000      --              2,000             2,000      --       --
Jacob C. Mol............     3,400      --              3,400             3,400      --       --
Kevin M. Moore and
 Kimberly A. Moore......    13,300      0.1            13,300            13,300      --       --
Eugene J. McCabe,
 M.D. ..................     2,000      --              2,000             2,000      --       --
Kenneth K. Newton.......     3,000      --              3,000             3,000      --       --
Harold W. Nicholas......     2,000      --              2,000             2,000      --       --
NorDruk Partners
 Investment Co.(13).....     2,000      --              2,000             2,000      --       --
Bruce P. Novak..........     6,600      --              6,600             6,600      --       --
Charles D. O'Kieffe III,
 TTEE Charles D.
 O'Kieffe III Trust U/A
 DTD 2/2/96.............    10,000      --             10,000            10,000      --       --
Aaron Oshevow, Trustee
 for The Oshevow Trust,
 Dated 9/11/89 (314)
 726-3288...............     2,000      --              2,000             2,000      --       --
Louis Pechersky and
 Sarah Pechersky........     2,000      --              2,000             2,000      --       --
David P. Peterson
 Revocable Trust........     6,700      --              6,700             6,700      --       --
Douglas L. Phillips
 Inter Vivos Trust dtd
 8/19/88, Douglas L.
 Phillips, Trustee......     2,000      --              2,000             2,000      --       --
Janelle Phillips........     2,000      --              2,000             2,000      --       --
Richard P. Proctor,
 Jr.....................     5,000      --              2,000             2,000    3,000      --
William F. Quinn........     2,700      --              2,700             2,700      --       --
Melvin Rabushka, Trustee
 Melvin Rabushka Rev Tr
 DT 9-29-92.............     2,000      --              2,000             2,000      --       --
Adele Reby..............     2,000      --              2,000             2,000      --       --
Robert E. Ribbe, TTEE
 Robert E. Ribbe Trust
 DTD 3/15/91............     4,000      --              2,000             2,000    2,000      --
Edward A. Roach,
 Trustee, Edward A.
 Roach M.D., Trust DTD
 9/28/89................     3,000      --              2,000             2,000    1,000      --
Helene B. Roberson......     3,300                      3,300             3,300      --       --
William C. Rosenbaum,
 Jr.....................     7,666      --              6,666             6,666    1,000      --
Kenneth J. Rosenthal,
 Trustee, Kenneth J.
 Rosenthal Revocable
 Trust Dtd 6/3/93.......     3,300      --              3,300             3,300      --       --
Louis G. Rothschild
 III....................     2,000      --              2,000             2,000      --       --
Timothy D. Rowe.........    10,000      --             10,000            10,000      --       --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
Name                         Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                      ----------- ------- -------------    --------------   ----------- -------
Zsoit Rumy..............     8,000      --              8,000             8,000      --       --
Fred R. Sale & Susan W.
 Sale TTEE Fred R. Sale
 Tr. UA 8/5/83..........     2,000      --              2,000             2,000      --       --
Julian Seeherman,
 Trustee of the Julian
 Seeherman Revocable
 Trust, FBO Julian
 Seeherman, DTD
 2/26/90................    10,000      --             10,000            10,000      --       --
Odis E. Shoaf, Jr.(14)..     2,000      --              2,000             2,000      --       --
Charles W. Smith........     3,000      --              2,000             2,000    1,000      --
Forrest M. Smith(10)....       200      --                100               100      100      --
Kenneth Smith(9) and
 Lawerence Guillot-
 Smith..................     2,000      --              2,000             2,000      --       --
David Soshnik(4),
 Trustee for David
 Soshnik Trust, DTD
 8/2/93.................     2,000      --              2,000             2,000      --       --
Joseph A. Stieven(4) and
 Mary K. Stieven........     7,000      --              7,000             7,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Richard A. Baldwin III
 IRA....................       500      --                319               319      181      --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Robert G. Brackett IRA
 R/O #2 Acct. No. 1725-
 7881...................     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 James J. Brennan.......     3,334      --              3,334             3,334      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for A.
 Ray Cercle(10) IRA
 SPSL...................     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Robert L. Desmond
 I.R.A. ................     6,666      --              6,666             6,666      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian
 for Raymond J.
 Ellingsworth IRA Acct.
 No. 2992-4481..........     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Leon A. Folman IRA
 Rollover...............     4,300      --              4,300             4,300      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Milton Goldenberg IRA
 R/O....................     4,000      --              4,000             4,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Girard A. Munsch,
 Jr.(4) IRA Acct. No.
 6099-6176..............     3,000      --              3,000             3,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Michael A. Murphy(4)
 IRA Rollover...........     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Paul E. Pazdan IRA
 R/O....................     3,400      --              3,400             3,400      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Frederick W. Sammons
 IRA R/O................     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Stephen I. Schneider(4)
 IRA....................     2,500      --              2,500             2,500      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Michael L. Sklar IRA
 Spousal................     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Julia S. Sylvester
 IRA....................     2,000      --              2,000             2,000      --       --

                              Beneficial                                            Beneficial
                           Ownership Before   Securities Covered by Shelf         Ownership After
                               Offering          Registration Statement              Offering
                          ------------------- -------------------------------   -------------------
                          No. Shares                                            No. Shares
                          Outstanding          No. Shares       No. Warrants    Outstanding
                            Common             Outstanding       or Common        Common
Name                         Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                      ----------- ------- -------------    --------------   ----------- -------
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Carl W. Webb IRA.......     2,000      --              2,000             2,000      --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Earl J. Wipfler, Jr.
 IRA Rollover Acct. No.
 8800-7061..............     4,000      --              4,000             4,000      --       --
Mike Straneva...........       300      --                300               300      --       --
Robert L. Suffian and
 Carolyn C. Suffian.....     2,000      --              2,000             2,000      --       --
Russell E. Tackett and
 Terry D. Tackett.......     2,000      --              2,000             2,000      --       --
Daryl Ter Harr and
 Patricia Ter Harr......     2,000      --              2,000             2,000      --       --
Thomas A. Thoma TTEE U/A
 DTD 03/31/90 by Thomas
 A. Thoma...............     2,000      --              2,000             2,000      --       --
Michael J. Tompkins.....    13,300      0.1            13,300            13,300      --       --
Stifel, Nicolaus & Co.,
 C/F Jerrold Vesper IRA
 Acct. No. 8368-5961....     2,000      --              2,000             2,000      --       --
Garry Vicker IRA........     2,000      --              2,000             2,000      --       --
Mary G. VonGontard, TTRE
 Mary G. VonGontard Liv
 Trust Dtd 10/12/93.....     2,000      --              2,000             2,000      --       --
George H. Walker
 III(15)................     5,000      --              2,000             2,000    3,000      --
Bertha L. Wallbrunn.....     1,000      --              1,000             1,000      --       --
Stephen S. Wasserman(4)
 & Judith B. Wasserman,
 TTEES Stephen S.
 Wasserman Rev Tr DTD
 3/26/94................     2,000      --              2,000             2,000      --       --
Nancy N. Weaver, TTEE
 Nancy N. Weaver Rev.
 Trust DTD 7/24/95......     3,000      --              3,000             3,000      --       --
Christopher J. Whybrow
 and Cynthia C.
 Whybrow................     2,000      --              2,000             2,000      --       --
Peter Douglas Wierenga..     2,000      --              2,000             2,000      --       --
R. Keith Wilson(16) and
 Barbara A. Wilson......     2,000      --              2,000             2,000      --       --
Woodsmill Limited.......     2,000      --              2,000             2,000      --       --
W. Lance Anderson(2) and
 Rania H. Anderson......     8,500      --              8,500             8,500      --       --
Phillip R. Pollock(17)..     1,000      --              1,000             1,000      --       --
Scott F. Hartman(6).....    36,111      0.4            36,111            36,111      --       --
Scott F. Hartman(6).....    36,111      0.4            36,111            36,111      --       --
Scott F. Hartman(6).....    36,111      0.4            36,111            36,111      --       --
W. Lance Anderson(2)....    36,111      0.4            36,111            36,111      --       --
W. Lance Anderson(2)....    36,111      0.4            36,111            36,111      --       --
W. Lance Anderson(2)....    36,111      0.4            36,111            36,111      --       --
Stanley Edelstein and
 Susan G. Edelstein,
 TTEES Stanley M.
 Edelstein Revocable
 Trust U/A DTD 5/4/95...     2,000      --              2,000             2,000      --       --
Julius Weissman, TTEE
 FBO Julius Weissman U/A
 DTD 11/30/89...........     2,000      --              2,000             2,000      --       --
William Walbrunn........     1,000      --              1,000             1,000      --       --

                             Beneficial                                            Beneficial
                          Ownership Before   Securities Covered by Shelf         Ownership After
                              Offering          Registration Statement              Offering
                         ------------------- -------------------------------   -------------------
                         No. Shares                                            No. Shares
                         Outstanding          No. Shares       No. Warrants    Outstanding
                           Common             Outstanding       or Common        Common
Name                        Stock    Percent Common Stock        Stock(1)         Stock    Percent
----                     ----------- ------- --------------   --------------   ----------- -------
Stifel Warrant
 Recipients(18)
 W. Coleman Biting(4)...        --      --              --             5,000          --      --
 W. Coleman Biting(4)...        --      --              --             5,000          --      --
 W. Coleman Biting(4)...        --      --              --             5,000          --      --
 Ricky E. Maples(4).....        --      --              --             6,819          --      --
 Ricky E. Maples(4).....        --      --              --             6,819          --      --
 Ricky E. Maples(4).....        --      --              --             6,820          --      --
 Patrick R. Koster(10)..        --      --              --             1,581          --      --
 Patrick R. Koster(10)..        --      --              --             1,581          --      --
 Patrick R. Koster(10)..        --      --              --             1,582          --      --
 Kenneth C. Smith(9)....        --      --              --               741          --      --
 Kenneth C. Smith(9)....        --      --              --               741          --      --
 Kenneth C. Smith(9)....        --      --              --               742          --      --
 Mark J. Ross...........        --      --              --               741          --      --
 Mark J. Ross...........        --      --              --               741          --      --
 Mark J. Ross...........        --      --              --               742          --      --
 Shelly Swan............        --      --              --                33          --      --
 Shelly Swan............        --      --              --                33          --      --
 Shelly Swan............        --      --              --                34          --      --
 Stifel, Nicolaus &
  Company,
  Incorporated..........        --      --              --            55,250          --      --
                         ----------   -----  --------------    -------------   ----------   -----
  Stifel, Nicolaus &
   Company, Incorporated
   Subtotal.............        --      --              --           100,000          --      --
                         ----------   -----  --------------    -------------   ----------   -----
  Transferees unknown to
   NovaStar Financial...        --      --              --          (971,667)         --      --
                         ----------   -----  --------------    -------------   ----------   -----
  Subtotal..............  1,189,417     6.7       1,059,619          187,952      129,798     0.7
                         ----------   -----  --------------    -------------   ----------   -----
  Subtotal..............  4,699,549    26.7       3,549,818        3,649,818    2,149,731    12.2
  Warrants exercised....                                181              181
  Shareholders not
   subject to this
   filing............... 12,893,946    73.3      (3,549,999)       1,527,713   15,443,764    87.8
                         ----------   -----  --------------    -------------   ----------   -----
  Total................. 17,593,495   100.0%      3,549,999        5,177,712   17,593,495   100.0%
                         ==========   =====  ==============    =============   ==========   =====

--------

 (1) Reflects shares of common stock issuable to such holder upon the exercise of warrants at the exercise price of $15.00 as required pursuant to the terms of the warrants.

 (2) Co-founder, Director, President and Chief Operating Officer of NovaStar Financial, Inc.

 (3) Stifel, Nicolaus & Company, Inc., was the placement agent for the private placement offering of units.

 (4) Senior Vice President of Stifel.

 (5) Attorney at O'Melveny & Myers LLP, counsel to Stifel.

 (6) Co-founder, Chairman of the Board, Secretary and Chief Executive Officer of NovaStar Financial, Inc.

 (7) Former Senior Vice President, Treasurer and Chief Financial Officer of NovaStar Financial, Inc. and wife.

 (8) Vice President of Stifel and his spouse.

 (9) Assistant Vice President of Stifel.

(10) First Vice President of Stifel.

(11) Senior Vice President of Stifel and his spouse.

(12) Independent director of NovaStar Financial, Inc.

(13) A subsidiary of Stifel.

(14) Former employee of Stifel.

(15) Chairman of the Board of Stifel.

(16) Vice President of Stifel.

(17) Attorney at Tobin & Tobin, counsel to NovaStar Financial, Inc.

(18) Warrants issued to Stifel pursuant to the terms of the Purchase Terms Agreement and subsequently divided by Stifel among the employees shown.

(19) Senior Vice President and Chief Investment Officer of NovaStar Financial, Inc. or his spouse.

(20) Vice President of NovaStar Financial, Inc.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.

  Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation", at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

  NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

  Jeffers, Shaff & Falk, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial's election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through December 31, 1999, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2000 and in subsequent years. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel's opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

  The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders.

  In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

  To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

  Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, the attribution rules apply. NovaStar Financial's charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

  Nature of Assets. On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the "75% of assets test". NovaStar Financial expects that substantially all of its assets, other than qualified hedges and the preferred stock of NFI Holding, will be "qualified REIT assets." Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire qualified REIT assets.

  On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer's securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer's outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to less than 25%, in the aggregate, by value of its portfolio, to less than 5% by value as to any single issuer, including the stock of any taxable affiliate, and to less than 10% of the voting stock of any single issuer, collectively the "25% of assets limits". If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of December 31, 1999, NovaStar Financial complied with the tests described in this paragraph.

  After December 31, 2000 (i.e., beginning with the 2001 tax year), REITs will be able to own directly all of the stock of taxable subsidiaries. At present, REITs are generally limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. Existing taxable subsidiaries will have to be converted to qualified taxable REIT subsidiaries after December 31, 2000. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm's length price for comparable services. NFI expects to acquire all of the common stock of Novastar Holding, Inc. from Scott Hartman and Lance Anderson after the beginning of the year 2001.

  When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

  1. The 75% Test. At least 75% of gross income, the "75% of income test" for the taxable year must be derived from the following sources among others:

  . interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into obligations secured by mortgages on real property;

  . gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

  . income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

  The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of December 31, 1999, NovaStar Financial complied with the 75% income test on an annualized basis.

  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the "95% of income test". Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified hedges, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the shares of the preferred stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of December 31, 1999, NovaStar Financial complied with the 95% income test on an annualized basis.

  For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax.

  NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

  Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

  Distributions. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to

  . 95% of its taxable income before deduction of dividends paid and excluding net capital gain, plus

  . 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

  . any "excess noncash income."

  NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 95% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. Effective for the 2001 tax year, the minimum dividend distributions of a REIT will have to equal 90% of the taxable income, down from 95% of taxable income under current law. Under this provision, TFR will be able to retain a greater percentage of its after-tax earnings if desired.

  A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of

  . 85% of NovaStar Financial's "ordinary income,"

  . 95% of NovaStar Financial's capital gain net income, and

  . income not distributed in earlier years.

  The Clinton Administration's 2001 budget contains a provision that would impose the 4% excise on a REIT if the REIT has failed to distribute 98% of ordinary income during the taxable year.

  If NovaStar Financial fails to meet the 95% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax.

Taxation of NovaStar Financial

  In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year.

  In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

  If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

  NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable affiliates. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

  NovaStar Financial will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. NovaStar Financial generally will declare its fourth regular annual dividend during the final quarter of the year and make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

  As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria:

  . the agreement must have been approved by the corporation's stockholders;

  . the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

  . the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee.

  Based on certain representations of NovaStar Financial, counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Taxation of Taxable Affiliates

  NovaStar Financial has caused, and will continue to cause, the creation and sale of mortgage assets or conduct certain hedging activities through one or more taxable affiliates. To date, NovaStar Financial has caused the formation of NFI Holding and NovaStar Mortgage, the wholly owned subsidiary of NFI Holding. NovaStar Financial owns all of the preferred stock issued by NFI Holding. The common stock is the sole class of voting stock of NFI Holding, although NovaStar Financial would be entitled to vote on any matter that could adversely affect the rights of its preferred stock in NFI Holding. The assets of NFI Holding consist of the issued capital stock of NovaStar Mortgage and a nominal amount of cash.

  In order to ensure that NovaStar Financial will not violate the prohibition on ownership of more than 10% of the voting stock of a single issuer and the prohibition on investing more than 5% of the value of its assets in the stock or securities of a single issuer, NovaStar Financial will primarily own only shares of nonvoting preferred stock of NFI Holding and will not own any of the NFI Holding's common stock. NovaStar Financial will monitor the value of its investment in NFI Holding on a quarterly basis to limit the risk of violating any of the tests that comprise the 25% of assets limits. In addition, the dividends that NFI Holding pays to NovaStar Financial will not qualify as income from qualified REIT assets for purposes of the 75% of income test, and in all events would have to be limited, along with other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from qualified REIT assets to less than 25% of gross revenues in each year. NFI Holding will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net earnings to its stockholders, including NovaStar Financial, as dividend distributions. If NFI Holding creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of NFI Holding. NFI Holding would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.

  As discussed under "Nature of Assets" above, after December 31, 2000 (i.e., beginning with the 2001 tax year), REITs will be able to own directly all of the stock of taxable subsidiaries. Novastar Financial expects to acquire all of the stock of NFI Holding.

Termination or Revocation of REIT Status

  The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

  . NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

  . inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

  . NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.


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  NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

  Failure to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company's Stockholders

  General. For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

  Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

  Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

  If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

  NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

  NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Redemption and Conversion of Preferred Stock

  Cash Redemption of Preferred Stock. A cash redemption of shares of the preferred stock will be treated under section 302 of the Code as a distribution taxable as a dividend, to the extent of NovaStar's current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set

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forth in the Code for treatment as a sale or exchange of the redeemed shares.
The cash redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to the holder, (2) results in a "complete termination" of the holder's stock interest in NovaStar, or (3) is "not essentially equivalent to a dividend" with respect to the holder. In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in NovaStar, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. In general, a non-prorata redemption of preferred stock from a shareholder who owns only preferred stock is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the preferred stock are advised to consult their own tax advisors to determine such tax treatment.

  If a cash redemption of shares of the preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be able as a dividend to the extent of NovaStar's current and accumulated earnings and profits, and (2) the holder's adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

  If a redemption of shares of the preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the preferred stock for tax purposes will be transferred to the holder's remaining shares of capital stock in NovaStar, if any. A redemption of shares of the preferred stock for shares of common stock will be treated as a conversion of the preferred stock into common stock.

  Conversion of Preferred Stock into Common Stock. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

  Adjustments to Conversion Price. Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to section 305 of the Code, If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

  Upon the exercise of a warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder's warrant plus the exercise price of the warrant.

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The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the holder held the warrant.

  Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in the warrant. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Taxation of Tax-Exempt Entities

  In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

  For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

Foreign Investors

  The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial in order to claim such treatment.

Recordkeeping Requirement

  A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand

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must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

  . fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

  . fails properly to report interest or dividends from any source; or

  . under certain circumstances fails to provide NovaStar Financial or the stockholder's securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

  The backup withholding rate is 31% of "reportable payments," which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

  NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

  State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial's stock.

ERISA Investors

  A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called "ERISA," should consider

  . whether the ownership of NovaStar Financial's stock is in accordance with the documents and instruments governing the plan;

  . whether the ownership of NovaStar Financial's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

  . the prohibitions under ERISA on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

  . the need to value the assets of the plan annually.

  As to the "plan assets" issue noted in the third bullet point above in connection with the Class B preferred stock, the responsibility for "plan assets," in the case of a plan's investment in an equity interest of an entity, such as the preferred stock, which is a class of securities that are not publicly-offered securities, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that, in the context of NovaStar Financial, that equity participation in the preferred stock by plan investors is not "significant." Equity participation is not "significant" if the aggregate ownership by plans of any class of equity interests issued by NovaStar Financial is at all times less than 25%.

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NovaStar Financial has represented that it will not permit any of its Class B preferred stock to be sold to a plan if such sale would cause ownership by plans of such class of preferred stock to equal or exceed 25% until such time as such class of preferred stock is, in the opinion of tax counsel, a publicly offered security under ERISA. NovaStar Financial will use reasonable efforts to maintain the ownership interest in the preferred stock held by plan investors at a level below the 25% limit. NovaStar Financial will be able to reject a potential investor that would cause aggregate ownership by plans to equal or exceed 25% of any class of stock that is not a publicly-offered security, excluding from such class any shares held by certain affiliates of NovaStar. Based on such representations, tax and ERISA counsel believes that NovaStar Financial's Class B preferred stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the Class B preferred stock of NovaStar Financial.

  Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

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                          DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock will consist of 46,450,000 shares of common stock, of which 12,430,069 shares will be outstanding, and 3,550,000 shares of unclassified capital stock, none of which will be outstanding.

Historical Capital Structure

  Our authorized capital stock consists of 50,000,000 shares of capital stock, $0.01 par value. These shares of capital stock were initially classified as common stock. Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into other classes or series of capital stock, including classes or series of preferred stock. On December 6, 1996, we supplemented our charter to divide and classify 3,550,000 shares of our capital stock into a class of preferred stock. The Class A preferred stock had the rights and privileges of, and was subject to the conditions and terms set forth in, articles supplementary. On December 9, 1996, we issued (1) 3,333,333 shares of preferred stock as part of the units sold in our private placement, each unit consisting of one share of preferred stock and one warrant; and (2) 216,666 shares of preferred stock as part of the units acquired by the founders with forgivable debt. Effective on the closing of our initial public offering in December 1997, such shares of outstanding Class A preferred stock automatically converted to common stock. Shares of the preferred stock which we received upon the conversion and all remaining authorized shares of preferred stock were restored to the status of authorized but unissued shares of capital stock, without designation as to class.

Preferred Stock

  On March 24, 1999, articles supplementary were filed to divide and classify 4,300,000 shares of our capital stock into shares of the Class B preferred stock. Additional preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Additional preferred stock would be available for possible future financing of, or acquisitions by, NovaStar Financial and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of preferred stock could have the effect of making more difficult any attempt to gain control of NovaStar Financial by means of a merger, tender offer, proxy contest or otherwise. Additional preferred stock, if issued, could have a preference on dividend payments. This would affect our ability to make dividend distributions to the holders of our common stock or our Class B preferred stock.

  The rights and preferences of the Class B 7% Cumulative Convertible Preferred Stock, including the priority of cumulative dividends, conversion rights, liquidation preference, redemption options, voting rights and ranking, as set forth in articles supplementary are as follows:

  Dividends. The holders of Class B preferred stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share equal to the greater of (1) the base dividend of $0.1225 per quarter or (2) the cash dividends declared on the number of shares of common stock, or portion thereof, into which a share of preferred stock is convertible. Dividends are payable, with respect to each calendar quarter in arrears on the same basis as the common stock on the following January 10, May 10, August 10 and November 10 of each year, commencing May 10, 1999. Holders of preferred stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the preferred stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the preferred stock that may be in arrears. No dividends will be paid or set apart for payment on shares of common stock unless full cumulative dividends have been paid on the preferred stock.

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  Conversion. Holders of shares of preferred stock shall have the right to convert all or a portion of such shares into shares of common stock, at such holder's option, at any time, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of common stock per each share of preferred stock obtained by dividing the liquidation preference, excluding any accumulated, accrued and unpaid dividends, per share by the conversion price, by surrendering such shares to be converted; provided, however, that the right to convert shares of preferred stock called for redemption shall terminate at the close of business on the call date fixed for redemption, unless NovaStar Financial shall default in making payment of cash upon such redemption. Holders of shares of preferred stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. Except as provided above, NovaStar Financial shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon such conversion. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of preferred stock shall have been surrendered and such notice received by NovaStar Financial. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock so surrendered. The conversion price shall be adjusted from time to time if NovaStar:

  . shall after the issue date pay a dividend or make a distribution on its capital stock in shares of common stock, subdivide its outstanding common stock into a greater number of shares; combine its outstanding common stock into a smaller number of shares or issue any shares of capital stock by reclassification of its outstanding common stock;

  . shall issue after the issue date rights, options or warrants to all holders of common stock entitling them, for a period expiring within 45 days after the record date, to subscribe for or purchase common stock at a price per share less than the fair market value per share of the common stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants;

  . shall after the issue date make a distribution on its common stock other than in cash or shares of common stock, including any distribution in securities other than rights, options or warrants.

  No adjustment in the conversion price shall generally be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price.

  If NovaStar Financial shall be a party to any transaction, including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of common stock outstanding, sale of all or substantially all of NovaStar Financial's assets or recapitalization of the common stock, in each case as a result of which shares of common stock shall be converted into the right to receive stock, securities or other property, including cash or any combination thereof, each share of preferred stock which is not converted into the right to receive stock, securities or other property in connection with such transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property, including cash or any combination thereof, receivable upon such consummation by a holder of that number of shares of common stock into which one share of preferred stock was convertible immediately prior to such transaction.

  There shall be no adjustment of the conversion price in case of the issuance of any capital stock of NovaStar Financial in a reorganization, acquisition or other similar transaction except as specifically set forth in this section. If NovaStar Financial shall take any action affecting the common stock, other than action described in this section, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of preferred stock, the conversion price for the preferred stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances. NovaStar Financial covenants that any shares of common stock issued upon conversion of the shares of preferred stock shall be validly issued,

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fully paid and nonassessable. NovaStar Financial shall use its best efforts to list the shares of common stock required to be delivered upon conversion of the shares of preferred stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of common stock are listed at the time of such delivery.

  Liquidation Preference. In the event of any liquidation, dissolution or winding up of NovaStar Financial, whether voluntary or involuntary, before any payment or distribution of NovaStar Financial, whether capital or surplus, shall be made to or set apart for the holders of junior stock, the holders of shares Class B Preferred Stock shall be entitled to receive $7.00 per share, plus an amount equal to all dividends, whether or not earned or declared, accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the preferred stock have been paid in full, plus an amount equal to all dividends, whether or not earned or declared, accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of NovaStar Financial. If, upon any liquidation, dissolution or winding up of NovaStar Financial, the assets of NovaStar Financial, or proceeds thereof, distributable among the holders of preferred stock and any class or series of parity stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of preferred stock and any such other parity stock ratably in the same proportion as the respective amounts that would be payable on such preferred stock and any such other parity stock if all amounts payable thereon were paid in full.

  Redemption at the Option of NovaStar Financial. Shares of Class B Preferred Stock shall not be redeemable by NovaStar Financial prior to March 31, 2002. The shares may be redeemed, in whole or in part, at the option of NovaStar Financial at any time on or after March 31, 2002 out of funds legally available therefor at a redemption price payable in cash equal to $7.00 per share, plus all accumulated, accrued and unpaid dividends as provided below. NovaStar Financial shall pay in cash all cumulative, accrued and unpaid dividends for all dividend periods ending prior to the dividend period in which the redemption occurs, plus the dividend, determined by reference to the base rate if the call date precedes the date on which the dividend on the common stock is declared for such dividend period, accrued from the beginning of the dividend period in which the redemption occurs and ending on the call date; provided, however, that if such call date is on or after the record date for such dividend period, each holder of preferred stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided above, NovaStar Financial shall make no payment or allowance for accumulated or accrued dividends on shares of preferred stock called for redemption or on the shares of common stock issued upon such redemption. The call date shall be selected by NovaStar Financial, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by NovaStar Financial.

  Stock To Be Retired. All shares of Class B Preferred Stock which shall have been issued and reacquired in any manner by NovaStar Financial shall be restored to the status of authorized, but unissued shares of common stock, par value $.01 per share. NovaStar Financial may also retire any unissued shares of preferred stock, and such shares shall then be restored to the status of authorized but unissued shares of common stock, par value $.01 per share.

  Ranking. Any class or series of capital stock of NovaStar Financial shall be deemed to rank:

  . prior or senior to the preferred stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of preferred stock;

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  . on a parity with the preferred stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the preferred stock, if the holders of such class of stock or series and the preferred stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other or parity stock; and

  . junior to the preferred stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be common stock or if the holders of preferred stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series or junior stock.

  Voting. Except as otherwise expressly required by applicable law or NovaStar Financial's Articles of Incorporation or as described below, the holders of the preferred stock will not be entitled to vote on any matter and will not be entitled to notice of any meeting of shareholders of NovaStar Financial. If at any time NovaStar Financial falls in arrears in the payment of dividends on the preferred stock in an aggregate amount equal to the full accrued dividends for six quarterly dividend periods, or upon failure of NovaStar Financial to maintain consolidated shareholders' equity, determined in accordance with generally accepted accounting principles and giving any effect to any adjustment for the net unrealized gain or loss on assets available for sale, of at least 150 % of the sum of (a) the aggregate issue price of the then outstanding preferred stock and (b) the aggregate original issue price of any then outstanding parity stock, as defined below, the number of NovaStar Financial's directors will be increased, if not already increased by reason of similar types of provisions with respect to any parity stock, by two and the holders of the preferred stock, together with holders of all classes of parity stock, voting together as a single class, will have the right to elect two directors to fill the positions created, and such right will continue until all dividends in arrears shall have been paid, or such shareholders' equity has been restored to at least 150% of the sum of (a) the aggregate issue price of the then outstanding preferred stock and (b) the aggregate original issue price of any then outstanding parity stock, as the case may be. If any other class of parity stock with which the preferred is entitled to vote as a single class is entitled to elect two directors as a result of a failure to maintain a specified level of consolidated shareholders' equity, then, when such entitlement to vote is triggered, the separate entitlement of the preferred stock to vote for directors described in this paragraph shall be suspended.

  For purposes of the foregoing provisions and all other voting rights, each share of preferred stock shall have one (1) vote per share, except that when any class or series of parity stock shall have the right to vote with the preferred stock as a single class on any matter, then the preferred stock and such other class or series shall have with respect to such matters one (1) vote per $7.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth in this prospectus, the preferred stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth in this prospectus, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Common Stock

  The following summary of the rights of the common stock is qualified in its entirety by reference to our charter. A copy of our charter has been filed with the SEC as an exhibit to the shelf registration statement of which this prospectus is a part.

  Voting. Each holder of common stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of our capital stock. Our charter does not provide for cumulative voting. Accordingly, the holders of a majority of the outstanding shares of capital stock have the power to elect all directors to be elected each year.

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  We hold annual meetings of our stockholders. Special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20% of the outstanding shares of capital stock entitled to be voted at the meeting. Our charter may be amended in accordance with Maryland law, subject to limitations set forth in the charter.

  Dividends; Liquidation; Other Rights. The holders of shares of our common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds that are legally available, subject to the rights of the holders of the preferred stock or any other class or series of preferred stock that may be issued in the future. In the event of liquidation, dissolution or winding up of NovaStar Financial, the holders of our common stock will share ratably in all the assets of NovaStar Financial remaining after the payment of liabilities and after payment of the liquidation preference of any shares, classes or series of preferred stock that may be issued and outstanding. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of common stock. The common stock is nonassessable.

Registration Rights

  Each purchaser of units in our 1996 private placement is entitled to rights with respect to registration under the Securities Act. With respect to the shares of our common stock into which the shares of our Class A preferred stock have been converted, the 1996 warrants and the shares of underlying common stock, there is a registration rights agreement. In accordance with the 1996 registration rights agreement, we have filed with the Commission, within six months after the closing of our initial public offering, and then used our best efforts to effectuate, a shelf registration statement. We also agreed to use our best efforts to have the shares of common stock, upon the effectiveness of the initial public offering, and the 1996 warrants, upon the effectiveness of the shelf registration agreement, approved for quotation on the NYSE. We are required to keep the shelf registration statement effective until the sooner of three years or such time as, in the written opinion of our counsel, such registration is not required for the unrestricted resale of shares of common stock or warrants entitled to registration rights under the registration rights agreement. In addition, with respect to each investor who purchased 5% or more of the units sold in the private placement, a "5% purchaser", we have agreed to include with each registration statement we file that relates to a new issuance of common stock during the term of the registration rights agreement, shares of common stock of such 5% purchaser resulting from the conversion of the preferred stock or the exercise of warrants, subject to certain conditions. Such conditions provide, among other things, that the managing underwriter in any offering being so registered may determine that all of such shares of common stock proposed to be included in the offering cannot be sold. If this is the case, the number of such shares included will be reduced pro rata among such 5% purchasers proposing to participate according to the number of such shares proposed to be sold. Provided, however, that with respect to our first two public offerings of common stock exceeding a $50 million threshold, such purchasers will be entitled to participate pro rata in any amount that can be sold in excess of $50 million per offering. Following the end of the effectiveness of the shelf registration statement, each 5% purchaser shall have two demand registration rights, unless, in a written opinion of our counsel which is reasonably acceptable to such purchaser, such registration is not necessary for such 5% purchaser to sell its shares in the manner contemplated in compliance with applicable securities laws. If requested by any participating 5% purchaser, our management will conduct road shows to assist such 5% purchaser in selling its shares under either the shelf registration statement or the demand registrations.

  Messrs. Hartman and Anderson, as holders of the 216,666 shares of currently outstanding common stock, are entitled to rights with respect to registration under the Securities Act of such common stock. Under the terms of a founders registration rights agreement, such holders are entitled to include shares of our common stock held by such holders, subject to conditions and limitations, within any of our proposed registration statements under the Securities Act with respect to a firm commitment underwritten public offering of common stock, either for its own account or for the account of other security holders.

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  Our warrant agreements with First Union and GMAC/Residential Funding
Corporation contain anti-dilution protections and registration rights for warrantholders. We have also entered into a registration rights agreement for the benefit of the holders of the preferred stock. We have agreed to file a shelf registration statement with the SEC covering the warrants and the preferred stock. This prospectus is a part of that shelf registration statement.

Private Placement Purchase Terms Agreement

  According to a purchase terms agreement between NovaStar Financial and the placement agent in our private placement, we agreed to a number of provisions for the benefit of the purchasers of units. The purchase terms agreement included, among other covenants, the following:

  (1) financial reporting and information requirements prior to our initial public offering;

  (2) approval by a majority of independent directors of material increases in management compensation;

  (3) restrictions on affiliated transactions, excluding transactions with GE Capital Corporation and its affiliates;

  (4) prohibitions on entering unrelated lines of business, including, but not limited to, investments in commercial and multifamily mortgage and mortgage-backed securities or other REITs;

  (5) maintenance of key man life insurance on Messrs. Hartman and Anderson for five years;

  (6) maintenance of our status as a REIT;

  (7) changes in the capital allocation guidelines and hedge policies;

  (8) undertaking to carry out a liquidation of NovaStar Financial upon the vote of a majority of the stockholders recommending such action; and

  (9) prohibition on grants of stock options or other awards under our 1996 Stock Option Plan prior to our initial public offering other than those stock options described in "Management--Executive Compensation."

  Since our 1997 initial public offering or, in the case of clauses (4) and (5) above, for one year following our 1997 initial public offering, the provisions of clauses (2) through (7) above may be modified or waived by a majority of independent directors. During such one-year period, clauses (4) and (5) may be waived by a unanimous vote of the Board of Directors. Clauses (8) and (9) terminated upon the closing of our 1997 initial public offering.

Repurchase of Shares and Restriction on Transfer

  Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the "50%/5 stockholder test", and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

  In order that we may meet these requirements at all times, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

  For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust

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proportionately to its stockholders, partners or beneficiaries. These code provisions also attribute ownership of securities owned by family members and partners to other members of the same family. Further these code provisions treat securities with respect to which a person has an option to purchase as actually owned by that person. Finally, the code provisions set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions i.e., "reattribution". Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Accordingly, under some circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have greater than 100 shareholders of record.

  Under the constructive ownership provisions of Section 544 of the Code, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted.

  Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of common stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our Board of Directors, in their discretion, may waive these requirements on owning shares in excess of the ownership limitations.

  Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to NovaStar Financial, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust, or, in the case of a devise or gift, the market price at the time of such devise or gift and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to NovaStar Financial, the interest of the

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charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

  The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for such shares on such date. The "closing price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  Every owner of more than 5% or such lower percentage as required by the Code or the regulations promulgated thereunder of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

  Subject to some limitations, our Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may waive the ownership limitations for and at the request of purchasers in this offering or subsequent purchasers.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

Indemnification

  Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that

  . the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty;

  . the director or officer actually received an improper personal benefit in money, property or services; or

  . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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Limitation of Liability

  Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to NovaStar Financial or our stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

Business Acquisitions Statutes

  Under Maryland law, "business combinations", including a merger, consolidation, share exchange, or, in circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an "interested stockholder", or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of units in the private placement, or an affiliate thereof, or to any other future business combination with NovaStar Financial. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of units.

Control Share Acquisitions

  Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  . one-fifth or more but less than one third;

  . one-third or more but less than a majority; or

  . a majority or more of all voting power.

  "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

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  A person who has made or proposes to make a "control share acquisition," upon satisfaction of conditions including an undertaking to pay expenses, may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the "control shares," except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. We have adopted a provision in our bylaws that exempts our shares of capital stock from application of the control share acquisition statute. No assurance can be given, however, that such bylaw provision may not be removed at any time by amendment of the bylaws.

Transfer Agent and Registrar

  We have appointed UMB Bank N.A. as transfer agent and registrar with respect to the common stock and the warrants.

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                            DESCRIPTION OF WARRANTS

  The warrants were issued pursuant to warrant agreements. The following summary of the warrant agreements is not complete and is qualified in its entirety by reference to the warrant agreements including the definitions therein of terms used below. A copy of each warrant agreement is filed with the SEC.

  On December 9, 1996, we entered into a warrant agreement with a warrant agent whereby 3,649,999 warrants were originally issued as part of the units, each unit consisting of one share of preferred stock and one warrant. An aggregate of 3,333,333 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant were sold to approximately 180 accredited investors; and additional 216,666 Units were sold to the two founders of NovaStar Financial for forgivable notes. The warrants were represented by the preferred stock, which have an endorsement representing beneficial ownership of the related warrants on deposit with the warrant agent as custodian for the registered holders of the warrant. Prior to conversion, transfer of a share of preferred stock to which the related warrant has not been exercised constituted transfer of a holder's beneficial interest in the related warrant. Upon closing of our initial public offering, each share of preferred stock and the registered holder of the preferred stock received a stock certificate representing the common stock and a certificate from the warrant agent evidencing a separately transferable warrant. Warrants issued to the placement agent are evidenced by warrant certificates issued at that time. The warrants and the underlying common stock were previously registered under a shelf registration statement. Holders of the warrants have registration rights. Each warrant, when exercised, will entitle its holder to receive one share of our common stock at the exercise price. The warrants were originally issued at an exercise price of $15.00. Pursuant to their anti-dilution provisions, each warrant exercised at $15.00 will currently purchase 1.29 shares of common stock, which represents an effective exercise price of $11.62 per share. The registered owner of the warrants may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time prior to February 3, 2000.

  On February 12, 1999, we entered into a warrant agreement with First Union Corporation whereby we agreed to issue to First Union Corporation 350,000 warrants by two separate warrant certificates, one warrant certificate in the amount of 230,000 warrants and the other warrant certificate in the amount of 120,000 warrants, to purchase common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing 1996 warrants at $15.00 per share. The registered holder of the warrant certificates may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time prior to February 12, 2002.

  On March 10, 1999, we entered into a warrant agreement with GMAC/Residential Funding Corporation whereby we agreed to issue to GMAC/Residential Funding Corporation (1) a guaranty warrant to acquire 812,731 warrants for the purchase of our common stock at a price of $4.5625 per share, the closing price of the common stock on October 12, 1998 and (2) a tag along warrant to acquire 364,982 shares of our common stock at $15.00 per share, the price in effect on our December 9, 1996 warrants. Pursuant to anti-dilution provisions, each warrant exercised at $15.00 will currently purchase 1.29 shares of common stock, which represents an effective exercise price of $11.62 per share. The registered holder of the guaranty warrant may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time prior to October 13, 2003. The registered holder of the tag along warrant may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time and from time to time after March 10, 1999 up to and including the expiration date of the 1996 warrants, which is February 3, 2001.

  The warrants will be deemed to be exercised when NovaStar Financial has received:

  . a completed exercise agreement, executed by the person exercising all or part of the purchase rights represented by the warrant;

  . the warrant;

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  . if the warrant is not registered in the name of the purchaser, an assignment or assignments evidencing the assignment of the warrant to the purchaser; and

  . either (1) a check payable to the NovaStar Financial in an amount equal to the product of the exercise price multiplied by the number of shares of common stock being purchased upon such exercise, (2) the surrender to NovaStar Financial of debt or equity securities of NovaStar Financial or any of its wholly owned subsidiaries having a market price equal to the aggregate exercise price of the common stock being purchased upon such exercise, provided that the market price of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon or (3) a written notice to NovaStar Financial that the purchaser is exercising the warrant, or a portion thereof, by authorizing NovaStar Financial to withhold from issuance a number of shares of common stock issuable upon such exercise of the warrant which when multiplied by the market price of the common stock is equal to the aggregate exercise price and such withheld shares shall no longer be issuable under the warrant.

  NovaStar Financial will deliver certificates for shares of common stock purchased upon exercise of the warrant to the purchaser within three business days, or five business days in the case of warrants exercised under the First Union warrant agreement. Unless the warrant has expired or all of the purchase rights represented have been exercised, NovaStar Financial shall prepare a new warrant, representing the rights which have not been exercised and shall within such three or five day period deliver such new warrant to the person designated in the exercise agreement.

  The common stock issuable upon the exercise of the warrant shall be deemed to have been issued to the purchaser at the opening of business on the date on which the exercise time occurs, and the purchaser shall be deemed for all purposes to have become the record holder of such common stock at the exercise time. The issuance of certificates for shares of common stock upon exercise of the warrant shall be made without charge to the registered holder or the purchaser for any issuance tax or other cost incurred by NovaStar Financial in connection with exercise and the related issuance of shares of common stock.

  NovaStar Financial will at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of issuance upon the exercise of the warrants, the number of shares of common stock then issuable upon the exercise of all outstanding warrants. All shares of common stock which are so issuable shall, when issued upon payment of the exercise price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. NovaStar Financial shall take all actions as may be necessary to assure that all shares of common stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of common stock may be listed. NovaStar Financial shall not take any action which would cause the number of authorized but unissued shares of common stock to be less than the number of shares required to be reserved for issuance upon exercise of the warrants.

  No fractional shares will be issued upon exercise of the warrants. The holders of the warrants have no right to vote on matters submitted to our stockholders and no right to receive dividends. The holders of warrants not yet exercised are not entitled to share in the assets of NovaStar Financial in the event of our liquidation, dissolution or the winding up of our affairs. There are no statutory, or to the best of NovaStar's knowledge, contractual stockholder preemptive rights or rights of first refusal with respect to the issuance of the warrants or the issuance of the common stock upon exercise of the warrants or any other issuance of common stock.

  In order to prevent dilution of the rights granted under the guaranty warrant, the exercise price of the guaranty warrants will be subject to adjustment from time to time and the number of shares of common stock obtainable upon exercise of the guaranty warrant will be subject to adjustment from time to time. If and whenever on or after the date of issuance NovaStar Financial issues or sells, or is deemed to have issued or sold, any share of common stock for a consideration per share less than the greater of (1) $4.5625 and (2) the market price per share of such common stock, then immediately upon such issue or sale the exercise price shall be reduced to the exercise price determined by multiplying (A) the exercise price in effect immediately prior to such issue or sale by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of common stock deemed outstanding immediately prior to such issue or sale and (y) the number of shares that could be purchased at the base rate from the aggregate proceeds to NovaStar Financial from the issuance of such new shares of common stock, and the denominator of which shall be the number of shares of common stock deemed outstanding immediately after such issue or sale. Upon each adjustment of the exercise price, the number of shares of common stock acquirable upon exercise of the warrant shall be adjusted to the number of shares determined by multiplying the exercise price in effect immediately prior to the adjustment by the number of shares of common stock acquirable upon exercise of the warrant immediately prior to the adjustment and dividing the product thereof by the exercise price resulting from the adjustment.

  So long as they are outstanding, if NovaStar Financial reprices, adjusts or amends in any manner the warrants issued pursuant to the warrant agreement dated as of December 9, 1996 between NovaStar Financial and the holders of such warrants, NovaStar Financial shall offer to make an identical change to the tag along warrant.

  Pursuant to the warrant agreement with First Union the exercise price will be appropriately adjusted if we:

  . Pay a dividend or make a distribution on our common stock in shares of our common stock;

  . Subdivide our outstanding shares of our common stock into a greater number of shares;

  . Combine our outstanding shares of our common stock into a smaller number of shares;

  . Issue by reclassification of our common stock any shares of our capital stock; or

  . Issue shares of capital stock, as to the First Union warrants, at a price below the greater of (a) 6.9375 or (b) fair market value.

  In case of consolidations or mergers of NovaStar Financial, or our liquidation or the sale of all or substantially all of our assets to another corporation, each warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto and into shares of our common stock, less the exercise price.

                              PLAN OF DISTRIBUTION

  The offered preferred stock, the warrants and the underlying common stock subsequently acquired by the selling securityholders pursuant to the exercise of outstanding warrants or conversion of preferred stock, may be offered for sale from time to time by the selling securityholders named in this prospectus, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under some circumstances, the selling securityholders and any broker-dealers that act in connection with the sale of such securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of offered common stock, warrants or underlying common stock is made, if required, a prospectus supplement will be distributed that will set forth the aggregate amount of such securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of such securities.

  The underlying common stock offered hereby will be sold directly by us to the warrantholder at the exercise price of the warrants and pursuant to the terms and conditions of the warrant agreement governing the warrants, a copy of which has been filed as an exhibit to the shelf registration statement of which this prospectus is a part.

  To comply with the securities laws of different jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in different jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  The holders of the securities covered by this prospectus have agreed not to effect any public sale or distribution of our securities in periods surrounding underwritten public offerings by NovaStar Financial.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby and legal matters will be passed upon by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                    EXPERTS

  Our consolidated balance sheets as of December 31, 1999 and 1998 and our statements of consolidated operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, have been incorporated herein, in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  . Annual Report on Form 10-K for the year ended December 31, 1999; and

  . Current Reports on Form 8-K, filed July 6, 1998, October 12, 1998,
    October 13, 1998, October 15, 1998, December 22, 1998, February 23, 1999,
    and April 6, 1999.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    NovaStar Financial, Inc.
    1901 West 47th Place, Suite 105
    Westwood, Kansas 66205

    (913) 514-3500

  You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "agency" means FNMA, FHLMC or GNMA.

  "agency certificates" means pass-through certificates guaranteed by FNMA, FHLMC or GNMA.

  "agency securities" means securities issued or guaranteed by FNMA, FHLMC or GNMA.

  "adjustable-rate mortgage" or "ARM" means a mortgage loan (including any mortgage loan underlying a mortgage security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "capital stock" means the shares of capital stock issuable by NovaStar Financial under its charter, and includes common stock and preferred stock.

  "collateralized mortgage obligations" or "CMOs" means adjustable or short-term fixed-rate debt obligations or bonds, that are collateralized by mortgage loans or pass-through certificates issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single family (one to four units) residences.

  "dividend equivalent rights" or "DERs" means an element of our 1996 stock option plan, which are granted together with certain stock options.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means Freddie Mac, previously the Federal Home Loan Mortgage Corporation.

  "founders" means Scott F. Hartman and W. Lance Anderson.

  "FNMA" means Fannie Mae, previously the Federal National Mortgage
Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means Ginnie Mae, previously the Government National Mortgage Association.

  "independent directors" means a director of NovaStar Financial who is not an officer or employee of NovaStar Financial or any affiliate (excluding GE Capital and its affiliates) or subsidiary of NovaStar Financial.

  "IPO" means NovaStar Financial's initial public offering, which closed on December 1, 1997.

  "incentive stock options" or "ISOs" means stock options granted under our 1996 stock option plan which meet the requirements of Section 422 of the Code.

  "loan-to-value" or "LTV" ratio is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Maryland GCL" means the general corporation laws of the State of Maryland, the state in which NovaStar Financial, Inc. is incorporated.

  "mortgage assets" means (1) mortgage loans, and (2) mortgage securities, and
(3) other qualified REIT assets.

  "mortgage securities" means (1) pass-through certificates and (2) CMOs.

  "net interest spread" means the difference between the annual yield earned on interest-earning assets and the rate paid on borrowings.

  "NFI Holding" means NFI Holding Corporation, a taxable affiliate of NovaStar Financial.

  "NovaStar Mortgage" means NovaStar Mortgage, Inc., a taxable affiliate of NovaStar Financial, Inc.

  "non-qualified stock options" or "NQSOs", are an element of our 1996 Stock Option Plan, which are not treated as ISOs pursuant to Section 422 of the Code.

  "NYSE" means the New York Stock Exchange.

  "pass-through certificates" means securities (or interests therein) which are qualified REIT assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective undivided interests in the pool.

  "private placement" means NovaStar Financial's private placement of units which closed December 9, 1996. Each unit consisted of one share of convertible preferred stock and one warrant to purchase one share of common stock.

  "qualified hedge" means any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by NovaStar Financial in a transaction to reduce NovaStar Financial's interest rate risk with respect to indebtedness (including NovaStar Financial's reverse repurchase obligations) incurred or to be incurred by NovaStar Financial to acquire and carry mortgage assets or other real estate assets.

  "qualified REIT assets" means pass-through certificates, mortgage loans, agency certificates and other assets of the type described in Code Section 856(c)(6)(B).

  "real estate asset" means interests in real property, interests in mortgages on real property, and regular or residual interests in REMICs.

  "REIT" means real estate investment trust as defined under Section 856 of the Code.

  "REMIC" means real estate mortgage investment conduit as defined under
Section 860D of the Code.

  "reverse repurchase agreement" means a secured borrowing device evidenced by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984.

  "Securities Act" means the Securities Act of 1933, as amended.

  "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

  "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from federal income taxation.

  "taxable income" means for any year the taxable income of NovaStar Financial for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

  "tranches" means one of three equal parts that the principal amount of forgivable notes are divided into.

  "VA" means the United States Department of Veterans Affairs.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
December 31, 1999
NOVASTAR FINANCIAL, INC.
Audited Financial Statements:
  Consolidated Balance Sheets..............................................  F-2
  Consolidated Statements of Operations....................................  F-3
  Consolidated Statements of Stockholders' Equity..........................  F-4
  Consolidated Statements of Cash Flows....................................  F-5
  Notes to Consolidated Financial Statements...............................  F-6
Independent Auditors' Report............................................... F-20

                         NOVASTAR FINANCIAL, INC.

                        CONSOLIDATED BALANCE SHEETS

                          (dollars in thousands)

                                                              December 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Assets
  Cash and cash equivalents................................ $  2,395  $    --
  Mortgage loans...........................................  620,406   945,798
  Mortgage securities--available-for-sale..................    6,775       --
  Accrued interest receivable..............................   12,452    17,608
  Assets acquired through foreclosure......................   16,891    10,583
  Advances to and investment in NFI Holding Corporation....   29,208    20,650
  Amounts due from founders................................    1,153       961
  Other assets.............................................    1,230     2,154
                                                            --------  --------
      Total assets......................................... $690,510  $997,754
                                                            ========  ========
Liabilities and Stockholders' Equity
  Liabilities:
    Borrowings............................................. $586,868  $909,944
    Dividends payable......................................      525     2,845
    Accounts payable and other liabilities.................    1,803     2,157
                                                            --------  --------
      Total liabilities....................................  589,196   914,946
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000 shares
     authorized:
     Class B, convertible preferred stock, 4,285,714 shares
      issued and outstanding as of December 31, 1999.......       43       --
     Common stock, 8,130,069 shares issued; 7,460,523 and
      8,130,069 shares outstanding, respectively...........       81        81
    Additional paid-in capital.............................  151,173   122,180
    Accumulated deficit....................................  (41,502)  (32,804)
    Accumulated other comprehensive income.................      242       --
    Cost of treasury stock, 673,400 as of December 31,
     1999..................................................   (1,877)      --
    Notes receivable from founders.........................   (6,846)   (6,649)
                                                            --------  --------
      Total stockholders' equity...........................  101,314    82,808
                                                            --------  --------
      Total liabilities and stockholders' equity........... $690,510  $997,754
                                                            ========  ========

              See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                       For the Year Ended
                                                          December 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    --------  --------  -------
Interest income:
  Mortgage loans................................... $ 66,324  $ 76,751  $25,154
  Mortgage securities..............................      389    23,996   11,807
                                                    --------  --------  -------
Total interest income..............................   66,713   100,747   36,961
Interest expense...................................   46,758    80,794   28,185
                                                    --------  --------  -------
Net interest income................................   19,955    19,953    8,776
Prepayment penalty income..........................    3,143     1,985      414
Provision for credit losses........................  (22,078)   (7,430)  (2,453)
Premiums for mortgage loan insurance...............   (1,731)     (744)     --
Loan servicing fees paid to NovaStar Mortgage,
 Inc...............................................   (3,886)   (3,803)    (505)
Other loan servicing fees..........................      --        --      (635)
                                                    --------  --------  -------
Net portfolio income (loss)........................   (4,597)    9,961    5,597
Gain (loss) on sales of mortgage assets............      351   (14,962)      51
Loss on termination of interest rate agreements....      --     (7,977)     --
Other income.......................................      801     1,203      290
Equity in net income (loss) of NFI Holding
 Corporation.......................................       88    (2,984)      28
General and administrative expenses:
  Compensation and benefits........................    1,804     1,785      839
  Office administration............................      804       903      299
  Professional and outside services................      801     1,117      676
  Net fees for other services provided by NovaStar
   Mortgage........................................      145     2,683    3,650
  Other............................................      181       574      554
  Forgiveness of notes receivable from founders....      --        --     1,083
                                                    --------  --------  -------
    Total general and administrative expenses......    3,735     7,062    7,101
                                                    --------  --------  -------
Net loss........................................... $ (7,092) $(21,821) $(1,135)
                                                    ========  ========  =======
Dividends on preferred shares...................... $  1,606       --       --
                                                    ========
Net loss available to common shareholders.......... $ (8,698) $(21,821) $(1,135)
                                                    ========  ========  =======
Basic and diluted loss per share................... $  (1.08) $  (2.71) $ (0.26)
                                                    ========  ========  =======
Weighted average basic and diluted shares
 outstanding.......................................    8,032     8,057    4,430
                                                    ========  ========  =======


                See notes to consolidated financial statements.

                           NOVASTAR FINANCIAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (dollars in thousands, except share amounts)

                                                                                            Forgivable
                                                                     Accumulated              Notes
                          Convertible        Additional                 Other               Receivable     Total
                           Preferred  Common  Paid-in   Accumulated Comprehensive Treasury     from    Stockholders'
                             Stock    Stock   Capital     Deficit      Income      Stock     Founders     Equity
                          ----------- ------ ---------- ----------- ------------- --------  ---------- -------------
Balance, January 1,
1997....................     $ 36      $  2   $ 49,910   $   (302)     $   (16)   $   --     $(3,250)    $ 46,380
Private placement
issuance costs..........      --        --         (48)       --           --                    --           (48)
Proceeds from initial
public offering of
common stock, net of
issuance costs of
$5,848..................      (36)       76     67,216        --           --         --         --        67,256
Exercise of stock
options.................      --        --           6        --           --         --         --             6
Dividends on convertible
preferred stock ($0.18
per share)..............      --        --         --        (639)         --         --         --          (639)
Dividends on common
stock ($0.10 per
share)..................      --        --         --        (783)         --         --         --          (783)
Forgiveness of founders'
notes receivable........      --        --         --         --           --         --       1,083        1,083
                             ----      ----   --------   --------      -------    -------    -------     --------
Comprehensive income
(loss):
 Net loss...............                                   (1,135)         --                              (1,135)
 Other comprehensive
 income (loss)--change
 in unrealized gain
 (loss) on available-
 for-sale securities,
 net of reclassification
 adjustments of $51 for
 gains included in net
 loss...................                                      --         4,369                              4,369
                                                         --------      -------                           --------
  Total comprehensive
  income (loss).........                                   (1,135)       4,369                              3,234
                                                         --------      -------                           --------
Balance, December 31,
1997....................      --         78    117,084     (2,859)       4,353        --      (2,167)     116,489
Initial public offering
of common stock issuance
costs...................      --        --         (88)       --           --         --         --           (88)
Exercise of stock
options and warrants....      --          3      5,184        --           --         --      (4,350)         837
Interest accrued on
notes receivable from
founders, net of
payments................      --        --         --         --           --         --        (132)        (132)
Dividends on common
stock ($1.00 per
share)..................      --        --         --      (8,124)         --         --         --        (8,124)
                             ----      ----   --------   --------      -------    -------    -------     --------
Comprehensive loss:
 Net loss...............                                  (21,821)         --                             (21,821)
 Other comprehensive
 loss--change in
 unrealized gain (loss)
 on available-for-sales
 securities, net of
 reclassification
 adjustments of $15,268
 for losses included in
 net loss...............                                      --        (4,353)                            (4,353)
                                                         --------      -------                           --------
  Total comprehensive
  loss..................                                  (21,821)      (4,353)       --                  (26,174)
                                                         --------      -------                           --------
Balance, December 31,
1998....................      --         81    122,180    (32,804)         --         --      (6,649)      82,808
Proceeds from preferred
stock issuance, net of
costs of $1,323.........       43       --      28,635        --           --         --         --        28,678
Exercise of stock
options and warrants....      --        --           8        --           --         --         --             8
Warrants issued.........      --        --         350        --           --         --         --           350
Treasury stock purchase,
630,400 shares..........      --        --         --         --           --      (1,877)       --        (1,877)
Interest accrued on
notes receivable from
founders, net of
payments................      --        --         --         --           --         --        (197)        (197)
Dividends on preferred
stock ($0.37 per
share)..................      --        --         --      (1,606)         --         --         --        (1,606)
                             ----      ----   --------   --------      -------    -------    -------     --------
Comprehensive income
(loss):
 Net loss...............                                   (7,092)         --                              (7,092)
 Other comprehensive
 income--change in
 unrealized gain (loss)
 on available-for-sales
 securities.............                                      --           242                                242
                                                         --------      -------                           --------
  Total comprehensive
  income (loss).........                                   (7,092)         242                             (6,850)
                                                         --------      -------                           --------
Balance, December 31,
1999....................     $ 43      $ 81   $151,173   $(41,502)     $   242    $(1,877)   $(6,846)    $101,314
                             ====      ====   ========   ========      =======    =======    =======     ========

             See notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (In thousands)

                                              For the Year Ended December 31,
                                              ---------------------------------
                                                1999       1998        1997
                                              ---------  ---------  -----------
Cash flow from operating activities:
Net loss..................................... $  (7,092) $ (21,821) $    (1,135)
Adjustments to reconcile net loss to cash
 provided by (used in) operating activities:
 Amortization of premiums on mortgage
  assets.....................................     8,088      7,620        3,440
 Amortization of deferred debt costs.........     2,271      4,562           93
 Provision for credit losses.................    22,078      7,430        2,453
 Forgiveness of notes receivable from
  founders...................................       --         --         1,083
 Equity in net loss (income) of NFI Holding
  Corporation................................       (88)     2,984          (28)
 Losses (gains) on sales of mortgage assets..      (351)    14,962          (51)
 Loss on terminations of interest rate
  agreements.................................       --       7,977          --
 Change in:
  Accrued interest receivable................     5,156     (6,807)     (10,772)
  Other assets...............................        73     (1,638)      (3,780)
  Other liabilities..........................      (300)    (9,219)       3,223
                                              ---------  ---------  -----------
   Net cash provided by (used in) operating
    activities...............................    29,835      6,050       (5,474)
Cash flow from investing activities:
 Mortgage loans purchased from NovaStar
  Mortgage, Inc..............................       --    (556,158)    (417,752)
 Mortgage loans purchased from others........       --         --      (219,995)
 Mortgage loans sold to others...............     4,932      8,307          --
 Mortgage loan repayments....................   260,109    161,237       43,287
 Sales of assets acquired through
  foreclosure................................    24,228      6,815          --
 Purchases of available-for-sale securities..       --    (375,051)    (659,415)
 Settlement of amounts due to brokers........       --         --       (13,255)
 Proceeds from sales of available-for-sale
  securities.................................       --     705,906      110,067
 Proceeds from paydowns on available-for-sale
  securities.................................       882    165,233       48,694
 Investment in NFI Holding Corporation.......    (7,000)      (990)      (1,980)
 Net change in advances to NFI Holding
  Corporation................................    (8,127)   (15,868)      (2,653)
                                              ---------  ---------  -----------
   Net cash provided by (used in) investing
    activities...............................   275,024     99,431   (1,113,002)
Cash flow from financing activities:
 Proceeds from issuance of collateralized
  mortgage obligations.......................       --     665,000      424,674
 Payments on collateralized mortgage
  obligations................................  (307,318)  (179,851)     (13,596)
 Debt issuance costs paid on collateralized
  mortgage obligations.......................       --      (2,821)      (2,304)
 Change in short-term borrowings.............   (18,029)  (581,693)     596,693
 Proceeds from issuance of capital stock and
  exercise of equity instruments, net of
  offering costs.............................    28,686        (54)      67,214
 Treasury stock purchases....................    (1,877)       --           --
 Dividends paid on preferred stock...........    (1,081)       --           --
 Dividends paid on common stock..............    (2,845)    (6,062)        (639)
                                              ---------  ---------  -----------
   Net cash provided by (used in) financing
    activities...............................  (302,464)  (105,481)   1,072,042
                                              ---------
Net increase (decrease) in cash and cash
 equivalents.................................     2,395        --       (46,434)
                                              =========  =========  ===========
Cash and cash equivalents, beginning of
 year........................................       --         --        46,434
                                              =========  =========  ===========
Cash and cash equivalents, end of year....... $   2,395  $     --   $       --
                                              =========  =========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid for interest...................... $  48,397  $  80,604  $    27,436
                                              =========  =========  ===========
 Note received in exchange for options
  exercised by founders...................... $     --   $   4,591  $       --
                                              =========  =========  ===========
 Issuance of warrants........................ $     350  $     813  $       --
                                              =========  =========  ===========
 Dividends payable........................... $     525  $   2,845  $       783
                                              =========  =========  ===========
 Assets acquired through foreclosure......... $  30,966  $  17,242  $       156
                                              =========  =========  ===========

                See notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             December 31, 1999

Note 1. Summary of Significant Accounting Policies

  NovaStar Financial, Inc. (the Company) is a Maryland corporation formed on September 13, 1996. The Company manages a portfolio of mortgage assets primarily consisting of non-conforming mortgage loans.

  Financial Statement Presentation The Company's financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgments of management in determining the amount of its allowance for credit losses, amortizing premiums or accreting discounts on its mortgage assets, and establishing the fair value of its mortgage securities. While the financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ from those estimates. For example, it is possible that credit losses or prepayments could rise to levels that would adversely affect profitability if those levels were sustained for more than brief periods.

  The Company owns 100% of the common stock of three special purpose entities-- NovaStar Assets Corporation, NovaStar Mortgage Funding Corporation and NovaStar Certificates Financial Corporation. The Company formed these entities in connection with the issuance of collateralized mortgage obligations. The consolidated financial statements of the Company include the accounts of these entities. Significant intercompany accounts and transactions have been eliminated in consolidation.

  The Company also owns 100% of the nonvoting preferred stock of NFI Holding Corporation, for which it receives 99% of any dividends paid by NFI Holding Corporation. The founders of the Company own 100% of the common stock of NFI Holding Corporation and serve as officers and directors of NFI Holding Corporation and its subsidiaries. The Company accounts for its investment in NFI Holding Corporation using the equity method. The preferred stock was purchased in February 1997 for $1,980,000 and the Company contributed $7,000,000 and $990,000 of capital to NFI Holding Corporation during 1999 and 1998, respectively.

  NFI Holding Corporation owns 100% of the outstanding common stock of NovaStar Mortgage. NovaStar Mortgage originated a substantial portion of the non-conforming residential mortgage loans owned by the Company and services all of the loans owned by the Company.

  Cash and Cash Equivalents The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents.

  Mortgage Loans Mortgage loans include loans acquired from NovaStar Mortgage and in bulk pools from other originators and securities dealers. Mortgage loans are generally purchased at a premium over the outstanding principal balance and are stated at amortized cost. Premiums are amortized and discounts accreted as yield adjustments over the estimated lives of the loans using a method that approximates the interest method. Amortization includes the effect of prepayments.

  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management's opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes ninety days delinquent. Interest collected on non-accrual loans is recognized as income upon receipt.

  The Company maintains an allowance for probable credit losses inherent in the portfolio at the balance sheet date. The allowance is based upon the assessment by management of various factors affecting its

                            NOVASTAR FINANCIAL, INC.

mortgage loan portfolio, including current and projected economic conditions, the makeup of the portfolio based on credit grade, loan to value, delinquency status, Company purchased mortgage insurance and other factors deemed to warrant consideration. The allowance is maintained through ongoing provisions charged to operating income and is reduced by loans that are charged off.

  Mortgage Securities The Company classifies all of its mortgage securities as available-for-sale and, therefore, reports them at their estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Premiums are amortized and discounts are accreted as yield adjustments over the estimated lives of the securities using a method that approximates the interest method. Amortization includes the effect of prepayments. Gains or losses on sales of securities are recognized using the specific identification method.

  Effective January 1, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 amends SFAS No. 65 and 115, and requires entities to classify retained mortgage-backed securities after the securitization of mortgage loans held for sale in accordance with SFAS No. 115. However, a mortgage banking enterprise must classify retained mortgage-backed securities that it commits to sell before or during the securitization process as trading securities. The adoption of SFAS No. 134 did not result in an adjustment to assets, liabilities, stockholders' equity or net loss.

  Assets Acquired Through Foreclosure Real estate owned, which consists of residential real estate acquired in satisfaction of loans, is carried at the lower of cost or estimated fair value less estimated selling costs. Adjustments to the loan carrying value required at time of foreclosure are charged to the allowance for credit losses. Losses or gains from the ultimate disposition of real estate owned are charged or credited to operating income.

  Transfers of Assets The Company uses the financial components approach when accounting for transfers of mortgage loans in repurchase and securitization transactions. When the Company retains control over the loans, repurchase and securitization transactions are accounted for as secured borrowings rather than as sales. The borrowings under repurchase agreements and collateralized mortgage obligations included in the accompanying consolidated balance sheets represent the remaining principal amount of funds received in the transfer.

  Stock-based Compensation Compensation expense for services the Company receives as consideration for stock issued through its employee stock option plans is measured by the quoted market price of the stock at the measurement date less the amount, if any, that the employee is required to pay.

  Income Taxes The Company intends to operate and qualify as a Real Estate Investment Trust (REIT) under the requirements of the Internal Revenue Code. Therefore, the Company, and its qualified REIT subsidiaries, will generally not be subject to federal income taxes at the corporate level on taxable income distributed to stockholders. Requirements for qualification as a REIT include various restrictions on common stock ownership and the nature of assets and sources of income. In addition, a REIT must distribute at least 95% of its annual taxable income to its stockholders. If in any tax year, the Company does not qualify as a REIT, it will be taxed as a corporation and distributions to stockholders will not be deductible in computing taxable income. If the Company fails to qualify as a REIT in any tax year, it will not be permitted to qualify for the succeeding four years. The most significant difference between GAAP earnings and taxable income relates to provisions made allowance for credit losses, which are not deductible for income tax purposes. NFI Holding Corporation has not elected REIT-status and files a consolidated federal income tax return with its subsidiaries.

                            NOVASTAR FINANCIAL, INC.

  Loss Per Share Basic loss per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming all options and warrants on the Company's common stock have been exercised and the convertible preferred stock is converted, unless the exercise would be anti-dilutive.

  Financial Instruments with Off-balance-sheet Risk The Company has entered into interest rate swap and cap agreements designed to, in effect, alter the interest rates on its funding costs to more closely match the yield on interest-earning assets. Net income earned from or expense incurred on interest rate swap and cap agreements is accounted for on the accrual method and is recorded as an adjustment of interest expense. The gain or loss on early termination, sale or disposition of an interest rate swap or cap agreement is recognized in current earnings if the matched funding source is also extinguished. If the matched funding source is not extinguished, the unrealized gain or loss on the related interest rate swap or cap agreement is deferred and amortized as a component of interest expense over the remaining term of the matched funding source. Unmatched swap or cap agreements are recorded at fair value with changes in the unrealized gains or losses recorded in current earnings.

  Segment Information Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has one reportable operating segment. The adoption of SFAS No. 131 did not result in an adjustment to assets, liabilities, stockholders' equity or net loss.

  New Accounting Pronouncements During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure. Generally, SFAS No. 133 provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of hedge asset or liability that is attributable to the hedge risk or the earnings effect of the hedge forecasted transaction. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 an amendment of FASB Statement No. 133 was issued in June 1999 and postponed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Management does not expect the adoption of SFAS No. 133 to have a material impact on the financial statements of the Company.

  Reclassifications Certain reclassifications of prior year amounts have been made to conform to current year presentation.

                            NOVASTAR FINANCIAL, INC.

Note 2. Mortgage Loans

  Mortgage loans, all of which are secured by residential properties, consisted of the following as of December 31 (in thousands).

                                                               1999      1998
                                                             --------  --------
     Outstanding principal.................................. $618,822  $928,503
     Net unamortized premium................................   12,689    20,868
                                                             --------  --------
     Amortized cost.........................................  631,511   949,371
     Allowance for credit losses............................  (11,105)   (3,573)
                                                             --------  --------
                                                             $620,406  $945,798
                                                             ========  ========

  Activity in the allowance for credit losses is as follows, for the three years ended December 31, 1999 (in thousands).

                                                         1999     1998    1997
                                                        -------  ------  ------
     Balance, January 1................................ $ 3,573  $2,313  $  --
     Provision for credit losses.......................  22,078   7,430   2,453
     Amounts charged off, net of recoveries............ (14,546) (6,170)   (140)
                                                        -------  ------  ------
     Balance, December 31.............................. $11,105  $3,573  $2,313
                                                        =======  ======  ======

  All mortgage loans serve as collateral for various borrowing arrangements as discussed in Note 4. The weighted-average interest rate on these loans at December 31, 1999 and 1998 was 10.3% and 10.2%, respectively.

  Collateral for 16%, 14% and 7% of the mortgage loans outstanding as of December 31, 1999 was located in California, Florida and Washington, respectively. The Company has no other significant concentration of credit risk.

Note 3. Mortgage and Other Securities

  As of December 31, 1999, available-for-sale mortgage securities consisted of the Company's investment in the subordinated and interest-only bond portions of NovaStar Mortgage Funding Trust, Series 99-01 (NMFT 99-01). NovaStar Mortgage issued NMFT 99-01, a Real Estate Mortgage Investment Conduit, during January 1999. The primary (A-class) bonds were sold to parties independent of the Company or its affiliates. The Company purchased the subordinated (B-class) and interest-only bonds from NovaStar Mortgage in September 1999. For the issuance of NMFT 99-01, NovaStar Mortgage combined $165 million in non-conforming mortgage loans and issued $160 million in asset-backed bonds. No active trading market for the purchase and sale of residuals exists. Therefore, management estimates the value the security by discounting the expected future cash flow of the collateral and bonds.

  The original estimated fair value of the interests retained by NovaStar Mortgage was $9,700,000. In estimating the value of the retained interests, management assumed prepayment rates ranging from 35 to 45 CPR, an annual constant default rate of 70 basis points and a discount rate of 16.5%. The original securitization generated a gain for NovaStar Mortgage of $1,600,000.

  As of December 31, 1999, the fair value of the residual interest owned by the Company was estimated using annual constant prepayment rates ranging from 35 to 45, an annual constant default rate of 70 basis points and a discount rate of 20%.

                            NOVASTAR FINANCIAL, INC.

  Before December 31, 1998, the Company owned mortgage-backed securities issued by government agencies and corporate bonds. Gross gains and losses on sales of these securities were as follows (in thousands).

                                                                 Year Ended
                                                                December 31,
                                                                --------------
                                                                  1998    1997
                                                                --------  ----
     Gross gains............................................... $    222  $51
     Gross losses..............................................   15,490  --
                                                                --------  ---
     Gains (losses) on the sale of mortgage and other
      securities............................................... $(15,268) $51
                                                                ========  ===

Note 4. Borrowings

  Collateralized Mortgage Obligations (CMOs) The Company issued CMOs secured by its mortgage loans as a means for long-term financing. For financial reporting and tax purposes, the mortgage loans held as collateral for CMOs are recorded as assets of the Company and the CMOs are recorded as debt. Interest and principal on each CMO is payable only from principal and interest on the underlying mortgage loans collateralizing the CMO. Interest rates reset monthly and are indexed to one-month LIBOR. The estimated weighted-average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. However, the Company retains the option to repay the CMO, and reacquire the mortgage loans, when the remaining unpaid principal balance of the underlying mortgage loans falls below 35 % of their original amounts for issue 97-01 and 25% on 97-02, 98-01 and 98-02. Following is a summary of outstanding CMOs (dollars in thousands):

                                Collateralized
                             Mortgage Obligation               Mortgage Loans
                             -----------------------  ---------------------------------
                                                                           Estimated
                                                      Remaining Weighted    Weighted
                             Remaining     Interest   Principal Average     Average
                             Principal       Rate        (A)     Coupon  Months to Call
                             -----------   ---------  --------- -------- --------------
   As of December 31, 1999:
   NovaStar Home Equity
    Series:
     Issue 1997-1..........  $    75,580        6.94% $ 87,534   11.04%       --
     Issue 1997-2..........       95,053        6.72   104,851   10.90         12
     Issue 1998-1..........      186,493        6.55   200,625   10.08         22
     Issue 1998-2..........      231,969        6.71   244,109    9.97         29
     Unamortized debt
      issuance costs, net..       (2,227)
                             -----------
                             $   586,868
                             ===========
   As of December 31, 1999:
   NovaStar Home Equity
    Series:
     Issue 1997-1..........  $   163,419        5.88% $174,516   10.56%        11
     Issue 1997-2..........      164,496        5.88   173,858   10.37         24
     Issue 1998-1..........      268,152        5.69   277,776   10.01         34
     Issue 1998-2..........      300,161        5.74   306,807    9.95         41
     Unamortized debt
      issuance costs, net..       (4,284)
                             -----------
                                 891,944
                             ===========

--------

(A) Includes assets acquired through foreclosure.

                            NOVASTAR FINANCIAL, INC.

  Short-term Financing Arrangements The Company is a co-borrower with NovaStar Mortgage under warehouse lending and master repurchase agreements with First Union National Bank. The Company and NovaStar Mortgage can borrow up to $75 million under the warehouse lending agreement and $175 million under the master repurchase agreement ($300 million as of December 31, 1998). As of December 31, 1999 and 1998, the Company had no borrowings outstanding and NovaStar Mortgage had borrowings of $78,448,000 and $203,341,000 outstanding under these arrangements, respectively. Borrowings under these arrangements are secured by mortgage loans owned by NovaStar Mortgage. The interest rate on borrowings under the warehouse lending arrangement is indexed to the Federal funds rate. Under the master repurchase agreement, borrowings are indexed to one-month LIBOR. These agreements expire on June 1, 2000. Upon expiration, the Company expects to renew these arrangements on substantially the same terms.

  Under the terms of two additional repurchase agreements entered in February 1999, the Company and/or NovaStar Mortgage can borrow up to $25 million from First Union National bank secured by residual interests in CMOs issued by the Company, its affiliates or subsidiaries. Borrowings under these arrangements bear interest at one-month LIBOR plus 5%. These agreements expire on December 17, 2001. No amounts were outstanding under these agreements as of December 31, 1999. In connection with the execution of the financing agreements with First Union, the Company issued First Union warrants for the purchase of the Company's stock (see Note 7).

  The Company is also a co-borrower under a warehouse lending agreement with GMAC/Residential Funding Corporation (GMAC/RFC). The Company and/or NovaStar Mortgage can borrow up to $50 million under this agreement. No amounts were outstanding under this agreement as of December 31, 1999. Future borrowings will be secured by mortgage loans owned by the Company or NovaStar Mortgage and will bear interest at a rate indexed to one-month LIBOR. The agreement expires on December 27, 2000.

  As of December 31, 1998, the Company had a short-term financing arrangement with GMAC/RFC secured by residual interests in the Company's CMOs. In 1998, the Company borrowed $15 million from GMAC/RFC. The $15 million in principal and a $3 million fee are included in borrowings in the accompanying December 31, 1998 consolidated balance sheet. As discussed in Note 7, in connection with the agreement, the Company issued warrants to GMAC/RFC for the purchase of the Company's stock. The financing fee and the estimated value of the warrants ($813,000) were recognized as additional interest expense in 1998. All amounts were repaid in February 1999.

  Average daily balances for short-term borrowings of the Company were as follows (in thousands).

                                                                 1999    1998
                                                                ------ --------
     Repurchase agreements secured by mortgage loans........... $  --  $118,380
     Borrowings under warehouse lines of credit................    --    14,991
     Other short-term borrowings...............................  4,206    3,945
     Repurchase agreements secured by mortgage securities......    --   392,859

  All short-term financing arrangements require the Company and NovaStar Mortgage to maintain minimum tangible net worth, meet equity ratio tests and comply with other customary debt covenants. The Company and NovaStar Mortgage comply with all debt covenants.

Note 5. Financial Instruments with Off-balance-sheet Risk

  The Company's interest rate cap agreements result in off-balance-sheet risk. These instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the financial statements.

                            NOVASTAR FINANCIAL, INC.

  Credit Risk The Company's exposure to credit risk on interest rate cap agreements is limited to the cost of replacing contracts should the counterparty fail. The Company seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and through legal scrutiny of agreements. Before engaging in negotiated derivative transactions with any counterparty, the Company has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under these agreements, on each payment exchange date all gains and losses of counterparties are netted into a single amount, limiting exposure to the counterparty to any net positive value.

  Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The synthetic product of these transactions is a "matched" position for the Company. The combination of off-balance-sheet instruments with on-balance-sheet liabilities leaves the Company in a market risk position that is designed to be a better position than if the derivative had not been used in interest rate risk management. Derivatives instruments used in matched transactions as described above are classified as derivatives held for purposes other than trading. No derivatives were held for trading purposes during the three years ended December 31, 1999.

  Other Risk Considerations The Company is cognizant of the risks involved with financial derivatives. The Company's policies and procedures seek to mitigate risk associated with the use of financial derivatives in ways appropriate to its business activities, considering its risk profile as a limited end-user. Information regarding the Company's financial instruments with off-balance-sheet risk is as follows (dollars in thousands).

                                                      Unrealized
                                                     ------------
                                                                  Weighted
                                            Notional              Days to  Cap
                                             Value   Gains Losses Maturity Rate
                                            -------- ----- ------ -------- ----
As of December 31, 1999:
  Interest rate cap agreements............. $430,000 $778  $  --    578    6.45%
                                            ======== ====  ======
As of December 31, 1998:
  Interest rate cap agreements............. $625,000 $--   $2,483   734    6.27%
                                            ======== ====  ======

  During the three years ended December 31, 1999, the Company recognized $2,254,000, $2,891,000 and $1,047,000, respectively, in interest expense relating to off-balance-sheet financial instruments. In 1998, the Company terminated interest rate agreements with an aggregate notional value of $469 million because of the sale of the Company's portfolio of mortgage securities and repayment of the related financing under repurchase agreements, incurring net losses of $7,977,000.

Note 6. Fair Value of Financial Instruments

  The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

                            NOVASTAR FINANCIAL, INC.

  The estimated fair values of the Company's financial instruments are as follows as of December 31 (in thousands).

                                               1999                1998
                                        ------------------- -------------------
                                        Carrying            Carrying
                                         Value   Fair Value  Value   Fair Value
                                        -------- ---------- -------- ----------
Financial assets:
  Mortgage loans....................... $620,406  $612,144  $945,798  $950,808
  Mortgage securities..................    6,775     6,775       --        --
  Financial liabilities:
    Collateralized mortgage
     obligations.......................  586,868   587,245   891,944   883,000
    Other borrowings...................      --        --     18,000    18,000
    Off-balance-sheet financial
     instruments.......................      594     1,372     1,157    (1,326)

  Market quotations were used to estimate the fair value of mortgage securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage assets, at current market rates. The fair value of cash and cash equivalents and accrued interest receivable and payable approximates its carrying value.

Note 7. Stockholders' equity

  On December 1, 1997, the Company completed an initial public offering of its common stock issuing 4,059,000 shares and receiving net proceeds of $67 million. In connection with the initial public offering, 3,649,999 shares of previously issued convertible preferred stock were converted into a like number of shares of common stock.

  On March 29, 1999, the Company completed a private placement of preferred stock by issuing 4,285,714 shares of class B, 7% cumulative convertible preferred stock for $7 per share and received net proceeds of $28.7 million. Each share of preferred stock is convertible, at the option of the holder, into one share of common stock and is redeemable for $7 per share by the Company any time after March 31, 2002.

  As of December 31, 1999, the Company has the following warrants outstanding for the purchase of Company common stock.

                                     Exercise                                           Expiration
     Quantity                         Price                                                Date
     ---------                       --------                                           ----------
     4,014,800                        $15.00                                               2001
       350,000                          6.94                                               2002
       812,731                          4.56                                               2003
     ---------
     5,177,531
     =========

  The founders of the Company were issued 261,866 of the warrants expiring in 2001 (see Note 8.) The warrants that expire in 2002 and 2003 were issued to First Union and GMAC/RFC, respectively, in connection with the execution of short-term financing arrangements as discussed in Note 4.

Note 8. Transactions with Founders

  In connection with the initial formation and capitalization of the Company, its founders acquired 216,666 shares of common stock and warrants to acquire 216,666 additional shares for $15.00 in exchange for forgivable promissory notes. Pursuant to the terms of the original warrant agreement, the exercise price of the

                            NOVASTAR FINANCIAL, INC.

warrants was reduced to $11.62 upon the Company's subsequent issuance of warrants to unrelated entities at exercise prices lower than $15.00. The notes bear interest at 8% and are secured by the shares and warrants. Interest is payable quarterly and the notes mature December 31, 2001. The principal is payable in three equal tranches. Payment of principal on each tranche will be forgiven if the Company meets certain incentive targets. During 1997, the first incentive target was met resulting in the forgiveness of one-third of the note and the recognition of compensation expense in 1997 of $1,083,000. The incentive targets were not met in 1998 or 1999 and, accordingly, no debt forgiveness incurred in those years.

  During 1998, the founders exercised options to acquire 289,332 shares of common stock in exchange for non-recourse promissory notes aggregating $4,340,000. The notes bear interest at one-month LIBOR plus 1%, are secured by the shares of common stock and mature at the earlier of the founders' employment termination or the sale of the stock.

  The notes have been recorded in the accompanying consolidated balance sheets as a contra-equity account. Accrued interest related to the forgivable notes is recorded as amounts due from founders. The accrued interest related to the non-recourse notes is recorded as an additional component of the contra-equity account. The following table summarizes amounts of these notes as of December 31 (in thousands).

                                                                   1999   1998
                                                                  ------ ------
     Notes receivable from founders:
       Forgivable................................................ $2,167 $2,167
       Non-recourse..............................................  4,340  4,340
       Accrued interest..........................................    339    142
                                                                  ------ ------
       Total..................................................... $6,846 $6,649
                                                                  ====== ======

  The Company advanced funds to the founders for the payment of their personal tax liability arising from the forgiveness of the first tranche of the forgivable notes, as discussed above. The founders have issued notes payable to the Company for the repayment of the tax liability, interest accrued on the forgivable notes through December 31, 1997 and notes payable for the founders' contributions to NFI Holding capital in 1999. Amounts due from founders outstanding as of December 31, 1999 and 1998 are shown below (in thousands).

                                                                     1999  1998
                                                                    ------ ----
     Amounts due from founders:
       Founders' personal tax liability...........................  $  584 $584
       Interest on notes receivable from founders through December
        31, 1997..................................................     260  260
       Accrued interest on amounts due from founders..............     239  117
       Advances for capitalization of NFI Holding.................      70  --
                                                                    ------ ----
     Amounts due from founders....................................  $1,153 $961
                                                                    ====== ====

  Interest income recorded by the Company related to the notes aggregated $496,000, $441,000 and $260,000 in 1999, 1998 and 1997, respectively. Interest paid by the founders aggregated $177,000 and $199,000 in 1999 and 1998, respectively.

Note 9. Stock Option Plan

  The Company's 1996 Stock Option Plan (the Plan) provides for the grant of qualified incentive stock options (ISOs), non-qualified stock options (NQSOs), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights (DERs). ISOs may be granted to the

                            NOVASTAR FINANCIAL, INC.

officers and employees of the Company. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. Under the terms of the Plan, the number of shares available for issuance is equal to 10% of the Company's outstanding common. Unless previously terminated by the Board of Directors, the Plan will terminate on September 1, 2006.

  All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Outstanding options vest over four years and expire ten years after the date of grant. The following table summarizes option activity under the 1996 Plan for 1999, 1998 and 1997, respectively:

                               1999               1998               1997
                         ------------------ ------------------ -----------------
                                   Weighted           Weighted          Weighted
                                   Average            Average           Average
                          Shares    Price    Shares    Price   Shares    Price
                         --------  -------- --------  -------- -------  --------
Outstanding at the
 beginning of year......  384,060   $13.37   557,472   $15.22  334,332   $13.24
Granted.................  119,000     6.94   148,000     9.38  225,640    18.00
Exercised...............   (3,750)    1.67  (300,582)   14.51   (2,500)    2.50
Canceled................ (141,590)   16.39   (20,830)   18.00      --       --
                         --------           --------           -------
Outstanding at the end
 of year................  357,720   $10.16   384,060   $13.37  557,472   $15.22
                         ========   ======  ========   ======  =======   ======
Exercisable at the end
 of year................  141,890   $11.10    61,685   $15.70  298,082   $14.61
                         ========   ======  ========   ======  =======   ======

  Pursuant to a resolution of the Company's compensation committee of the Board of Directors dated December 21, 1999, the exercise price for 104,000 stock options issued to employees was decreased to $7.00. These options are included in the granted and canceled amounts during 1999 in that above table. Of these, 69,000 were issued originally in 1997 with an exercise price of $18.00 per share and 35,000 in 1998 at an exercise price of $17.01 per share. No changes were made to the vesting periods or expiration dates. The market price of the Company's stock was below the adjusted exercise price of the options as of the adjustment date and through December 31, 1999. Therefore, no compensation expense was recorded. If the price of the Company's stock exceeds $7.00 per share in future periods, the Company will record compensation expense.

  Certain options granted during 1998 and 1997 were granted with DERs. Under the terms of the DERs, a recipient is entitled to receive additional shares of stock upon the exercise of options. The DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend date. The accrued DERs convert to shares based on the stock's fair value on the dividend declaration date. Certain of the options exercised in 1999 and 1998 had DERs attached to them. As a result of these exercises, an additional 104 and 641 shares of common were issued in 1999 and 1998, respectively. No DERs were converted to common stock upon the exercise of options in 1997. As discussed in Note 8, the Company's two founders exercised options to acquire 289,332 shares of common stock in 1998.

  The following table presents information on stock options outstanding as of December 31, 1999.

                                         Outstanding              Exercisable
                               ------------------------------- -----------------
                                          Weighted
                                           Average    Weighted          Weighted
                                          Remaining   Average           Average
                                         Contractual  Exercise          Exercise
   Exercise Price              Quantity  Life (years)  Price   Quantity  Price
   --------------              -------- ------------- -------- -------- --------
   $0.01-$2.50................  22,500      6.86       $ 1.81   13,750   $ 1.82
   $5.88-7.00................. 217,000      8.53         6.69   67,750     6.78
   $18.00-$20.81.............. 118,220      7.87        18.12   60,390    18.06
                               -------                         -------
                               357,720      8.20       $10.16  141,890   $11.10
                               =======      ====       ======  =======   ======

                            NOVASTAR FINANCIAL, INC.

  In accordance with generally accepted accounting principles, the Company has chosen to not record the fair value of stock options at their grant date. If the expense had been recorded the Company's diluted loss per share for the three years ended December 31, 1999 would have been $(1.10), $(2.72) and $(0.26). The following table summarizes the weighted average fair value of the granted options, determined using the Black-Scholes option pricing model and the assumptions used in their determination.

                                                             1999   1998   1997
                                                             -----  -----  ----
   Weighted average:
     Fair value............................................. $2.39  $4.47  $--
     Expected life in years.................................     7      7     7
     Annual risk-free interest rate.........................   6.0%   5.1%  6.5%
     Volatility.............................................   4.1    4.0   --
     Dividend yield.........................................   5.0%   5.0%  8.0%

Note 10. Income Taxes

  The Company has elected to be taxed as a REIT and accordingly has deducted for income tax purposes, all dividends paid on its common and preferred stock. Because the Company has paid or will pay dividends in amounts approximating its taxable income or has incurred net operating losses, no provision for income taxes has been provided in the accompanying financial statements.

Note 11. Commitments and Contingencies

  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's financial condition or results of operations.

  The Company leases facilities and equipment under operating leases. Rent expense and future obligations under these leases are not material to the financial statements.

  Note 12. Transactions With and Condensed Financial Statements of NFI Holding Corporation and Subsidiaries

  NFI Holding Corporation and its subsidiaries had no operations, revenues or expenses before February 1997, when NovaStar Mortgage began originating subprime mortgage loans through a network of wholesale brokers and correspondents. Effective July 15, 1997, NovaStar Mortgage began servicing mortgage loans on behalf of the Company.

  Under the terms of loan servicing agreements, NovaStar Mortgage services loans owned by the Company. Individual agreements have been executed for each pool of loans serving as collateral for the Company's CMOs. A separate agreement exists between the Company and NovaStar Mortgage for those loans that do not serve as collateral for CMOs.

  Under the terms of an administrative outsourcing services agreement, the Company paid NovaStar Mortgage a fee for providing certain services, including the development of loan products and information systems, underwriting, funding, and quality control. The agreement was terminated effective March 31, 1999.

  Effective April 1, 1999, the Company entered an intercompany loan and guarantee agreement with NovaStar Mortgage. Under the terms of this agreement, NovaStar Mortgage pays interest on amounts it borrows from the Company. As of December 31, 1999 and 1998, NovaStar Mortgage had $27,663,000 and $48,486,000
in borrowings from the Company outstanding, respectively. Interest on the borrowings accrues at the Federal funds rate plus 1.75%. In addition, NovaStar Mortgage is required to pay guaranty fees in the amount 0.25% of the loans sold by NovaStar Mortgage for which the Company has guaranteed the performance of NovaStar Mortgage.

                            NOVASTAR FINANCIAL, INC.

  During, 1997 and 1998, the Company and NovaStar Mortgage were parties to a mortgage loan purchase and sale agreement. Under the terms of the agreement, the Company purchased mortgage loans originated by NovaStar Mortgage at prices that varied with the nature and terms of the underlying mortgage loans. The agreement was modified effective January 1, 1998 to include a purchase commitment fee. If NovaStar Mortgage chose to retain the mortgage loans it originated or sold them to third parties, it paid a fee to the Company for not delivering its loan production under the purchase commitment. During 1998, NovaStar Mortgage originated loans with a principal amount of $870 million, of which the Company acquired $541 million. During 1997, NovaStar Mortgage originated loans with a principal amount of $735 million, all acquired by the Company.

  Following is a summary of the fees, in thousands, paid to and received from NovaStar Mortgage.

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    --------  --------  -------
   Amounts paid to NovaStar Mortgage:
     Loan servicing fees........................... $  3,886  $  3,803  $   505
                                                    ========  ========  =======
     Administrative fees, net of guaranty fees.....    1,258     7,800    3,650
   Amounts received from NovaStar Mortgage:
     Intercompany interest income..................   (1,113)      --       --
     Purchase commitment fee.......................      --     (5,117)     --
                                                    --------  --------  -------
                                                    $    145  $  2,683  $ 3,650
                                                    ========  ========  =======

                            NOVASTAR FINANCIAL, INC.

  NFI Holding Corporation has no operations of its own and, therefore, its consolidated financial statements generally reflect the operations of NovaStar Mortgage. Following are the condensed consolidated balance sheet and statement of operations of NFI Holding Corporation (in thousands):

                          NFI Holding Corporation

                  Condensed Consolidated Balances Sheets

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
Assets
Cash and cash equivalents.................................... $  1,466 $  5,759
Mortgage loans...............................................  107,916  216,839
Other assets.................................................   10,061    6,608
                                                              -------- --------
      Total assets........................................... $119,443 $229,206
                                                              ======== ========
Liabilities and Stockholders' Equity
  Liabilities:
    Borrowings............................................... $ 78,448 $203,341
    Due to NovaStar Financial, Inc...........................   22,161   20,637
    Accounts payable and other liabilities...................   11,787    5,215
                                                              -------- --------
      Total liabilities......................................  112,396  229,193
    Stockholders' equity.....................................    7,047       13
                                                              -------- --------
      Total liabilities and stockholders' equity............. $119,443 $229,206
                                                              ======== ========

                            NOVASTAR FINANCIAL, INC.

                          NFI Holding Corporation

              Condensed Consolidated Statements of Operations

                                                            For the period from
                                   Year Ended December 31,   February 6, 1997
                                   -----------------------    (inception) to
                                      1999        1998       December 31, 1997
                                   ----------- -----------  -------------------
Interest income................... $    11,473 $    11,812        $1,136
Interest expense..................       5,942       7,501           945
                                   ----------- -----------        ------
  Net interest income.............       5,531       4,311           191
Provision for credit losses.......         860         210           --
                                   ----------- -----------        ------
Net interest income after
 provision for credit losses......       4,671       4,101           191
Other income:
  Fees from third parties.........         905       2,829         1,271
  Fees received from, net of paid
   to, NovaStar Financial, Inc....       4,032       6,486         4,155
  Net gain on sales of mortgage
   assets.........................      11,767       3,148           --
                                   ----------- -----------        ------
    Total other income............      16,704      12,463         5,426
General and administrative
 expenses.........................      21,286      19,579         5,569
                                   ----------- -----------        ------
Net income (loss) before taxes....          89      (3,015)           48
Income tax expense................         --          --             20
                                   ----------- -----------        ------
Net income (loss)................. $        89 $    (3,015)       $   28
                                   =========== ===========        ======

Note 13. Condensed Quarterly Financial Information (unaudited)

  Following is condensed consolidated operating results for the Company (in thousands, except per share amounts):

                                 1999 Quarters                   1998 Quarters
                         ------------------------------  -----------------------------
                         First  Second  Third   Fourth   First  Second Third   Fourth
                         ------ ------ -------  -------  ------ ------ ------ --------
Net interest income..... $6,341 $5,447 $ 4,489  $ 3,678  $5,472 $6,026 $6,709 $  1,746
Provision for credit
 losses.................  2,299  3,566   5,634   10,579   1,076  1,146  1,179    4,029
Net income (loss).......  1,726  1,845  (1,537)  (9,126)  1,279  1,894  2,394  (27,388)
Dividends on preferred
 stock..................     31    525     525      525     --     --     --       --
Net income (loss)
 available to common
 shareholders...........  1,695  1,320  (2,062)  (9,651)  1,279  1,894  2,394  (27,388)
Earnings (loss) per
 share..................   0.20   0.15   (0.25)   (1.25)   0.15   0.21   0.29    (3.36)

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

NovaStar Financial, Inc.:

  We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NovaStar Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Kansas City, Missouri

February 23, 2000

--------------------------------------------------------------------------------

    You should rely only on
  the information contained
  or incorporated by
  reference in this
  prospectus. We have not
  authorized anyone to
  provide you with different
  information.

    We are not offering the
  securities in any state
  where the offer is not
  permitted.

    We do not claim that the
  information in this
  prospectus is accurate as
  of any date other than the
  date stated on the cover.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,285,714 Shares

                            NovaStar Financial, Inc.

                          Convertible Preferred Stock

                             13,013,425 Shares

                            NovaStar Financial, Inc.

                                  Common Stock

                                 5,177,712

                            NovaStar Financial Inc.

                            Stock Purchase Warrants


                       [LOGO OF NOVASTAR FINANCIAL, INC.]


                                ---------------
                                   Prospectus

                              April 14, 2000

                                ---------------

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

  The expenses we estimated to be incurred in connection with the issuance and distribution of the securities offered by Post-Effective Amendment No. 5 to Registration Statement No. 333-43471 and Registration Statement No. 333-77375, which were filed with the SEC on April 5, 1999 and April 29, 1999, respectively, were previously reported and paid.

Item 32. Sales to Special Parties.

  None.

Item 33. Recent Sales of Unregistered Securities.

  NovaStar Financial has no reportable unregistered securities.

Item 34. Indemnification of Directors and Officers.

  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

  The law also provides for comparable indemnification for corporate officers and agents.

  The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Purchase Terms Agreement, Registration Rights Agreement and Founders Registration Rights Agreement, included as Exhibits 10.1, 10.2 and 10.4, respectively, to this Registration Statement, provide for indemnification of the Registrant, our directors and some of our officers against liabilities, including liabilities under the Act.

Item 35. Treatment of Proceeds From Stock Being Registered.

  Not applicable.

Item 36. Financial Statements and Exhibits.

  (a) Financial Statements (each included in the Prospectus):

      Balance Sheets
      Statements of Operations
      Statements of Stockholders' Equity
      Statements of Cash Flows
      Notes to Consolidated Financial Statements

  (b) Exhibits:

    3.1*        Articles of Amendment and Restatement of the Registrant
    3.2*        Articles Supplementary of the Registrant
    3.3*        Bylaws of the Registrant
    3.3a******  Amendment to Bylaws of the Registrant, adopted February 2, 2000
    3.4*****    Articles Supplementary of NovaStar Financial Inc. dated as of March
                 24, 1999, as filed with the Maryland Department of Assessments and
                 Taxation.
    4.1*        Specimen Common Stock Certificate
    4.2*        Specimen Warrant Certificate
    4.3*****    Specimen certificate for Preferred Stock
    5.1         Opinion of Tobin & Tobin, a professional corporation, as to legality
                 (including consent of such firm)
    8.1         Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters
                 (including consent of such firm)
   10.1*        Purchase Terms Agreement, dated December 6, 1996, between the
                 Registrant and the Placement Agent.
   10.2*        Registration Rights Agreement, dated December 9, 1996, between the
                 Registrant and the Placement Agent.
   10.3*        Warrant Agreement, dated December 9, 1996, between the Registrant and the Holders of the Warrants Acting Through the Registrant as the
                 Initial Warrant Agent.
   10.4*        Founders Registration Rights Agreement, dated December 9, 1996, between the Registrant and the original holders of Common Stock of the Registrant.
   10.5*        Commitment Letter dated October 3, 1996 from General Electric Capital
                 Group accepted by the Registrant.
   10.6*        Master Repurchase Agreement dated as of January 31, 1997 among Merrill
                 Lynch Mortgage Capital Inc., Merrill Lynch Credit Corporation and the
                 Registrant.
   10.7*        Mortgage Loan Warehousing Agreement dated as of February 20, 1997 between First Union National Bank of North Carolina and the
                 Registrant.

   10.7a***     Amendment No. 6 dated as of February 12, 1999 to Mortgage Loan
                 Warehousing Agreement dated as of February 20, 1997 between First Union
                 National Bank and Registrant.
   10.7b******  Amendment No. 7 dated as of December 17, 1999 to Mortgage Loan
                 Warehousing Agreement dated as of February 20, 1997 between First Union
                 National Bank and Registrant.
   10.8*        Employment Agreement, dated September 30, 1996, between the Registrant and Scott F. Hartman.
   10.9*        Employment Agreement, dated September 30, 1996, between the Registrant and W. Lance Anderson.
   10.10*       Promissory Note by Scott F. Hartman to the Registrant, dated December 9,
                 1996.
   10.11*       Promissory Note by W. Lance Anderson to the Registrant, dated December 9,
                 1996.
   10.12*       Stock Pledge Agreement between Scott F. Hartman and the Registrant, dated
                 December 9, 1996.
   10.13*       Stock Pledge Agreement between W. Lance Anderson and the Registrant, dated December 9, 1996.
   10.14*       1996 Executive and Non-Employee Director Stock Option Plan, as last amended December 6, 1996.
   10.15*       Administrative Services Outsourcing Agreement, dated June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
   10.16*       Mortgage Loan Sale and Purchase Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
   10.17*       Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the
                 Registrant and NovaStar Mortgage, Inc.
   10.18*       Certificate of Incorporation of NFI Holding Corporation.
   10.19*       Agreement of Shareholders of Common Stock NFI Holding Corporation.
   10.20**      Term Loan and Security Agreement between NovaStar Certificates Financing
                 Corporationand Reliance Funding Corporation dated as of October 13, 1998 and related agreementsincluding Guaranty of even date by Registrant.
   10.21***     Addendum to Master Repurchase Agreement dated as of February 12, 1999 among NovaStar Financial, Inc., NovaStar Capital, Inc. and NovaStar
                 Mortgage, Inc., as sellers,and First Union National Bank, as buyer.
   10.22***     Form of Addendum to Master Repurchase Agreement dated as of February 12,
                 1999 between Registrant's affiliated entity, as seller, and First Union
                 Bank, as buyer, with respect to the residual interest on certain asset-
                 backed bonds.
   10.23***     Warrant Agreement dated as of February 12, 1999 between the Registrant and First UnionNational Bank as filed with February 23, 1999 8-K of
                 NovaStar Financial, Inc.
   10.24*****   Warrant Agreement, dated as of March 10, 1999, by and between NovaStar
                 Financial, Inc. and Residential Funding Corporation, and related
                 Guaranty Warrant, Tag Along Warrant and Registration Rights Agreement as
                 filed with April 6, 1999 8-K of NovaStar Financial, Inc.
   10.25*****   Registration Rights Agreement, dated March 25, 1999 among NovaStar
                 Financial and Stifel, Nicolaus & Company, Incorporated.

   10.26****** Warehousing Credit and Security Agreement, dated as of December 29,
                1999, between NovaStar Financial, Inc., NovaStar Mortgage, Inc.,
                NovaStar Capital, Inc. and Residential Funding Corporation.
   11.1******  Statement regarding computation of per share earnings.
   21.1******  Subsidiaries of the Registrant (set forth in section entitled "NovaStar
                Financial Inc.").
   23.1        Consent of Tobin & Tobin, a professional corporation (included in Exhibit
                5.1)
   23.3        Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 8.1)
   23.4        Consent of KPMG LLP.
   24.1******* Power of Attorney
   27.1******  Financial Data Schedule

--------
      * Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the SEC on July 29, 1997, as amended.
     ** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on December 22, 1998. *** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on February 23, 1999. **** Incorporated by reference to the correspondingly numbered exhibit to
        Form 10-K filed by the Registrant with the SEC on March 12, 1999. ***** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on April 5, 1999.

 ****** Incorporated by reference to the correspondingly numbered exhibit to Form 10-K filed by the Registrant with the SEC on March 20, 2000.

******* Previously filed.

Item 39. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 1 to the Registration Statement No. 333-77375 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on April 14, 2000.

                                          NovaStar Financial, Inc.

                                                 */s/ Scott F. Hartman
                                          By: _________________________________
                                                     Scott F. Hartman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the Registration Statement No. 333-77375 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Position                   Date
             ---------                         --------                   ----


     */s/ Scott F. Hartman           Chairman of the Board, Chief    April 14, 2000
____________________________________  Executive Officer and
          Scott F. Hartman            Director (Principal
                                      Executive Officer)

    */s/ W. Lance Anderson           President, Chief Operating      April 14, 2000
____________________________________  Officer and Director
         W. Lance Anderson

     */s/ Mark J. Kohlrus            Senior Vice President,          April 14, 2000
____________________________________  Treasurer and Chief
          Mark J. Kohlrus             Financial Officer
                                      (Principal Financial
                                      Officer)

   */s/ Rodney E. Schwatken          Vice President, Controller,     April 14, 2000
____________________________________  and Assistant Treasurer
        Rodney E. Schwatken           (Principal Accounting
                                      Officer)

    */s/ Gregory T. Barmore          Director                        April 14, 2000
____________________________________
         Gregory T. Barmore

     */s/ Edward W. Mehrer           Director                        April 14, 2000
____________________________________
          Edward W. Mehrer

                                     Director
____________________________________
          Bart O. Johnson

    /s/ Rodney E. Schwatken
____________________________________
       *Rodney E. Schwatken,
         Attorney-in-Fact


                                 EXHIBIT INDEX

 Exhibit No.                              Description of Document
 -----------                              -----------------------
  3.1*       Articles of Amendment and Restatement of the Registrant
  3.2*       Articles Supplementary of the Registrant
  3.3*       Bylaws of the Registrant
  3.3a****** Amendment to Bylaws of the Registrant, adopted February 2, 2000
  3.4*****   Articles Supplementary of NovaStar Financial, Inc. dated as of March 24, 1999, as filed with the Maryland Department of Assessments and Taxation.
  4.1*       Specimen Common Stock Certificate
  4.2*       Specimen Warrant Certificate
  4.3*****   Specimen certificate for Preferred Stock
  5.1        Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
  8.1        Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
 10.1*       Purchase Terms Agreement, dated December 6, 1996, between the Registrant and the
              Placement Agent.
 10.2*       Registration Rights Agreement, dated December 9, 1996, between the Registrant and the Placement Agent.
 10.3*       Warrant Agreement, dated December 9, 1996, between the Registrant and the
              Holders of the Warrants Acting Through the Registrant as the Initial Warrant
              Agent.
 10.4*       Founders Registration Rights Agreement, dated December 9, 1996, between the
              Registrant and the original holders of Common Stock of the Registrant.
 10.5*       Commitment Letter dated October 3, 1996 from General Electric Capital Group accepted by the Registrant.
 10.6*       Master Repurchase Agreement dated as of January 31, 1997 among Merrill Lynch
              Mortgage Capital Inc., Merrill Lynch Credit Corporation and the Registrant.
 10.7*       Mortgage Loan Warehousing Agreement dated as of February 20, 1997 between First
              Union National Bank of North Carolina and the Registrant.
 10.7a***    Amendment No. 6 dated as of February 12, 1999 to Mortgage Loan Warehousing
              Agreement dated as of February 20, 1997 between First Union National Bank and
              Registrant.
 10.7b****** Amendment No. 7 dated as of December 17, 1999 to Mortgage Loan Warehousing
              Agreement dated as of February 20, 1997 between First Union National Bank and
              Registrant.
 10.8*       Employment Agreement, dated September 30, 1996, between the Registrant and Scott
              F. Hartman.
 10.9*       Employment Agreement, dated September 30, 1996, between the Registrant and W.
              Lance Anderson.
 10.10*      Promissory Note by Scott F. Hartman to the Registrant, dated December 9, 1996.
 10.11*      Promissory Note by W. Lance Anderson to the Registrant, dated December 9, 1996.
 10.12*      Stock Pledge Agreement between Scott F. Hartman and the Registrant, dated
              December 9, 1996.
 10.13*      Stock Pledge Agreement between W. Lance Anderson and the Registrant, dated
              December 9, 1996.
 10.14*      1996 Executive and Non-Employee Director Stock Option Plan, as last amended
              December 6, 1996.
 10.15*      Administrative Services Outsourcing Agreement, dated June 30, 1997, between the
              Registrant and NovaStar Mortgage, Inc.

 Exhibit No.                              Description of Document
 -----------                              -----------------------
 10.16*      Mortgage Loan Sale and Purchase Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
 10.17*      Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the
              Registrant and NovaStar Mortgage, Inc.
 10.18*      Certificate of Incorporation of NFI Holding Corporation.
 10.19*      Agreement of Shareholders of Common Stock NFI Holding Corporation.
 10.20**     Term Loan and Security Agreement between NovaStar Certificates Financing
              Corporation and Reliance Funding Corporation dated as of October 13, 1998 and related agreements including Guaranty of even date by Registrant.
 10.21***    Addendum to Master Repurchase Agreement dated as of February 12, 1999 among
              NovaStar Financial, Inc., NovaStar Capital, Inc. and NovaStar Mortgage, Inc.,
              as sellers, and First Union National Bank, as buyer.
 10.22***    Form of Addendum to Master Repurchase Agreement dated as of February 12, 1999 between Registrant's affiliated entity, as seller, and First Union Bank, as buyer, with respect to the residual interest on certain asset-backed bonds.
 10.23***    Warrant Agreement dated as of February 12, 1999 between the Registrant and First
              Union National Bank as filed with February 23, 1999 8-K of NovaStar Financial,
              Inc.
 10.24*****  Warrant Agreement, dated as of March 10, 1999, by and between NovaStar
              Financial, Inc. and Residential Funding Corporation, and related Guaranty
              Warrant, Tag Along Warrant and Registration Rights Agreement as filed with
              April 6, 1999 8-K of NovaStar Financial, Inc.
 10.25*****  Registration Rights Agreement, dated March 25, 1999 among NovaStar Financial and
              Stifel, Nicolaus & Company, Incorporated.
 10.26****** Warehousing Credit and Security Agreement, dated as of December 29, 1999, between NovaStar Financial, Inc., NovaStar Mortgage, Inc., NovaStar Capital,
              Inc. and Residential Funding Corporation.
 11.1******  Statement regarding computation of per share earnings.
 21.1******  Subsidiaries of the Registrant (set forth in section entitled "NovaStar
              Financial, Inc.").
 23.1        Consent of Tobin & Tobin, a professional corporation (included in Exhibit 5.1)
 23.3        Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 8.1)
 23.4        Consent of KPMG LLP
 24.1******* Power of Attorney
 27.1******  Financial Data Schedule

--------
      * Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the SEC on July 29, 1997, as amended.
     ** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on December 22, 1998. *** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on February 23, 1999. **** Incorporated by reference to the correspondingly numbered exhibit to
        Form 10-K filed by the Registrant with the SEC on March 12, 1999. ***** Incorporated by reference to the correspondingly numbered exhibit to
        Form 8-K filed by the Registrant with the SEC on April 5, 1999.

 ****** Incorporated by reference to the correspondingly numbered exhibit to Form 10-K filed by the Registrant with the SEC on March 20, 2000.

******* Previously filed.